                                                                               I

                                                         CONVENIENCE TRANSLATION


                                  JOINT REPORT



                     BY THE MANAGEMENT BOARD OF CELANESE AG
             AND THE MANAGEMENT BOARD OF BCP MANAGEMENT GMBH AS THE
                             SOLE GENERAL PARTNER OF
                      BCP CRYSTAL ACQUISITION GMBH & CO. KG


                                     ON THE


                DOMINATION AND PROFIT AND LOSS TRANSFER AGREEMENT
                             BETWEEN CELANESE AG AND
                      BCP CRYSTAL ACQUISITION GMBH & CO. KG


               PURSUANT TO SECT. 293a GERMAN STOCK CORPORATION ACT

                                                                              II

                                                         CONVENIENCE TRANSLATION

A.   CONCLUSION OF THE AGREEMENT, ENTRY INTO FORCE.............................................................................6

B.   DESCRIPTION OF THE CONTRACTING PARTIES....................................................................................6
     I.        CELANESE AG.....................................................................................................6
               1.   OVERVIEW...................................................................................................6
               2.   HISTORY AND DEVELOPMENT....................................................................................7
               3.   DOMICILE, FISCAL YEAR, AND OBJECTS OF THE COMPANY..........................................................7
               4.   CAPITAL AND SHAREHOLDERS...................................................................................8
               5.   DECISION-MAKING BODIES.....................................................................................9
               6.   STRUCTURE OF THE CELANESE-GROUP...........................................................................10
               7.   BUSINESS ACTIVITIES.......................................................................................11
                    A)   Chemical Products....................................................................................11
                    B)   Acetate Products.....................................................................................12
                    C)   Technical Polymers Ticona............................................................................13
                    D)   Performance Products.................................................................................13
                    E)   Other Activities.....................................................................................14
                    F)   Customers of Celanese................................................................................14
                    G)   Production Plants....................................................................................15
                    H)   Research and Development.............................................................................15
               8.   BUSINESS DEVELOPMENT AND RESULTS OF CELANESE-GROUP, KEY DATA..............................................15
                    A)   Key Data for the Fiscal years 2001 to 2003...........................................................16
                    B)   Business Development and Results in Fiscal Year 2003.................................................16
                    C)   Business Development and Profit-Situation for the first quarter of 2004..............................17
                    D)   Outlook..............................................................................................18
               9.   EMPLOYEES.................................................................................................19
     II.       BCP............................................................................................................19
               1.   DOMICILE, FISCAL YEAR, AND OBJECT OF THE COMPANY..........................................................19
               2.   CAPITAL, PARTNERS, AND MANAGING DIRECTORS.................................................................20
               3.   THE BLACKSTONE GROUP......................................................................................22
               4.   HISTORY AND DEVELOPMENT...................................................................................23
               5.   IMPORTANT OPERATING FIGURES OF BCP........................................................................24

C.   REASONS FOR THE CONCLUSION OF THE DOMINATION AND PROFIT AND LOSS TRANSFER AGREEMENT......................................25
     I.        ECONOMIC REASONS FOR THE CONCLUSION OF THE DOMINATION AND PROFIT AND LOSS TRANSFER AGREEMENT...................25

                                                                             III

                                                         CONVENIENCE TRANSLATION

     II.       LEGAL REASONS FOR THE CONCLUSION OF THE DOMINATION AND PROFIT AND LOSS TRANSFER AGREEMENT......................26
               1.   CORPORATE LAW REASONS.....................................................................................26
               2.   TAX REASONS...............................................................................................27
                    A)   Consolidation for the Purposes of Corporation Tax....................................................28
                    B)   Consolidation for the Purposes of Trade Tax..........................................................29
     III.      ALTERNATIVES...................................................................................................30

D.   EXPLANATION OF THE DOMINATION AND PROFIT AND LOSS TRANSFER AGREEMENT.....................................................31
     I.        MANAGEMENT BY BCP (SECT. 1 OF THE AGREEMENT)...................................................................31
     II.       TRANSFER OF PROFITS TO BCP (SECT. 2 OF THE AGREEMENT)..........................................................32
     III.      ASSUMPTION OF LOSS (SECT. 3 OF THE AGREEMENT)..................................................................33
     IV.       GUARANTEED DIVIDEND (SECT. 4 OF THE AGREEMENT).................................................................33
     V.        COMPENSATION (SECT. 5 OF THE AGREEMENT)........................................................................36
     VI.       EFFECTIVENESS AND TERM (SECT. 6 OF THE AGREEMENT)..............................................................38
     VII.      FINAL PROVISIONS (SECT. 7 OF THE AGREEMENT)....................................................................39
     VIII.     NO FURTHER EFFECTS ON THE SHAREHOLDERS RIGHTS IN OTHER RESPECTS................................................39
     IX.       TAX CONSEQUENCES FOR THE SHAREHOLDERS IN GERMANY...............................................................39
               1.   GENERAL...................................................................................................39
               2.   TAXATION OF GUARANTEED DIVIDEND PAYMENTS TO THE SHAREHOLDERS..............................................40
                    a)   Privately Held Shares................................................................................40
                    b)   Shares Held as Business Assets.......................................................................40
               3.   WITHHOLDING TAX ON GUARANTEED DIVIDEND PAYMENT............................................................41
               4.   TAXATION OF COMPENSATION PAID TO THE SHAREHOLDERS.........................................................42
                    a)   Privately Held Shares................................................................................42
                    b)   Shares Held as Business Assets.......................................................................43
               5.   SPECIAL RULES FOR CERTAIN ENTERPRISES IN THE FINANCE AND INSURANCE SECTOR.................................44

E.   GENERAL EXPLANATION OF THE GUARANTEED DIVIDEND PURSUANT TO SEC. 304 AKTG AND OF THE COMPENSATION PURSUANT TO
     SECT. 305 AKTG...........................................................................................................44
     I.        PRELIMINARY REMARKS............................................................................................44
     II.       GUARANTEED DIVIDEND............................................................................................45
     III.      COMPENSATION...................................................................................................47
     IV.       RELATIONSHIP BETWEEN THE CONTRACTUALLY FIXED GUARANTEED DIVIDEND AND THE CONTRACTUALLY FIXED COMPENSATION
               OR, AS THE CASE MAY BE, STATUTORY INTEREST ON THE AMOUNT OF COMPENSATION.......................................48
     V.        AUDIT..........................................................................................................49

                                                                              IV

                                                         CONVENIENCE TRANSLATION


     VI.       EXPERT OPINION.................................................................................................49

F.   AMOUNT OF GARANTEED DIVIDEND AND COMPENSATION............................................................................50
     I.        VALUATION PRINCIPLES AND METHODS...............................................................................50
               1.   PRELIMINARY REMARKS.......................................................................................50
               2.   CAPITALIZED EARNINGS VALUE................................................................................51
               3.   CUT-OFF DATE PRINCIPLE....................................................................................53
               4.   SYNERGIES.................................................................................................54
               5.   SEPARATELY VALUED ASSETS..................................................................................54
               6.   LIQUIDATION VALUE.........................................................................................54
               7.   NET ASSET VALUE...........................................................................................55
               8.   STOCK MARKET VALUE........................................................................................55
               9.   DATE OF BUSINESS VALUATION................................................................................57
     II.       DETERMINATION OF THE BUSINESS VALUE, THE COMPENSATION AND THE GUARANTEED DIVIDEND..............................57
               1.   METHODICAL APPROACH.......................................................................................57
               2.   ACCOUNTING AND INTERNAL REPORTING.........................................................................58
               3.   ANALYSIS OF PAST RESULTS..................................................................................59
                    A)   Preliminary Remarks..................................................................................59
                    B)   Results of Operations................................................................................59
                         AA)  Sales...........................................................................................61
                         BB)  EBITDA..........................................................................................61
                         CC)  Equity in Net Earnings of Affiliates............................................................62
                         DD)  Interest and Other Income.......................................................................63
                    C)   Normalization........................................................................................63
                    D)   Analysis of Sales and EBITDA for the Individual Segments.............................................66
                         AA)  Chemical Products...............................................................................66
                         BB)  Acetate.........................................................................................68
                         CC)  Ticona..........................................................................................70
                         DD)  Performance Products............................................................................72
                         EE)  Other Activities................................................................................73
               4.   ANALYSIS OF PLANNING......................................................................................74
                    A)   Group planning of the Company........................................................................74
                         AA)  Sales...........................................................................................76
                         BB)  Operating EBITDA................................................................................77
                         CC)  Extraordinary expenses/Normalization............................................................77
                         DD)  Special charges.................................................................................78
                         EE)  Restructuring cost..............................................................................78

                                                                               V

                                                         CONVENIENCE TRANSLATION

                         FF)  Equity in Net Earnings of Affiliates............................................................78
                         GG)  Interest and Other Income.......................................................................79
                         HH)  Interest Expense................................................................................79
                         II)  Income Taxes....................................................................................80
                         JJ)  Minority Interests..............................................................................80
                         KK)  Terminal Value..................................................................................80
                         LL)  Pension Expenses/Payments.......................................................................81
                         MM)  Depreciation/Reinvestment.......................................................................82
                         NN)  Summary.........................................................................................82
                    B)   Planning of the operating segments and other activities..............................................82
                         AA)  Chemical Products...............................................................................82
                         BB)  Acetate.........................................................................................85
                         CC)  Ticona..........................................................................................88
                         DD)  Performance Products............................................................................90
                         EE)  Other Activities................................................................................92
               5.   CAPITALIZATION RATE.......................................................................................93
                    A)   Base Interest Rate...................................................................................94
                    B)   Risk Premium.........................................................................................94
                    C)   Taxes................................................................................................96
                    D)   Growth Discount......................................................................................96
               6.   DETERMINATION OF THE CAPITALIZED EARNINGS VALUE...........................................................97
                    A)   Quantification and Calculation of the Capitalized Earnings Value.....................................97
                    B)   Non-Operating Assets.................................................................................98
                    C)   Stock options........................................................................................99
               7.   BUSINESS VALUE, COMPENSATION AND GUARANTEED DIVIDEND.....................................................100
               8.   STOCK MARKET PRICE.......................................................................................103
               9.   SPECIAL DIFFICULTIES.....................................................................................107

                                                         Convenience Translation

The Management Board of Celanese AG, Kronberg im Taunus, and the Management Board of BCP Management GmbH as the sole general partner of BCP Crystal Acquisition GmbH & Co. KG (hereinafter "BCP"), hereby jointly present the following report pursuant to sect. 293a of the German Stock Corporation Act (hereinafter "AktG") on the Domination and Profit and Loss Transfer Agreement between Celanese AG and BCP:

                                       A.
                  CONCLUSION OF THE AGREEMENT, ENTRY INTO FORCE

The Domination and Profit and Loss Transfer Agreement (hereinafter also "AGREEMENT") between BCP as the dominating entity, and Celanese AG as the dominated company, was executed on June 22, 2004 subject to the consent of the Supervisory Board of Celanese AG and requires the consent of the shareholders' meeting of Celanese AG and the consent of all partners of BCP. According to sect. 6 para. (2) of the Agreement, the Agreement will become effective upon the registration of its existence in the commercial register at the registered office of Celanese AG, but not before the beginning of the fiscal year of Celanese AG following the fiscal year beginning on January 1, 2004.

The Supervisory Board of Celanese AG consented to the conclusion of the Agreement with a resolution dated June 22, 2004. All partners of BCP consented to the Agreement at a partners' meeting on June 22, 2004.

                                       B.
                     DESCRIPTION OF THE CONTRACTING PARTIES

I.   CELANESE AG

     1.   OVERVIEW

          Celanese AG is the strategic management holding company of the Celanese-Group (hereinafter "CELANESE-GROUP") a leading international chemicals group. The business of the Celanese-Group includes the processing of chemical raw materials, such as ethylene and propylene, and natural products, including natural

                                                         Convenience Translation

          gas and woodpulp, into chemicals and chemical-based products. The Celanese-Group's portfolio consists of four main business segments:
          Chemical Products, Acetate Products, Technical Polymers Ticona, as well as Performance Products.

          In the fiscal year 2003, the Celanese-Group attained sales proceeds of around EUR 4,100m. It currently has approximately 9,500 employees worldwide and operates production plants in North America, Europe and the Pacific area; in total the Celanese-Group operates 24 production plants and six research centers in ten countries.

     2.   HISTORY AND DEVELOPMENT

          Celanese AG was founded by Hoechst Aktiengesellschaft on November 22, 1996. Its business name was DIOGENES Erste Vermogensverwaltungs Aktiengesellschaft until October 21, 1999. By resolution passed by the General Meeting of Hoechst Aktiengesellschaft on July 15 and 17, 1999, the essential activities of the industrial chemicals division of Hoechst Aktiengesellschaft were demerged and transferred for acquisition to Celanese AG. The demerger and transfer for acquisition was made with retroactive economic effect as of January 2, 1999 and became effective on October 22, 1999.

     3.   DOMICILE, FISCAL YEAR, AND OBJECTS OF THE COMPANY

          Celanese AG is a stock corporation organized under the laws of Germany with its registered office in Kronberg im Taunus, registered under the business name "Celanese Aktiengesellschaft" in the commercial register of the Local Court of Konigstein im Taunus under registration number HRB 5277. The principle executive office of Celanese AG is located at Frankfurter Str. 111, 61476 Kronberg im Taunus, Germany.

          The fiscal year is currently the calendar year. In connection with the execution of the Agreement the intention is to change the fiscal year to the effect that it in the future commences on October 1 and ends on September 30 of the subsequent year. The period of time starting January 1, 2004 and ending September 30, 2004 would be a short fiscal year.

          The object of Celanese AG as set out in its Articles of Association is to direct as a group holding company, a group of enterprises which carry on business, in particular, in the areas of chemicals and plastics. Celanese AG may carry on

                                                         Convenience Translation

          business itself in these business areas as well as in other business areas and is entitled to take all actions and measures which relate to or which otherwise directly or indirectly serve its objectives as set out in its Articles of Association. It may also form, acquire, participate in other enterprises, or bring them together under common control, in particular with regard to enterprises operating in the aforementioned business areas. It is entitled, mainly for investment purposes, to acquire interests in all kinds of enterprises. With regard to group companies and other enterprises in which it holds an interest, Celanese AG may restrict itself to the administration of its interests, as well as dispose of them.


     4.   CAPITAL AND SHAREHOLDERS

          The registered share capital of Celanese AG is EUR 140,069,354. It is divided into 54,790,369 registered ordinary shares (hereinafter jointly referred to as the "CELANESE SHARES" and each single share as "CELANESE SHARE"), each share representing a share in the registered share capital in the amount of approximately EUR 2.56.

          Celanese AG also has contingent capital in the aggregate amount of EUR 6,391,148,52, which may only be used to grant new shares to members of the Management Board and to other senior executives of Celanese AG and its subsidiaries upon exercise of their subscription rights granted by way of a stock option plan. Within the scope of this stock option plan, subscription rights for a total of 1,056,300 Celanese shares have been granted (the "STOCK OPTIONS"). These Stock Options cannot be exercised prior to July 8, 2004. Further, 86,800 Stock Options can only be exercised only as of January 31, 2005 at the earliest.

          The Celanese Shares are traded on the Frankfurt Stock Exchange and through the electronic trading system XETRA under the symbol "CZZ", German securities identification number (WKN) 575300, and International Securities Identification Number (ISIN) DE 0005753008.

          Celanese AG and the companies controlled or majority-owned by Celanese AG and third parties acting for the account of Celanese AG currently hold 5,468,901 Celanese Shares as treasury shares. This equals approximately 9.98% of the registered share capital of Celanese AG.

                                                         Convenience Translation

          As of September 30, 2003, Celanese AG had 49.32 million outstanding shares. Approximately 55% of these shares were held by institutional investors. Kuwait Petroleum Corporation was the biggest shareholder of Celanese AG with approximately 29 % of the shares.

          On December 16, 2003, BCP, which is advised by The Blackstone Group (- see below, Section B. II. 3.), announced its intention to make a voluntarily public offer to acquire all Celanese Shares for a price of EUR 32.50 per share (the "TAKEOVER OFFER"). The Management Board and the Supervisory Board of Celanese AG supported the Takeover Offer, which incorporated a premium of 13% over the weighted average closing price for the last three months preceding the announcement of the decision on December 16, 2003 to make the Takeover Offer. This means that the share capital of Celanese AG was evaluated at EUR 1,614m, based on 49.32m outstanding shares with additionally considering Stock Options.

          After the end of the acceptance period on March 29, 2004, 83.59 percent of the outstanding Celanese Shares were held by BCP (without taking the treasury shares held by Celanese AG into consideration). Following the expiration of an additional acceptance period from April 4 up to and including April 19, 2004, BCP currently holds 41,588,227 of the total number of 54,790,369 registered ordinary shares of Celanese AG. This equals approximately 75.90% of the registered share capital of Celanese AG and, as Celanese AG holds 5,468,901 of its registered ordinary shares as treasury shares, 84.32% of the voting rights at the General Meeting of Celanese AG.

          Due to a major decline in the trading volume of the Celanese Shares on the New York Stock Exchange after the successful completion of the Takeover Offer, the Management Board of Celanese AG made the necessary applications to the NYSE and the U.S. Securities and Exchange Commission for delisting the shares of the Company from the NYSE. Trading in Celanese Shares on the NYSE ended on June 2, 2004.

     5.   DECISION-MAKING BODIES

          The Management Board of Celanese AG currently consists of Mr Claudio Sonder (Chairman), David Weidmann (Vice-Chairman), Lyndon Cole, Dr. Andreas Pohlmann and Perry W. Premdas.

                                                         Convenience Translation

          The Supervisory Board of Celanese AG consists of 12 members. In accordance with the provisions of the Co-determination Act of 1976, it consists of an equal number of six shareholder and employee representatives. Shareholder representatives are Dr. Bernd Thiemann (Chairman), Mr Chinh Edward Chu, Mr Cornelius Geber, Mr Benjamin Johnson Jenkins, Dr. Hanns Ostmeier and Dr. Ron Sommer. Employee representatives on the Supervisory Board are Mr Rainer Nause (Vice-Chairman), Dr. Hanswilhelm Bach, Mr Ralf Becker, Mr Hans-Jurgen Brinkmann, Mr Armin Droth and Mr Herbert Schmalz.

     6.   STRUCTURE OF THE CELANESE-GROUP

          The Celanese-Group operates its global businesses in Europe, North America and Asia through affiliated corporations, most of which are owned indirectly through Celanese Holding GmbH a wholly-owned subsidiary of Celanese AG. The participations in Celanese Chemicals Europe GmbH and Ticona GmbH are owned directly by Celanese AG. In North America, the businesses are mainly consolidated under Celanese Americas Corporation, an indirect subsidiary of Celanese AG which, through its wholly-owned subsidiary, CNA Holdings, Inc., directly or indirectly owns the North American operating companies. As of March 31, 2004 a total of 186 affiliated corporations belonged to the Celanese-Group.

          The table below gives a simplified overview of the most important subsidiaries of Celanese AG as well as the Celanese-Group structure.

                                                         Convenience Translation

                                                   Celanese AG
                                                   (Simplified
                                                    Structure)

                                                                                                      84.00% (total)
                                                                                                      InfraServ GmbH & Co.
                                                                                                      Oberhausen KG
100.00%                       100.00%                  100.00%                  100.00%               Site Company
Celanese Holding GmbH         Ticona GmbH              Celanese Chemicals       Infra Serv            Germany
Holding                       Techn. Polymers          Europe GmbH              Verwaltungs GmbH
Germany                       Germany                  Chemicals                Administration        100.00% (total)
                                                       Germany                  Germany               InfraServ GmbH & Co
                                                                                                      Kelsterbach KG
                                                                                                      Site Company
                                                                                                      Germany



100.00%                  70.00%              100.00%             100.00%                  100.00%                 100.00%
Celanese Americas Corp.  Celanese Singapore  Celanese Emulsions  Celanese Ventures GmbH   Nutrinova Nutrition     Celanese (Nanjing)
Holding                  Pte. Ltd.           GmBH                Process Technology       Spec. & Food Ing. GmbH  Chemicals Co. Ltd.
USA                      Chemicals           Holding             Germany                  Food Ingredients        Acetyls
                         Singapore           Germany                                      Germany                 China


100.00%
CNA Holdings Inc.
Holding
USA


68.63%                 100.00%               99.00%         100.00%      100.00%         100.00%                  100.00%
Grupo Celanese S.A     Celanese Canada Inc.  Celanese Ltd.  Celanese     Ticona LLC      Elwood Insurance Ltd.    Celwood
Holding/Chem./Ticona   Chemicals/Acetate     Chemicals      Acetate LLC  Techn. Polymers Insurance/Investments    Insurance Co.
Mexico                 Canada                USA            Acetate      USA             Bermuda                  Insurance
                                                            USA                                                   USA



KEY

[ ]  Holding

[ ]  Acetyl (Chemical Products)

[ ]  Intermediate (Chemical Products)

[ ]  Acetate

[ ]  Ticona

[ ]  Performance Products

[ ]  Other activities/Special Purpose



Source: Celanese AG
Date: March 31, 2004


     7.   BUSINESS ACTIVITIES

          The operational business activities of the Celanese-Group are focused on the areas of basic and performance chemicals, acetate products, technical polymers and food additives. Celanese AG operates in the four business segments Chemical Products, Acetate Products, Technical Polymers Ticona and Performance Products. The Chemical Products segment was introduced in the fourth quarter of 2003; it mainly comprises the former segments acetyl products and chemical intermediates. The four business segments are supported by the segment Other Activities, which primarily pools the holding functions at the various locations. The segments of Celanese AG are described as follows:

          A)   CHEMICAL PRODUCTS

               The Chemical Products segment is the Company's largest segment, accounting for sales of EUR 2,713m in the fiscal year 2003 and approx.

                                                         Convenience Translation

               67% of consolidated sales. The segment generated EBITDA of EUR 272m before special expenses and the cost of stock appreciation rights in 2003, contributing 65% of total consolidated EBITDA before special expenses and the cost of stock appreciation rights. Over 5,000 people were employed in this segment around the world in the fiscal year 2003.

               The segment mainly consists of the following product lines: acetyl, acetyl derivatives and emulsions. The main products of the acetyl product line are basic chemicals such as acetic acid and vinyl acetate monomer (VAM) which are used for a wide range of products in the chemical, pharmaceutical and pesticide industries. The other product lines mainly contain the performance and special chemicals business. These include in particular emulsions and polyvinyl alcohols which are mostly used in water-based paint, varnish, adhesives and in the paper-making industry. The main raw materials are natural gas, methanol and ethylene. Natural gas is used as a raw material for production as well as for energy generation. Methanol can be purchased directly or produced from natural gas.

               The main competitors in this segment are BP, Dow Chemical, Acetex, Eastman Chemicals, Du Pont, Millenium, and BASF.

          B)   ACETATE PRODUCTS

               The Acetate Products segment contributed EUR 578m or 14% to the consolidated sales of Celanese AG in fiscal year 2003. Its contribution to consolidated EBITDA before special expenses and the cost of stock appreciation rights was EUR 73m or 17%.

               The acetate business mainly involves the manufacture and sale of cellulose acetate tow and fibers (filament) and, increasingly, the intermediate product acetate flakes. The acetate tow product line, which includes acetate flakes, was the most important area of the business in 2003. Acetate tow is mainly used to manufacture cigarette filters. Filament is mostly used in the production of clothing and household textiles. The sale of filament is therefore largely dependent on general fashion trends.

               The segment holds interests in three joint ventures in China:
               Zhuhai Cellulose Fibers Company, Kunming Cellulose Fibers Company and

                                                         Convenience Translation

               Nantong Cellulose Fibers Company. The most important competitors include Eastman and Rhodia.

          C)   TECHNICAL POLYMERS TICONA

               The Technical Polymers Ticona segment ("TICONA") contributed EUR 675m or 16% to the consolidated sales of Celanese AG in fiscal year 2003. Its contribution to consolidated EBITDA before special expenses and the cost of stock appreciation rights was EUR 93m or 22%.

               Ticona develops and produces various kinds of technical polymers used in the automotive, electronics and telecommunications industry. Its main customers are injection foundries and system suppliers. Segment sales in 2003 are allocated to the most important product lines of the segment: polyacetal (POM), polyester, GUR, Celstran, Vectra and COC, COC being a new product. The most important raw material for the production of polyacetal is methanol, which is processed further to obtain formaldehyde. Formaldehyde is purchased from the segment Chemical Products for the production facilities in the United States.

               Ticona holds interests in three joint ventures in Asia:
               Polyplastics, Korea Engineering Plastics (KEPCO) and Fortron Industries. Ticona's major competitors include BASF, Bayer, DuPont and Solvay.

               Claims for damages have been raised against the US subsidiary CNA Holdings Inc. for defective installation systems for plumbing systems due to defective plastics. Accruals have been made to account for potential risks from these disputes.

          D)   PERFORMANCE PRODUCTS

               The Performance Products segment contributed EUR 150m or 4% to the consolidated sales of Celanese AG in fiscal year 2003. Its contribution to consolidated EBITDA before special expenses and the cost of stock appreciation rights was EUR 53m or 13%.

               The Performance Products segment mainly comprises the two products of Nutrinova Nutrition Specialities Food Ingredients GmbH ("NUTRINOVA"), "Sunett" and Sorbates. "Sunett" is a high quality Acesulfame-K, a high-

                                                         Convenience Translation

               intensity sweetener used above all in the beverage and confectionary industry. Sorbates are used as preservatives among others in food and drinks. The Sunett segment's major competitors include the Aspartam producers Holland Sweetener, Ajinomoto and Nutrasweet as well as the Sucralose producer Tate & Lyle. Competitors for Sorbates are mainly Asian manufacturers.

               On the grounds of alleged price fixing in the Sorbates industry, the EU Commission initiated cartel proceedings against Hoechst Aktiengesellschaft. With the demerger of Celanese AG, the risks were transferred to Nutrinova while Hoechst Aktiengesellschaft agreed to bear 80% of all expenses in this connection. The risks remaining with Nutrinova are covered by respective accruals.

          E)   OTHER ACTIVITIES

               The Other Activities segment is Celanese AG's smallest segment, accounting for sales of EUR 44m in the fiscal year. In fiscal year 2003, negative EBITDA before special expenses and the cost of stock appreciation rights came to EUR -69m. Other Activities mainly comprise all of the Company's activities which cannot be directly assigned to the four operational business segments of the Group. The Other Activities segment includes the Group's corporate centers in Kronberg, (Germany), Summit (USA) and Dallas
               (USA), the two Group-owned insurance companies, Celwood (USA) and Elwood (Bermuda), and Celanese Ventures GmbH, a small operating research line of the Group. In addition, other obligations in connection with the sale of former Hoechst companies have been reported in this segment since 2003. These obligations have been assigned to the corporate center in Summit.

          F)   CUSTOMERS OF CELANESE

               Due to the broad variety of products, the Celanese-Group is a key supplier in the production of many consumer and industrial products. The customers of Celanese include leading companies in the chemical and pharmaceutical industry as well as in other sectors such as the tobacco, textile, plastics, food and beverage industry.

                                                         Convenience Translation

          G)   PRODUCTION PLANTS

               The Celanese-Group operates production plants in North America, Europe and in the Pacific area; in total, the Celanese-Group has 24 production plants and six research centers in 10 countries.

          H)   RESEARCH AND DEVELOPMENT

               The Celanese-Group invests approximately 2% of its sales in the renewal and development of its technologies, processes, products and services, and thus makes an important contribution to future growth. A further 5% of its sales are invested in the construction and modernization of its production plants in order to protect and maintain the current position of the company with regard to technology and cost.

               In fiscal year 2003, expenditures for research and development amounted to approximately EUR 80m, which reflects a growth of approximately EUR 11m compared to the previous year. In fiscal year 2004, these expenditures are expected to decline below the level of fiscal year 2003. The reduction is mainly due to the transfer of a fuel cell project to an independent joint venture company.

     8.   BUSINESS DEVELOPMENT AND RESULTS OF CELANESE-GROUP, KEY DATA

          The following information provides an overview of the business development and the results of the Celanese-Group in the last three fiscal years.

                                                         Convenience Translation

          A)   KEY DATA FOR THE FISCAL YEARS 2001 TO 2003

               The most important data for the Celanese-Group in the fiscal years 2001, 2002 and 2003 are contained in the following overview and are (with the exception of the employees) given in million
               Euro:

               -----------------------------------------------------------------
               KEY DATA CELANESE GROUP   FISCAL YEAR   FISCAL YEAR   FISCAL YEAR
                                            2003          2002          2001
               -----------------------------------------------------------------
               Sales proceeds               4,075         4,064         4,433
               -----------------------------------------------------------------
               Annual profit/loss             131           187          -385
               -----------------------------------------------------------------
               EBIT* (absolute)               106           202           430
               -----------------------------------------------------------------
               EBITDA**                       371           459           398
               -----------------------------------------------------------------
               Investments (total)            185           214           213
               -----------------------------------------------------------------
               Total Assets                 5,399         6,127         7,064
               -----------------------------------------------------------------
               Employees                    9,500        10,500        10,600
               -----------------------------------------------------------------
               (Data based on the consolidated group accounts according to IAS/IFRS)
               *    EBIT: Earnings before interest and tax
               **   EBITDA: Earnings before interest, tax, depreciation and
                            amortization

          B)   BUSINESS DEVELOPMENT AND RESULTS IN FISCAL YEAR 2003

               Net sales in fiscal year 2003 remained almost unchanged from the previous year at approximately EUR 4,100m.

               The operating result declined by 48% to EUR 106m, compared to EUR 202m in the previous year. The net financial debt was reduced as of 31 December 2003 by 22% to EUR 387m. At the end of the year 2002, it still amounted to EUR 497m. The working capital decreased from EUR 578m at the end of the year 2002 to EUR 513m at the end of fiscal year 2003. Pension commitments decreased from EUR 1,212m by EUR 290m to EUR 922m.

               In a business environment featuring, on a worldwide basis, higher raw material prices and energy prices as well as minor growth rates, Celanese AG achieved a consolidated annual profit of EUR 131m in fiscal year 2003, representing EUR 2.65 per share, compared to a profit of EUR 187m

                                                         Convenience Translation

               or EUR 3.72 per share in the previous year. The results from continuing operations decreased from EUR 143m respectively EUR
               2.84 per share in the preceding year to EUR 128m respectively EUR
               2.59 per share in 2003. Included in the continuing operations is neither the results of the nylon business nor the major part of the acrylate business, both of which were sold, respectively, as of December 31, 2003 and February 1, 2004; these results are included in the results from non-continuing activities.

               Annual earnings from continuing operations before tax and minority interests declined in the year 2003 by 15% from EUR 213m in the previous year to EUR 182m. Sales for the segments rose in 2003 by 1% from the previous year.

               The Celanese-Group was able to reduce the net financial debt as of 31 December, 2003 by 22% to EUR 387m, compared with EUR 497m at the end of the previous year. In fiscal year 2003, the Celanese-Group took important steps towards concentrating on its core business. In September 2003, an agreement on the sale of its acrylate business to The Dow Chemical Company was concluded, subject to approval by the authorities. The transaction was completed on February 1, 2004. On October 1, 2003, European Oxo GmbH, a joint venture between Celanese and Degussa, began operating.

          C) BUSINESS DEVELOPMENT AND PROFIT-SITUATION FOR THE FIRST QUARTER OF 2004

               In the first quarter of 2004, all of the Celanese-Group's businesses experienced strong volume growth compared to the same quarter last year. The Celanese-Group benefited from stepped up activities in some of its markets, such as electrical and electronics, new applications for technical polymers and food ingredients, and tight supply conditions in the acetyl products markets. The operating profit declined, however, due to higher raw material costs and energy costs, special charges, the absence of income from stock appreciation rights and unfavourable currency effects.

               As a result of these factors, earnings from continuing operations were EUR 35m, or EUR 0.71 per share, compared to EUR 58m, or EUR
               1.16 per share, in the comparable period in 2003. Net earnings increased to EUR 54m, or EUR 1.09 per share, from EUR 50m, or EUR
               1.00 per share,

                                                         Convenience Translation

               due to earnings of EUR 19m from discontinued operations resulting mainly from the sale of the acrylates business.

               The operating profit declined, from EUR 66m in the comparable period of the previous year, to EUR 28m. The majority of the cost spent for costs for raw materials, especially natural gas, rose during the quarter. Price increases in the Chemical Products segment were offset by decreases in the other segments.

               Net sales decreased 6 % to EUR 995m mainly due to unfavourable currency effects, resulting from the stronger euro versus the U.S. dollar and the transfer of the European oxo business to a joint venture in the fourth quarter of 2003. These factors more than offset the volume increases, which were particularly strong in the Acetate Product segment and Technical Polymers Ticona segment.

               Earnings from continuing operations before tax and minority interests declined to EUR 50m from EUR 87m in the same period last year due to lower operating profit.

          D)   OUTLOOK

               At the beginning of the year 2004, a slight economic recovery was perceivable, however it is very difficult to assess future economic development. In spite of early positive signals, a broad and persistent revival of demand in the industrial branches of business and a strengthening of consumer confidence remain to be seen.

               Raw material prices and energy prices are expected to remain at a high level, depressing the results for the first half year 2004. Likewise, the Euro is expected to remain strong in relation to the US Dollar. Celanese-Group will endeavour in this economic environment to increase its prices and to cut costs.

               In response to greater demand for Ticona's technical polymers, Celanese-Group announced two projects to expand manufacturing capacity. Ticona plans to increase production of polyacetal in North America by about 20 %, raising total capacity to 102,000 tons per year at the facilities in Bishop, Texas by the end of 2004. Fortron Industries, a joint venture of

                                                         Convenience Translation

               Ticona and Kureha Chemicals Industries, plans to increase the capacity of its Fortron(R) polyphenylene sulfide plant in Wilmington, North Carolina, by 25 percent by the end of 2005. In the Chemical Products segment, site preparation and procurement activities related to the construction of the acetic acid plant in Nanjing, China continue, with an anticipated commencement of operations in 2006.

          9.   EMPLOYEES

               As of December 31, 2003, the Celanese-Group had, on a worldwide basis, approximately 9,500 employees. The Celanese-Group had approximately 5,600 employees in North America, 3,600 employees in Europe (including approximately 3000 employees in Germany), 200 employees in Asia and 100 employees in the rest of the world.


II.  BCP

     1.   DOMICILE, FISCAL YEAR, AND OBJECT OF THE COMPANY

          BCP is a limited partnership. It was incorporated on December 10, 2003. According to the shareholders' resolution dated June 15, 2004, the registered office of BCP was relocated from Stuttgart to Kronberg im Taunus. Thus, BCP is still registered in the commercial register of the Local Court of Stuttgart under registration number HRA 13860. Its fiscal year commences on December 29 and ends on December 28 of the subsequent year. The period from December 10, 2003 to December 28, 2003 was a short fiscal year. The object of BCP is the acquisition and holding of participations in enterprises of all kinds as well as the management of participations within its own group and its own assets.

                                                         Convenience Translation

     2.   CAPITAL, PARTNERS, AND MANAGING DIRECTORS

          The following chart illustrates the ownership structure of BCP (the "STRUCTURE CHART"):

                                  Blackstone LR
                                   Associates
                                (Cayman) IV Ltd.

                                                  General Partner

                              Blackstone Management
                          Associates (Cayman) IV L.P.

                                                  General Partner


General Partner   General Partner     General Partner      General Partner

   Blackstone       Blackstone          Blackstone           Blackstone
     Capital          Capital             Family              Chemical
    Partners         Partners           Investment            Coinvest
    (Cayman)         (Cayman)           Partnership           Partners
     IV L.P.         IV-A L.P.           (Cayman)           (Cayman) L.P.
                                         IV-A L.P.

     100%                                                       100%

   Blackstone       Blackstone                               Blackstone             Other
     Capital          Capital                                  Capital             Private
    Partners         Partners                                 Partners             Equity
 (Cayman) Ltd. 1  (Cayman) Ltd. 2                          (Cayman) Ltd. 3        Investors


                                  combined 100%

                           Blackstone Crystal Holdings                             Erwerbsgesellschaften
                        Capital Partners (Cayman) IV Ltd.

                                      100%

                          BCP Crystal Holdings Ltd. 2

               100%                                      100%

BCP Caylux Holdings Ltd. 1                         BCP Crystal (Cayman) Ltd. 1

               .07%                                         .07%

                                      99.85%

                               BCP Caylux Holdings
    100%                        Luxembourg S.C.A.

    BCP                                100%
Management
   GmbH                         BCP Holdings GmbH

                                       100%

             phG         BCP Acquisition GmbH & Co. KG

                                       100%

                             BCP Crystal Acquisition
             phG                  GmbH & Co. KG


                        Erwerbsgesellschaften = acquisition entities phG = General Partner

          BCP Management GmbH ("BCP MANAGEMENT"), a limited liability company with its registered office in Stuttgart, registered in the commercial register of the Local Court of Stuttgart under registration number HRB 24111, is the sole general partner and thus the only partner of BCP with unlimited liability. Its nominal capital amounts to EUR 25,000. By shareholders' resolution dated June 15, 2004, the shareholders of BCP Management resolved that the registered office of BCP Management be relocated from Stuttgart to Kronberg im Taunus. However, the

                                                         Convenience Translation

          relocation has not yet been registered in the commercial register. BCP Acquisition GmbH & Co. KG ("BCP ACQUISITION") is a limited partnership. According to the shareholders' resolution dated June 15, 2004, the registered office of BCP Acquisition was relocated from Stuttgart to Kronberg im Taunus. The relocation has, however, not yet been registered in the commercial register. Thus, BCP Acquisition is still registered in the commercial register of the Local Court of Stuttgart under registration number HRA 13834. BCP Acquisition is the sole limited partner of BCP and contributed EUR 25,000. BCP is managed and represented exclusively by its general partner, BCP Management, and the legal representatives of BCP Management. Managing directors of BCP Management are Mr Chinh E. Chu and Mr Cornelius Geber.

          BCP Management is also the sole general partner and thus the only partner with unlimited liability of BCP Acquisition. BCP Holdings GmbH ("BCP HOLDINGS"), a limited liability company registered in the commercial register of the Local Court of Stuttgart under registration number HRB 24112 with its registered office in Stuttgart, is the sole limited partner of BCP Acquisition. By shareholders' resolution dated June 15, 2004, the shareholders of BCP Holdings resolved that the registered office of BCP Holdings be relocated from Stuttgart to Kronberg im Taunus. However, the relocation has not yet been registered.

          All shares in BCP Management and BCP Holdings are held by BCP Caylux Holdings Luxembourg S.C.A. ("BCP LUXEMBOURG") (formerly known as BCP Luxembourg Holdings S.a r.l.), a partnership limited by shares (societe en commandite par actions) organized under the laws of the Grand Duchy of Luxembourg and registered in the commercial register of Luxembourg (Registre de Commerce et des Societes). BCP Luxembourg was founded as a private limited liability company (societe a responsabilite limitee) organized under the laws of the Grand Duchy of Luxembourg and, according to a shareholders' resolution dated March 19, 2004, transformed into a partnership limited by shares; concurrently, the company name was changed from "BCP Luxembourg Holdings" into "BCP Caylux Holdings Luxembourg".

          The majority shareholder (99.85 % of the shares) of BCP Luxembourg is BCP Crystal Holdings Ltd. 2 ("CRYSTAL HOLDINGS 2"), an exempted company organized under the laws of the Cayman Islands with its registered office in George Town, Grand Cayman, Cayman Islands. In accordance with Luxembourg law, a minimum number of shares are held by BCP Caylux Holdings Ltd. 1 and BCP Crystal (Cayman) Ltd. 1, two 100%-subsidiaries of Crystal Holdings 2. BCP

                                                         Convenience Translation

          Caylux Holdings Ltd. 1 and BCP Crystal (Cayman) Ltd. 1 are exempted companies organized under the laws of the Cayman Islands with their registered offices in George Town, Grand Cayman, Cayman Islands.

          The sole shareholder of Crystal Holdings 2 is Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd. ("CRYSTAL HOLDINGS"), an exempted company organized under the laws of the Cayman Islands. Crystal Holdings is controlled by a group of investment funds advised by The Blackstone Group L.P., New York, USA ("THE BLACKSTONE GROUP"), a leading global investment firm. One of these funds, Blackstone Capital Partners (Cayman) IV L.P. ("BCP IV"), an exempted limited partnership organized under the laws of the Cayman Islands, indirectly holds a majority of the equity in Crystal Holdings.

          Jointly with other private equity investors, BCP IV and three of its affiliated funds, Blackstone Capital Partners (Cayman) IV-A L.P. ("BCP IV-A"), Blackstone Family Investment Partnership (Cayman) IV-A L.P. ("BFIP"), and Blackstone Chemical Coinvest Partners (Cayman) L.P. ("BCCP") each of which is an exempted limited partnership organized under the laws of the Cayman Islands, collectively own indirectly through their wholly-owned subsidiaries Blackstone Capital Partners (Cayman) Ltd. 1, Blackstone Capital Partners (Cayman) Ltd. 2 and Blackstone Capital Partners (Cayman) Ltd. 3, each an exempted company organized under the laws of the Cayman Islands, all of the equity in Crystal Holdings.

          Blackstone Management Associates (Cayman) IV L.P. ("BMA"), an exempted limited partnership organized under the laws of the Cayman Islands, is the sole general partner of BCP IV, BCP IV-A, BFIP and BCCP with unlimited liability. Blackstone LR Associates (Cayman) IV Ltd. ("BLACKSTONE LR"), a limited duration company organized under the laws of the Cayman Islands, is the sole general partner of BMA with unlimited liability.

          Blackstone LR, BMA, BCP IV, Crystal Holdings, Crystal Holdings 2 and BCP Luxembourg are referred to hereinafter collectively as "BLACKSTONE".

     3.   THE BLACKSTONE GROUP

          The Blackstone Group was founded in 1985 and is today a leading private investment group, active on a world-wide scale. Since its foundation, The Blackstone Group has attracted more than US$ 25 billion of investment funds, of

                                                         Convenience Translation

          which more than US$ 14 billion has been for the purchase of companies. This includes "Blackstone Capital Partners IV L.P." which has raised capital commitments of US$ 6.45 billion, making it the then largest ever private equity fund in the world. BCP IV is a fund that is affiliated with Blackstone Capital Partners IV L.P..

          The basic principle of The Blackstone Group has always been only to undertake the purchase of a company when this purchase is supported by the management of the target company involved. With this investment philosophy, funds advised by The Blackstone Group (collectively, the "BLACKSTONE FUNDS") have invested in almost 70 companies in a variety of industries on a world-wide basis. The Blackstone Funds' current holdings include such diverse companies as Allied Waste, American Axle, Graham Packaging, TRW Automotive and the Universal Studios Florida. In Germany, the Blackstone Funds have recently invested in the SULO Group and have acquired the real estate portfolio of Deutsche Bank. The total transaction value of deals done by the Blackstone Funds is approximately US$ 60 billion.

          The headquarters of The Blackstone Group is in New York. Offices in London and Hamburg give advice for investments by the Blackstone Funds in Europe. The German office was opened in September 2003 to assist the funds which are advised by The Blackstone Group when purchasing companies in German-speaking areas and in the Northern European market.

     4.   HISTORY AND DEVELOPMENT

          BCP, BCP Acquisition, BCP Management, BCP Holdings, BCP Luxembourg and BCP Caylux Holdings Ltd. 1, BCP Crystal (Cayman) Ltd. 1, Crystal Holdings 2 and Crystal Holdings as well as Blackstone Capital Partners (Cayman) Ltd. 1, Blackstone Capital Partners (Cayman) Ltd. 2 and Blackstone Capital Partners (Cayman) Ltd. 3 were all founded for the purpose of executing the public takeover of Celanese AG and the subsequent actions. Their business activities so far have been limited to the activities involved in their incorporation and in the implementation of these transactions. The business address of BCP and of BCP Acquisition is Mittlere Eichen 6, 61476 Kronberg im Taunus, Germany. The business address of BCP Management and of BCP Holdings is currently Maybachstra(beta)e 6, 70469 Stuttgart, Germany. Once the relocation of these two companies is registered in the commercial register, the business address will also be Mittlere Eichen 6, 61476 Kronberg im Taunus, Germany. The business address

                                                         Convenience Translation

          of BCP Luxembourg is 8-10, Rue Mathias Hardt, L-1717 Luxembourg, Grand Duchy of Luxembourg. The business address of Crystal Holdings, Crystal Holdings 2, BCP Caylux Holdings Ltd. 1, BCP Crystal (Cayman) Ltd. 1 and Blackstone Capital Partners (Cayman) Ltd. 1, Blackstone Capital Partners (Cayman) Ltd. 2 and Blackstone Capital Partners (Cayman) Ltd. 3 is Walkers SPV Limited, Walker House, Mary Street, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands.

          The principal business of BCP IV, BCP IV-A, BFIP and BCCP is investing in securities and committing capital to facilitate corporate restructurings, leveraged buyouts, bridge financings and other investments. The principal business of BMA consists of performing the functions of, and serving as, the sole general partner of BCP IV, BCP IV-A, BFIP and BCCP. The principal business of Blackstone LR consists of performing the functions of, and serving as, the sole general partner of BMA. The principal business address of BCP IV, BCP IV-A, BFIP, BCCP, BMA and Blackstone LR is Walkers SPV Limited, Walker House, Mary Street, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands.

     5.   IMPORTANT OPERATING FIGURES OF BCP

          BCP was formed on December 10, 2003. A short fiscal year was established for the period until December 28, 2003. The first full fiscal year of the company ends on December 28, 2004. The most important asset of BCP is its shareholding in Celanese AG.

          Since BCP did not begin its business activity until 2004, the balance sheet of BCP as of December 28, 2003 essentially corresponds to its opening balance sheet. The following chart shows important operating figures of BCP as of May 31, 2004 (all amounts are in million Euro):

          ------------------------------------------------------------------
          FIXED ASSETS                                               1,352
          ------------------------------------------------------------------
          CURRENT ASSETS                                                55
          ------------------------------------------------------------------
          EQUITY CAPITAL                                               735
          ------------------------------------------------------------------
          BORROWED CAPITAL, INCLUDING                                  682
          -  LIABILITIES VIS-A-VIS AFFILIATED COMPANIES                670
          -  LIABILITIES VIS-A-VIS SHAREHOLDERS                         12
          ------------------------------------------------------------------
          BALANCE SHEET TOTAL                                        1,407
          ------------------------------------------------------------------

                                                         Convenience Translation

          On June 22, 2004, BCP Luxembourg issued a Letter of Support (Patronatserklarung) according to which BCP Luxembourg undertakes irrevocably and unconditionally to provide that BCP is managed and provided with financing in a manner such that BCP is at all times in the position to entirely fulfill all of its obligations under or in connection with the Agreement when such obligations become due. According to the Letter of Support, BCP Luxembourg furthermore irrevocably and without limitation will provide all minority shareholders (auBenstehende Aktionare) of Celanese AG that BCP will perform vis-a-vis the minority shareholders all of its obligations under or in connection with the Agreement when such obligations become due, in particular the obligation to pay the guaranteed dividend (Ausgleich) and the compensation (Abfindung).


                                       C.
    REASONS FOR THE CONCLUSION OF THE DOMINATION AND PROFIT AND LOSS TRANSFER
                                    AGREEMENT


I. ECONOMIC REASONS FOR THE CONCLUSION OF THE DOMINATION AND PROFIT AND LOSS TRANSFER AGREEMENT

     The economic reason for the conclusion of the Agreement is to strengthen the already existing group structure of the group of undertakings consisting of BCP and Celanese AG with its subsidiaries.

     The co-operation between the two undertakings and thus the implementation of the business strategy would be considerably facilitated if BCP entered into a domination agreement with Celanese AG, because it is possible only in this way to eliminate the legal restrictions applicable to a controlling group (for this see II.1.below).

                                                         Convenience Translation

II. LEGAL REASONS FOR THE CONCLUSION OF THE DOMINATION AND PROFIT AND LOSS TRANSFER AGREEMENT

     1.   CORPORATE LAW REASONS

          Because of the majority interest held by BCP, Celanese AG and BCP constitute a controlling group. Under the German laws applicable to controlling groups, all measures and transactions caused by the majority shareholder BCP must be examined by the Management Board of Celanese AG in each case with a view to their adverse effects upon the controlled company. Possible adverse effects must be quantified. Such quantification can in many cases be made with a sufficient degree of certainty only with considerable difficulties, especially in cases where close and long-term ties are intended between the dominating company and the dominated company.

          Under the provisions of the applicable German law relating to stock corporations and groups of companies, if such measures and transactions are adverse to the company, they may only take place if the loss resulting therefrom is compensated by the controlling shareholder BCP. Such compensation (Nachteilsausgleich) must either actually take place by the end of the fiscal year concerned or be granted by conferring a legal claim to this effect (sect. 311 AktG).

          This obligation to examine in the case of a controlling group results in a corresponding liability for the Management Board of Celanese AG. In addition, it causes considerable delays in the business processes and in the co-operation between the group companies BCP and Celanese AG.

          The legal and de facto difficulties in a controlling group described above are avoided by entering into a domination agreement. The provisions quoted above which are applicable to compensation in each case of a disadvantageous measure or transaction caused by the dominating company (Nachteilsausgleich) are not applicable to a contractual group, i.e. after a domination agreement enters into force. The dominating company can directly instruct the Management Board of the dominated company to take measures and to transact business in the interests of the controlling company, even if they are disadvantageous (sect. 308 AktG). For this reason, management action can be aligned with the common group interests without requiring any complex examination of such action in view of possible disadvantages for the dominated company. The domination agreement

                                                         Convenience Translation

          thus constitutes a legal means to achieve the group integration of BCP and Celanese AG, which is often used by other undertakings in comparable cases.

          Following the implementation of the Agreement, BCP intends to effect the transfer of shares in Celanese Americas Corporation ("CAC") to BCP Luxembourg. The transfer of the shares of CAC to BCP Luxembourg will result in BCP Luxembourg owning 100% of the equity in CAC, and the subsidiaries of CAC.

          Furthermore, the Agreement releases the Management Board of Celanese AG from its obligation, to report all measures and transactions made by Celanese AG with BCP or with BCP affiliates, or caused by BCP, in a report on intra-group relationships (Abhangigkeitsbericht), and to have such report be audited by the appointed auditor.

          For Celanese AG, the conclusion of the Agreement is also a practical tool to facilitate the assertion of its claims against the controlling company, BCP, as it gains a claim to compensation if an annual loss is shown in its profit and loss account. It is not required to enforce a compensation in each individual case of a loss possibly caused by the influence taken by BCP, but instead - independent of the question of the exertion of influence - receives full compensation for its loss from BCP (sect. 302 AktG).

          For the benefit of the outside shareholders of Celanese AG, the Agreement contains protective measures, that are not otherwise available in a controlling group: they are granted full financial compensation by means of the annual guaranteed dividend payments (angemessener Ausgleich). The outside shareholders who wish to give up their Celanese Shares in view of the Agreement are entitled to fair cash compensation (angemessene Barabfindung) by BCP (for this see the explanations in section D. of this report).

     2.   TAX REASONS

          The Agreement is also intended to establish a tax consolidation (Organschaft) between BCP and Celanese AG for corporation and trade tax purposes. As a further prerequisite for the recognition of the consolidation for purposes of corporation and trade tax, in addition to the conclusion of a profit and loss transfer agreement, BCP must hold the majority of voting rights in Celanese AG without interruption from the beginning of the first fiscal year of Celanese AG for which

                                                         Convenience Translation

          the tax consolidation is established. This prerequisite is met for the first fiscal year of Celanese AG which begins after the acquisition of the majority interest by BCP. According to the current Articles of Association of Celanese AG, this would be the fiscal year beginning as of January 1, 2005. However, in the event of a prior change of the fiscal year, it could also be a fiscal year beginning earlier (see above, Section B. I. 3.).

          A)   CONSOLIDATION FOR THE PURPOSES OF CORPORATION TAX

               The possibility formerly allowed under the tax imputation system applicable to corporation tax, namely to offset taxable dividends from subsidiaries at the level of the shareholder from expenses (e.g. expenses for financing) arising at that level and thereby to obtain total or partial refund of corporation tax levied at the level of the subsidiary, does not exist any longer under applicable law. Therefore, a tax-optimized setoff of positive and negative income arising at different levels within a group can only be achieved if a corporation tax consolidation between the subsidiary and the parent company holding a majority of voting rights in the subsidiary is established. This requires the conclusion of a profit and loss transfer agreement.

               In view of the minimum taxation introduced as from January 1, 2004 and applicable for the first time for fiscal years ending in 2004, it has become even more meaningful to offset taxable profits against tax deductible expenses in the period in which the profits are generated. Only 60 % of positive income exceeding the amount of EUR 1m can be offset against existing loss carry-forwards, whereas current expenses can be offset within a tax consolidation between a subsidiary and its parent company without limitation.

               The creation of a consolidation for corporation tax between Celanese AG and BCP in the present case has the effect that for the entire group the liability with respect to corporation tax which otherwise would arise at the level of Celanese AG is reduced. Taxable income of Celanese AG can be offset for tax purposes against financing expenses of BCP and, as BCP is a partnership, financing expenses of BCP Acquisition as well as BCP Holdings, as a result of which, in total a lower net income is subject to tax. This is only possible through the conclusion of a profit and loss transfer agreement. Also the additional corporation tax burden on 5 % of dividends

                                                         Convenience Translation

               and other distributions by Celanese AG to BCP by reason of fictitious exclusion of business expenses from deductibility will be avoided.

               As a result, the entire tax burden of the group is reduced and the financial potential of the group is strengthened by means of the consolidation for corporation tax. This can also be for the benefit of Celanese AG.

          B)   CONSOLIDATION FOR THE PURPOSES OF TRADE TAX

               Since the entering into force of the Act for further Development of the Law of Enterprise Taxation of December 20, 2001, a consolidation for trade tax purposes, like a consolidation for corporation tax purposes, indispensably requires that, in addition to the parent company's majority of voting rights in the subsidiary, a profit and loss transfer agreement exists between these two companies.

               Although BCP is a partnership, it is as such the taxable person for trade tax purposes. Therefore, the income and losses for trade tax purposes of the subsidiary and the parent company are offset at the level of BCP.

               According to the revised statutory provision in Sect. 10a, sentence 3 of the Trade Tax Act, the creation of a tax consolidation (Organschaft) results in those trade tax losses carried forward currently available to Celanese AG being rendered unusable during the existence of the tax consolidation. They are, however, preserved until a subsequent termination of the tax consolidation, provided that the principal usability of the losses carried forward is still available then. As a result of the acquisition of the majority interest in Celanese AG by BCP, this requires that during a certain period of time following the transfer of shares (as a rule, five years) the business of Celanese AG is not continued with predominantly new business assets.

               If no consolidation were created, Celanese AG would be subject to trade tax on 40 % of its trade tax income exceeding EUR 1m because of the minimum taxation, in spite of its tax loss carryforwards. Instead, if a consolidation exists, positive trade tax income of Celanese AG can fully be offset by current expenses from the debt financing of the acquisition of shares in Celanese AG at the level of BCP, to the extent such expenses are deductible for trade tax purposes.

                                                         Convenience Translation

               As a conclusion, the consolidation for trade tax purposes also creates benefits by reducing the tax burden of Celanese AG and the group as a whole and thus strengthening the financial potential of the group.


III. ALTERNATIVES

     No other means are available to achieve the goals described above:

     For the Profit and Loss Transfer Agreement, this follows already from the fact that the assumption of the obligation to transfer profits is an indispensable precondition for corporation and trade tax consolidation so that the tax advantages resulting therefrom can be achieved only in this way.

     But there is also no preferable alternative to entering into the Domination Agreement.

     An exclusion of the minority shareholders in exchange for a guaranteed cash dividend pursuant to sect. 327a AktG must already be ruled out for the reason that BCP does not hold the quorum of 95% of the shares in Celanese AG. Furthermore, even if BCP held 100% of the shares, the legal and de facto difficulties involved in a controlling group would continue to exist.

     A change of the legal form of Celanese AG is also not a suitable alternative. In the event of a conversion into a different form of corporation (GmbH - limited liability company - or KGaA - partnership limited by shares), it would in the end also become necessary to conclude a domination agreement in order to resolve the difficulties involved in a controlling group as described above. Moreover, it is doubtful whether a conversion into a limited liability company would constitute a preferable alternative for the outside shareholders. This would be even more doubtful in the case of a conversion into a partnership.

     A downstream-merger of BCP into Celanese AG is ruled out as an alternative as well as an upstream-merger of Celanese AG into BCP. The downstream-merger is not a suitable alternative, as the broad setoff for tax purposes of net profits or losses of the acquiring companies with the net profits or losses of Celanese AG cannot be achieved. An upstream merger is not advisable since the outside shareholders in Celanese AG would become partners in a partnership and, therefore, they would be subject to various restrictions, in particular those restrictions applicable to the transfer of an interest in a partnership.

                                                         Convenience Translation

     Thus, the conclusion of the Agreement is currently the most suitable means to achieve the intended objects. This measure will enable Celanese AG to pursue its strategy, supported by BCP, without any legal restrictions affecting the co-operation between Celanese AG and BCP. The outside shareholders will be sufficiently protected through the rules on compensation and the guaranteed dividend described in detail in Section D below.


                                       D.
      EXPLANATION OF THE DOMINATION AND PROFIT AND LOSS TRANSFER AGREEMENT

In the following, the different provisions of the Agreement are explained.

I.   MANAGEMENT BY BCP (SECT. 1 OF THE AGREEMENT)

     Sect. 1, para. (1) of the Agreement contains what is a basic provision for a domination agreement, namely that Celanese AG, as the dominated company, submits its management to the control of BCP, as the dominating company. BCP is entitled to give instructions to the Management Board of Celanese AG with respect to the management of the company (sect. 1, para. (2) of the Agreement). However, this right to give instructions changes nothing about the fact that Celanese AG will continue to be a legally independent company with its own decision-making bodies. Hence, the Management Board of Celanese AG continues to be responsible for the management of the business and the representation of the company. Where no instructions are given, the Management Board is entitled under sect. 76 AktG to manage the company on its own responsibility with due regard to the interests of the group.

     After the entry into force of the Agreement (sect. 6, para. (2) of the Agreement), BCP will be entitled to give instructions to the Management Board of Celanese AG with respect to the management of the company within the limits of sect. 308 AktG. The Management Board is only obliged to comply with admissible instructions. Instructions are inadmissible especially if compliance with them would result in the violation of statutory provisions or of the Articles of Association of Celanese AG. Sect. 308 AktG also allows instructions which are disadvantageous for Celanese AG, provided, however, they serve the interests of BCP or of undertakings affiliated with BCP or Celanese AG. The Management Board of Celanese AG does not have the right to refuse to follow instructions given by BCP on the ground that, in its opinion, they do not serve the interests of BCP or of an undertaking affiliated with BCP or Celanese AG.

                                                         Convenience Translation

     The right to give instructions comprises only the right to give instructions to the Management Board, but not to the Supervisory Board or the General Meeting of Celanese AG. If instructions are given to the Management Board to carry out a certain transaction which requires the approval of the Supervisory Board, and if the Supervisory Board does not approve, such approval can be replaced pursuant to sect. 308, para. (3) AktG by repeating the instruction. The participatory rights of the General Meeting of Celanese AG are not affected by the right of BCP to give instructions. Instructions to amend, maintain or terminate the Agreement are not admissible pursuant to sect. 299 AktG.


II.  TRANSFER OF PROFITS TO BCP (SECT. 2 OF THE AGREEMENT)

     Sect. 2, para. (1), sentence 1 of the Agreement contains what is a basic provision for a profit transfer agreement, imposing the obligation upon Celanese AG to transfer its entire profits to BCP. The question of how the profits to be transferred are to be determined is dealt with by the Agreement in its sect. 2, para. (1) and (2), in compliance with the statutory provision in sect. 301 AktG. Thus, the annual net income which would accrue without the profit transfer must be transferred, reduced by a possible loss carried forward from the previous year and the amount to be allocated to the mandatory legal reserve. The amount of the legal reserve to be created is described in detail in sect. 300 AktG. It depends on the amount of the registered share capital of Celanese AG.

     The amount to be transferred as the profit is reduced on the basis of the provision in sect. 2, para. (2) sentence 1 of the Agreement, if Celanese AG allocates parts of the annual net income to other earnings reserves pursuant to sect. 272, para. (3) Commercial Code (Handelsgesetzbuch) with the consent of BCP. The allocation to these earnings reserves is recognized under tax law only to the extent economically justified by a sound commercial judgment (sect. 14, para. (1), sentence 1, no. 4 Corporation Tax Act - Korperschaftsteuergesesetz - "KStG"). This criterion is also contained in the Agreement. Conversely, BCP can demand later that other earnings reserves created pursuant to sect. 272, para. (3) Commercial Code during the term of the Agreement are dissolved and used to compensate for an annual net loss or to be transferred as profits (sect. 2, para. (2) sentence 2 of the Agreement). Other reserves and profit carried forward from the time before the term of this Agreement must not be transferred as profit or used to compensate an annual net loss according to sect.2, para
     (2) sentence 3 of the Agreement.

     According to sect. 2, para. (3) sentence 1 of the Agreement, the obligation to transfer profit becomes effective with respect to the entire profit of the (short) fiscal year in which the Agreement enters into force, i.e., pursuant to sect. 6 para. (2) the earliest as of the

                                                         Convenience Translation

     beginning of the fiscal year of Celanese AG, that follows the fiscal year starting on January 1, 2004. The retroactive effect from the beginning of the current fiscal year in which the Agreement enters into force is admissible under tax law in accordance with the provision in sect. 14, para. (1), sentence 2 KStG. Pursuant to sect. 2, para. 3 sentence 2 of the Agreement, the obligation becomes due at the end of each fiscal year and bears interest of 5 % p.a. from that date. The obligation to pay interest arises from sect. 352 para. (1), 353 Commercial Code. The provision was included to avoid legal ambiguities.

     The outside shareholders are protected through the guaranteed dividend (pursuant to sect. 4 of the Agreement) and the claim for cash compensation (pursuant to sect. 5 of the Agreement) (for this see Section F. below).


III. ASSUMPTION OF LOSS (SECT. 3 OF THE AGREEMENT)

     Sect. 3 of the Agreement contains an obligation for BCP, in accordance with the statutory provision in sect. 302, para. (1) AktG, to compensate Celanese AG for each annual net loss that would otherwise arise during the term of the Agreement, unless such loss is compensated for by withdrawing amounts from the other earnings reserves that have been allocated to them during the term of the Agreement. Thus, BCP is obliged to compensate for the loss - i.e. the "annual net loss that would otherwise arise" (without the obligation to compensate for the loss) -, subject to compensation by way of the dissolution of earnings reserves created during the term of the Agreement. The compensation is made at the end of the fiscal year concerned. The obligation to compensate for losses ensures that the equity capital of Celanese AG shown in the balance sheet at the time of the entry into force of the Agreement will not decrease during the term of the Agreement. In addition, the entire annual net loss is to be compensated for.

     Sect. 3 para. (2) of the Agreement clarifies by the reference to sect. 2 para. (3) of the Agreement, that also the obligation to assume loss becomes due at the end of each fiscal year and bears interest of 5 % p.a. from that date.


IV.  GUARANTEED DIVIDEND (SECT. 4 OF THE AGREEMENT)

     The protection of the outside Celanese shareholders' interests, especially their reimbursement for the loss of their claim for dividends, is ensured through the obligation to pay an adequate guaranteed dividend (Ausgleich), which is set out in sect. 4 of the Agreement.

                                                         Convenience Translation

     The German Stock Corporation Act requires a fixed amount of money as a guaranteed dividend which must be equivalent at least to the amount which, without the conclusion of the Agreement, could be expected to be distributed as the average dividend for each share in view of the past profitability of the company and its prospective profits, taking into account adequate depreciation and reserves for declines in value but exclusive of the creation of other earnings reserves (sect. 304, para. (2), sentence 1 AktG). A variable guaranteed dividend payment based on the profit of the other party to the Agreement is, on the other hand, not possible in the present case as BCP, the other party to the Agreement, is not a stock corporation or a partnership limited by shares (cf. sect. 304, para. (2), sentence 2 AktG).

     In sect. 4, para. (1), sentence 1 of the Agreement, BCP guarantees the outside shareholders of Celanese AG, consistent with sect. 304 (1), sentence 1 AktG, an adequate guaranteed dividend in the form of a gross guaranteed dividend payment of EUR 3.27 per non-par value share for each full fiscal year minus an amount for the corporation tax and the solidarity surcharge in accordance with the rate applicable to each of these taxes for the fiscal year concerned, whereby this deduction shall be calculated only on the basis of the pro rata guaranteed dividend of EUR 1.45 per non-par value share, included in the gross amount, arising from profits subject to German corporation tax. Taking into account the circumstances at the time of the conclusion of the Agreement, 25% corporation tax plus 5.5% solidarity surcharge, that is EUR 0.38, is deducted from the pro rata guaranteed dividend of EUR 1.45 per non-par value share arising from the profits subject to German corporation tax. Together with the remaining pro rata guaranteed dividend of EUR 1.82 per non-par value share arising from profits not subject to German corporation tax and taking into account the circumstances at the time of the conclusion of the Agreement, this results in a guaranteed dividend payment in the amount of EUR 2.89 per non-par value share for a full fiscal year.

     If, for example, the corporation tax rate is reduced by 5 % (from 25 % to 20 %) the formula provided in sect. 4, para. (1) of the Agreement results in a lower deduction for corporation tax and solidarity surcharge by an amount of EUR 0.08 (5 % plus 5.5 % solidarity surcharge thereon, in total rounded up to 5.3 % of the pro-rata guaranteed dividend arising from the profits subject to German corporation tax). Thereby the net guaranteed dividend payment received by the outside shareholder increases from EUR
     2.89 by the aforementioned amount of EUR 0.08 to EUR 2.97. Conversely, an increase of the corporation tax rate by 5 % results in a reduction of the net guaranteed dividend from EUR 2.89 to EUR 2.81.

                                                         Convenience Translation

     The basing of the guaranteed dividend on the gross guaranteed dividend payment from which the corporation tax burden of the company is to be deducted is in line with the more recent case law of the Federal Court (decision of July 21, 2003 file no. II ZR 17/01). The nature and amount as well as the determination of the guaranteed dividend are explained in more detail in sections E. and F. of this report.

     The guaranteed dividend payment pursuant to sect. 4 para. (1) of the Agreement is to be made for the first time for the fiscal year in which the Agreement enters into force pursuant to sect. 6, para. (2) of the Agreement. If the Agreement ends in the course of a fiscal year of Celanese AG, or if Celanese AG forms a short fiscal year, the guaranteed dividend amount is reduced pro rata temporis (sect. 4, para. (2), sentence 3 of the Agreement). This takes account of the fact that the amount fixed as an adequate guaranteed dividend relates to a period of twelve months, i.e. a full fiscal year.

     Sect. 4, para. (2), sentence 1 of the Agreement fixes the due date for the guaranteed dividend payment. If there were no provision fixing the due date, it would not be legally clear at what time the guaranteed dividend payment pursuant to sect. 304 AktG is due and payable.

     Sect. 4, para. (3) of the Agreement deals with an adjustment of the amount of the guaranteed dividend in the event of a capital increase of Celanese AG by way of a conversion of Celanese's funds. If, in the event of such a capital increase, new shares are issued, the guaranteed dividend amount attributable to each Celanese share decreases in such a way that the total amount of guaranteed dividend remains unchanged. Thus, any change in the number of shares held by an outside shareholder leaves unaffected the total amount of guaranteed dividend to which this shareholder is entitled. The reason for this is the fact that a capital increase by way of conversion of the company's funds, i.e. the conversion of earnings or certain capital reserves into share capital, has no influence on the value or the earning capacity of the company. This is also consistent with the provision in sect. 216, para. (3) AktG, according to which the financial terms of agreements with third parties are not affected by a capital increase by way of conversion of the company's funds. If no new shares are issued in the event of such a capital increase, no adjustment of the amount of the guaranteed dividend is necessary.

     Sect. 4, para. (4) of the Agreement deals with the amount of the guaranteed dividend in cases where the share capital of Celanese AG is increased by means of a contribution in cash or in kind. In this case, the new shares resulting from the capital increase which are held by outside shareholders also entitle those shareholders to a guaranteed dividend payment. This ensures that, in the case of such a capital increase by Celanese AG, not

                                                         Convenience Translation

     only the guaranteed dividend claims of the present outside shareholders remain unaffected, but also new outside shareholders are treated equally.

     Sect. 4, para. (5) of the Agreement serves to protect and to equally treat all other shareholders. If a shareholder asserts that the adjusted guaranteed dividend payment is too low, the shareholder can apply to the courts of law for a ruling determining the amount of the guaranteed dividend. The provision in sect. 4, para. (5) of the Agreement gives all outside shareholders in proceedings concerning the adequacy of guaranteed dividend pursuant to sects. 1 et seq. of the Compensation and Consideration Adequacy Act (Spruchverfahrensgesetz) a right to demand a supplement of the guaranteed dividend, if the court fixes a higher amount by non-appealable decision. The same applies if BCP agrees vis-a-vis a Celanese shareholder, in a settlement to avert or to terminate proceedings concerning the adequacy of the guaranteed dividend pursuant to sects. 1 et seq. of the Compensation and Consideration Adequacy Act (Spruchverfahrensgesetz), to pay a higher amount of guaranteed dividend. These rights can also be exercised by those who in the meantime have accepted the first compensation offer. Moreover, this right exists regardless of whether the shareholder was involved in such proceedings concerning the adequacy of the guaranteed dividend (sect. 13 sentence 2 Compensation and Consideration Adequacy Act (Spruchverfahrensgesetz)).


V.   COMPENSATION (SECT. 5 OF THE AGREEMENT)

     In addition to the obligation to pay a guaranteed dividend pursuant to sect. 304 AktG, the Agreement must contain an obligation for BCP to acquire, at the request of an outside shareholder of Celanese AG, such shareholder's shares for adequate compensation (Abfindung) to be specified in the Agreement (sect. 305, para. (1) AktG).

     In compliance with sect. 305 AktG, BCP will offer adequate compensation in the amount of EUR 41.92 per share to the outside shareholders of Celanese AG who wish to leave the company because of the conclusion of the Agreement. The nature and the amount of adequate compensation as well as its determination are explained in more detail in Sections E. and F.

     Under the case law of the Federal Court, in a case where shareholders exercise only their right to choose cash compensation (sect. 5, para. (1) of the Agreement) after receiving guaranteed dividend payments (sect. 4, para. (1) of the Agreement), the amount of guaranteed dividend payments which were received is to be set off against the interest to be paid on the amount of cash compensation, but not from the cash compensation itself.

                                                         Convenience Translation

     Furthermore, the guaranteed dividend payments to be set off against the interest accruing on the amount of compensation can be set off only in relation to a guaranteed dividend with respect to the period of time since the entering into force of the Agreement.

     The obligation of BCP to acquire the shares in Celanese AG in exchange for compensation is subject to a time limit set out in sect. 5, para. (2) of the Agreement. The period of time expires three months after the date on which the registration of the Agreement in the commercial register of Celanese AG is deemed to have been announced in accordance with sect. 10 HGB, but no earlier than three months after the beginning of the fiscal year of Celanese AG, following the one commencing on January 1, 2004. A time limit for the compensation offer is expressly allowed for by sect. 305, para. (4), sentence 1 AktG and is common practice. The outside Celanese AG shareholders can within this time period after the registration of the Agreement in the commercial register decide either to tender their shares in exchange for the adequate compensation or to continue being shareholders and to receive the guaranteed dividend (sec. 4 of the Agreement).

     The provisions in sect. 5, para. (2) of the Agreement serve to ensure a transparent and speedy processing of the claim to compensation. According to sect. 5, para. (2), sentence 2 of the Agreement, sect. 305, para. (4), sentence 3 AktG remains unaffected by the provisions in the Agreement relating to the period of time within which the compensation offer can be accepted. If proceedings concerning the adequacy of the amount of compensation are instituted, the time period for accepting the compensation offer will end not earlier than two months after the day on which the decision on the last motion of a shareholder which has been disposed of has been announced in the Federal Gazette.

     Sect. 5, para. (3) of the Agreement clarifies that the shareholders will receive the full amount of cash compensation.

     Sect. 5, para. (4) of the Agreement takes account of the principles applicable in the case of a capital increase in exchange for contributions or by way of conversion of the company's funds in return for the issuance of new shares, which have already been explained in connection with sect.
     4. para. (3) and (4) of the Agreement. Reference is made to these explanations (IV. above).

     Sect. 5, para. (5) of the Agreement serves to protect and to treat equally all outside shareholders. The provision grants all outside shareholders, in the case of proceedings concerning the adequacy of compensation pursuant to sects. 1 et seq. Compensation and Consideration Adequacy Act
     (Spruchverfahrensgesetz), a claim to supplement of the

                                                         Convenience Translation

     compensation, if the court determines an increased amount of compensation or if BCP agrees to a higher amount of compensation for a Celanese shareholder in a settlement to avert or to terminate proceedings concerning the adequacy of the compensation amount pursuant to sects. 1 et seq. Compensation and Consideration Adequacy Act (Spruchverfahrensgesetz). This claim exists even if compensation has already been paid to the shareholder, regardless of whether the shareholder was involved in any proceedings concerning the adequacy of the compensation. This is now expressly stated in sect. 13, para. (2) Compensation and Consideration Adequacy Act (Spruchverfahrensgesetz).


VI.  EFFECTIVENESS AND TERM (SECT. 6 OF THE AGREEMENT)

     The Agreement states in its sect. 6, para. (1) that, to be effective, it requires the consent of the General Meeting of Celanese AG and the consent of all partners of BCP. In addition, it requires the consent of the Supervisory Board of Celanese AG. The Supervisory Board of Celanese AG gave its consent on June 22, 2004, the partners of BCP consented to the Agreement on June 22, 2004.

     Furthermore, consistent with sect. 294 AktG, sect. 6, para. (2) of the Agreement states that the Agreement is to enter into force only upon its registration with the commercial register at the registered office of Celanese, however not earlier than the beginning of the fiscal year of Celanese following the one that starts on January 1, 2004. Notwithstanding the previous sentence, according to sec. 6 para. (2) of the Agreement, the obligation to transfer profits under sec. 2 para. (3) of the Agreement or the obligation to bear losses under sec. 3 para. (2) of the Agreement remain unaffected and first apply with respect to the (short) fiscal year during which the Agreement becomes valid.

     The Agreement is entered into for an indefinite period of time. It can be terminated in writing, subject to a notice period of six months, at the end of a Celanese AG fiscal year. The Agreement may be terminated for the first time as of the end of the fiscal year that expires at least five years after the beginning of the fiscal year in which it becomes valid in accordance with sect. 6, para. (2), sentence 1 of the Agreement. The provision fixing a minimum term was made in view of the intended tax consolidation, which requires a fixed term of at least five calendar years (see sect. 14, para. (1), sentence 1 no. 3 KStG).

     According to sect. 6, para. (4), sentence 1 of the Agreement, the right to terminate the Agreement for good cause without notice remains unaffected. A good cause named in sect. 6, para. (4), sentence 2 of the Agreement is also the loss of the majority of the voting

                                                         Convenience Translation

      rights resulting from the shares in Celanese AG. It is generally recognized that such a provision does not affect the recognition of the consolidation for tax purposes.


VII.  FINAL PROVISIONS (SECT. 7 OF THE AGREEMENT)

      The provisions contained herein serve only the purpose of clarification. Sect. 7, para (2) of the Agreement contains a severability clause intended to ensure the maintenance and preservation of the major contents of the Agreement.


VIII. NO FURTHER EFFECTS ON THE SHAREHOLDERS RIGHTS IN OTHER RESPECTS

      The conclusion of the Agreement has no legal effects on the shareholders' participations going beyond the aspects described above. The conclusion of the Agreement does not change the shareholders' rights against Celanese AG. Also the stock exchange listing of the Celanese shares will not be affected by the registration of the Agreement in the commercial register for Celanese AG.


IX.   TAX CONSEQUENCES FOR THE SHAREHOLDERS IN GERMANY

      1.  GENERAL

          The following explanations contain a brief summary of some important German tax principles which can be relevant in connection with the conclusion of the Agreement for outside shareholders being tax residents of Germany.

          Tax effects for shareholders not being tax residents of Germany depend among other things on the domestic tax law in the country where the shareholder is a resident, and on the provisions of any double taxation agreements, and cannot be considered here.

          The following in principle relates only to the corporation tax, income tax and trade tax payable in Germany, and deals only with some aspects of these taxes.

          The explanation cannot and does not substitute for the tax consultations of the individual shareholder. In case of any doubt, it is indispensable that the advice of

                                                         Convenience Translation

          a tax consultant be sought. Only a tax consultant is able to duly take into account the special tax situation of an individual shareholder.


     2.   TAXATION OF GUARANTEED DIVIDEND PAYMENTS TO THE SHAREHOLDERS

          The guaranteed dividend payment provided in sect. 4, para. (1) of the Agreement is, for the shareholders concerned and the company, subject to the general rules on the taxation of dividends.

          A)   PRIVATELY HELD SHARES

               For natural persons holding shares privately, half of the guaranteed dividend payment constitutes investment income subject to income tax (the so-called half-income procedure). In addition, the solidarity surcharge is payable. Only half of the amount of any expenses related to the guaranteed dividend payments may be deducted. The income remains tax-free to the extent that, together with other investment income of the natural person, it does not exceed the savers' tax-free amount of EUR 1,370 (or EUR 2,740 for spouses subject to joint tax assessment).

          B)   SHARES HELD AS BUSINESS ASSETS

               If the shares are held as business assets, taxation of the guaranteed dividend payment depends on whether the shareholder is a corporation, a natural person or a partnership.

               (1)  Shareholder is a corporation

                    As in the case of dividends, guaranteed dividend payments are in principle exempt from corporation tax; 5 % of the guaranteed dividend payments are however regarded as a non-deductible business expense and are therefore subject to corporation tax (plus solidarity surcharge). Besides this, business expenses with a direct economic nexus to the guaranteed dividend payments may be fully deducted.

               (2)  Shareholder is a natural person
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                                                                              41

                                                         Convenience Translation

                    If the shares are held as business assets of a sole proprietorship, half of the guaranteed dividend payment is taken into account in determining the income for the purposes of income taxes. Only half of the business expenses with an economic nexus to the guaranteed dividend payments may be deducted.

               (3)  Shareholder is a partnership

                    If the shareholder is a partnership, income or corporation tax (plus solidarity surcharge) is payable only by each partner. The taxation is basically subject to the rules described for these taxes in (1) and (2) which would be applicable if the partner were a direct shareholder.

               In the cases dealt with in (1) to (3), the guaranteed dividend payments to each shareholder (domestic corporation, natural person, or partnership) are additionally subject to trade tax, provided the shares are part of the business assets of a German trade or business, unless the shareholder concerned held at least 10% of the registered share capital of Celanese AG at the beginning of the assessment period. If a natural person is a shareholder or, in the case of (3), a partner of a partnership, the trade tax is set off from his or her personal income tax by way of a standard credit method.

     3.   WITHHOLDING TAX ON GUARANTEED DIVIDEND PAYMENT

          In principle, Celanese must withhold, and pass on to the tax authorities, a withholding tax (Kapitalertragsteuer) of 20% plus a solidarity surcharge of 5.5% of the amount of the withholding tax, i.e. 21.1% in total, for the account of the shareholders, from any guaranteed dividend payments which are made. Whether the guaranteed dividend payment to the shareholder is entirely or partly exempt from taxation is in principle disregarded. The withholding tax and the solidarity surcharge are set off from the shareholders' tax liability when the taxes are assessed, and in the case of any excess amount, this amount is refunded.

          Shareholders who present to their depositary bank an exemption confirmation certificate issued by the tax authorities at their place of residence/domicile receive the guaranteed dividend payment without any deduction of withholding tax and

                                                         Convenience Translation

          solidarity surcharge. The same applies in cases where shareholders who are natural persons submit a certificate of exemption (Freistellungsauftrag) to their bank, to the extent that the exemption volume indicated in this certificate of exemption is not already used up by other investment income. Provided an exemption confirmation certificate is presented, the depositary bank can pay out the dividend without deducting withholding taxes and solidarity surcharges also to tax-exempt corporation.

     4.   TAXATION OF COMPENSATION PAID TO THE SHAREHOLDERS

          According to sect. 5, para. (1) of the Agreement, BCP offers a cash compensation in the amount of EUR 41.92 per share to the Celanese shareholders who wish to leave the company because of the conclusion of the Agreement.

          For the Celanese shareholders, the transfer of the shares to BCP in exchange for a cash compensation constitutes a sale for tax purposes. A capital gain from the sale is realized if the cash compensation minus any sales costs exceeds the acquisition costs or book value for tax purposes. If the cash compensation minus any sales costs is lower than the acquisition costs or the book value of the share, the sale results in a loss. Whether the capital gains from the sale are taxed, or a loss from the sale can be deducted, depends on whether the shares are privately held by the shareholder concerned or were a part of the shareholder's business prior to the transfer.

          A)   PRIVATELY HELD SHARES

               For natural persons who privately hold the shares, half of the capital gains from the sale are subject to income tax (plus solidarity surcharge), if the sale of the shares takes place within one year of the acquisition or - after the expiry of this period - if the shareholder at any time during the five years preceding the sale directly or indirectly held at least 1 % in the capital of Celanese AG. If the shareholder acquired the shares at no charge, the time of possession by, and the participation quota of, the legal predecessor or - in the case of several consecutive gratuitous transfers - the several legal predecessors of the shareholder are taken into account. In principle, only half of the amount of a loss from a sale can be deducted.

               In the event of a sale of the shares within one year of the time of acquisition, the following special rules apply: A profit resulting from a sale

                                                         Convenience Translation

          remains tax free if, together with other profits from private sales, it is below EUR 512 in the calendar year. A loss from the sale can only be made up for by profits derived in the same calendar year from private sales or, if that is not possible, under certain preconditions be deducted from positive income resulting from private sales in the preceding year or in following years.

          B)   SHARES HELD AS BUSINESS ASSETS

               (1)  Shareholder is a corporation

                    Capital gains from the sale of the Celanese shares are in principle exempt from corporation tax and trade tax; 5% of the profits are regarded as non-deductible business expenses and are therefore subject to corporation tax (plus solidarity surcharge) as well as trade tax. Any profit from the sale is subject to corporation tax (plus solidarity surcharge) and trade tax in the full amount, to the extent that a write-off to the lower going concern value was made tax effectively in earlier years, and this was not made up for by a so-called reinstatement of original value.

                    Losses from sales and other deductions from income which are connected with the shares that are sold must not be deducted as business expenses.

               (2)  Shareholder is a natural person

                    Half of the capital gains from the sale of Celanese Shares are subject to income tax (plus solidarity surcharge), and if the shares belong to the business assets of a German trade or business, also to trade tax. The trade tax is set off against the shareholder's personal income tax by way of a standard credit method. Losses arising from a sale and any business expenses with an economic nexus to the sale may be deducted up to only 50%.

                    Subject to a limit of EUR 500,000, the capital gains from a sale can under certain conditions and subject to a time limit be transferred to the acquisition costs for certain other assets or be allocated to a reinvestment reserve.

                                                         Convenience Translation

               (3)  Shareholder is a partnership

                    Provided the shares belong to the business assets of a German trade or business, any capital gains from a sale are subject to trade tax to be paid by the partnership, according to the tax authorities, in the full amount. If a natural person is a partner of the partnership, the trade tax is set off from the partner's personal income tax by way of a standard credit method.

                    Income or corporation tax (plus solidarity surcharge) are levied only at the level of a partner of the partnership. Basically taxation follows the same rules for these taxes as described in (1) and (2) which would be applicable if the partner were a shareholder.

     5.   SPECIAL RULES FOR CERTAIN ENTERPRISES IN THE FINANCE AND INSURANCE
          SECTOR

          If the shareholder is a bank or a financial services institution within the meaning of the German Banking Act (KWG), and the shares are attributable to the shareholder's trading book pursuant to sect. 1, para. (12) KWG, guaranteed dividend payments and sales profits are fully taxable. The same applies if the shares were acquired by a financial enterprise within the meaning of the KWG for the purpose of deriving a gain from short term proprietary trading, or if they form part of the capital investments of life and health insurance companies. The same applies for pension funds.

                                       E.
  GENERAL EXPLANATION OF THE GUARANTEED DIVIDEND PURSUANT TO SEC. 304 AKTG AND
                 OF THE COMPENSATION PURSUANT TO SECT. 305 AKTG


I.   PRELIMINARY REMARKS

     The Management Boards of Celanese AG and of BCP Management, acting as the sole general partner of BCP based their determination of the adequate guaranteed dividend and adequate compensation on comparable evaluation cases and were assisted in calculating and developing an evaluation model by the jointly mandated Ernst & Young

                                                         Convenience Translation

     AG Wirtschaftsprufungsgesellschaft, Frankfurt am Main ("ERNST & YOUNG"), the Management Boards of Celanese AG and of BCP Management being solely responsible for the decision on the adequacy of the guaranteed dividend and of the cash compensation. As of June 17, 2004 Ernst & Young has given an expert opinion regarding the enterprise value of Celanese AG in accordance with IDW Standard S 1 dated June 28, 2000, "Standards for the Valuation of Business Enterprises" of the Institute of Certified Public Accountants in Germany ("IDW STANDARD S1"). In the following, the determination of the adequate guaranteed dividend payment and the adequate compensation is set out and explained in detail. For this purpose, the expert opinion of Ernst & Young is restated in its entirety in Section F. of the Report.


II.  GUARANTEED DIVIDEND

     According to sect. 304, para. (1), sentence 1 AktG, a profit and loss transfer agreement must provide for an adequate guaranteed dividend for outside shareholders by recurring payments in proportion to the par value of shares (guaranteed dividend payments). The Stock Corporation Act in principle requires payment of a fixed amount of money as adequate guaranteed dividend. The possibility to provide for a variable guaranteed dividend payment pursuant to sect. 304, para. (2), sentence 2 AktG is not available because BCP as the other contracting party is not a stock corporation or a partnership limited by shares.

     The fixed amount of money to be provided as the guaranteed dividend payment must be such that it is not less than the amount which could be expected to be distributed as the average dividend for each Celanese share in view of the past profitability of Celanese AG and its prospective profits, taking into account adequate depreciation and reserves for declines in value but excluding other profit reserves (sect. 304, para. (2), sentence 1 AktG). For this purpose, one must basically assume that all future distributable profits will in fact be distributed (so-called full distribution assumption).

     In a ruling dated July 21, 2003 (File no.- II ZB 17/01 "Ytong"), the Federal High Court of Justice decided that, contrary to the practice in the past, the payment to be guaranteed to the outside shareholders pursuant to sect. 304, para. (1), sentence 1, para. (2), sentence 2 AktG is the expected distributable average gross profit per share as a fixed amount, from which the corporation tax is to be deducted in the amount required by law. This is meant to ensure that any reduction of the corporation tax rate compared to the rate applicable at the time of the evaluation will not result in an unjustified benefit for the company or the other contracting party at the outside shareholders' expense. Inversely, the guaranteed

                                                         Convenience Translation

     dividend rules would in the event of a tax increase not result in an unjustified advantage for the outside shareholders at the expense of the company.

     On the basis of this ruling, a share in the gross profit must be determined as a guaranteed dividend, so that a modification in the corporate tax rates will change the amount of net guaranteed dividend. As a result, section 4 para. (1), sentence 1 of the Agreement provides for a variability with respect to corporation tax. This variability can, however, only apply to that portion of the guaranteed dividend, which in itself originates from earnings subject to German corporation tax, according to the expert opinion regarding the enterprise value. Therefore, the total guaranteed dividend is made up of one pro-rata amount originating from earnings subject to German corporation tax, and another pro-rata amount originating from earnings not subject to German corporation tax. The latter pro-rata amount will remain unchanged even if the corporation tax rates are modified.

     In the expert opinion regarding the enterprise value, the pro-rata guaranteed dividend out of earnings subject to the German corporation tax has been derived from that part of the expected future earnings which is subject to the standard corporation tax rate. Since the guaranteed gross dividend is computed as an average profit share of expected future profits based on a net present value calculation, the size of the corporation tax burden on the expected group results according to the valuation date principle at the same time determines the pro-rata guaranteed dividend which is subject to the variability in respect of the corporation tax burden and the solidarity surcharge in the future.

     As long as the current applicable rates of corporation tax and the solidarity surcharge are not modified, the provision of the guaranteed dividend under the domination and profit and loss transfer agreement results in the same amount as a net guaranteed dividend in accordance with traditional practice.

     A uniform amount can be fixed for the guaranteed dividend payment for the entire term of the Agreement. There is no obligation to agree on a graduated amount of guaranteed dividend even if different profit periods become apparent on the evaluation date, as it is possible to fix an average amount to take account of differing profit expectations in the future. Apart from exceptional cases, such as for example certain capital increases through the issuance of shares in exchange for contributions or by way of conversion of the company's funds in return for the issuance of new shares, the amount of the fixed guaranteed dividend payment can therefore not change subsequently. If the earnings situation of Celanese AG changes, the contractually fixed annual guaranteed dividend payment must thus be made without any change. The guaranteed dividend payment

                                                         Convenience Translation

     which is offered is based exclusively on the earnings situation at the time at which the General Meeting of Celanese AG consents to the Agreement (relevant evaluation date).

     According to the expert opinion of Ernst & Young, the guaranteed dividend before deducting corporation tax and solidarity surcharge calculated on the pro-rata guaranteed dividend out of the earnings subject to German corporation tax amounts to EUR 3.27 per non-par value share with a pro-rata share in the registered capital of EUR 2.56. Based on the circumstances at the conclusion of the Agreement this results, after deducting corporation tax and solidarity surcharge on the pro-rata guaranteed dividend out of earnings subject to German corporation tax, in a net guaranteed dividend of EUR 2.89 per non-par value share with a pro-rata share in the registered capital of EUR 2.56. The Management Boards of BCP Management and of Celanese AG have verified the valuation and agreed to determine the guaranteed dividend accordingly.


III. COMPENSATION

     The Agreement states that BCP will be obliged, upon the demand of an outside shareholder of Celanese, to acquire such shareholder's shares in return for a cash payment (sect. 305, para. (2) no. 3 AktG). Every Celanese shareholder who wishes to accept the acquisition offer for cash payment receives compensation in cash for each Celanese share in the amount of EUR 41.92.

     According to the expert opinion of Ernst & Young, which is based on the principles for the valuation of business enterprises as stipulated in IDW Standard S 1, the aggregate value of the company amounts to EUR 2,067.4m and the value per share is EUR 41.92 for a pro-rata share in the registered capital of EUR 2.56. The management of BCP Management and the Board of Directors of Celanese AG have verified the valuation and agreed to determine a cash compensation in the amount of EUR 41.92 per share with a pro-rata share in the registered capital of EUR 2.56 .

     Even on the basis of the "principle of equivalent availability" (Prinzp der aquivalenten Verfugbarkeit) the Board of Directors of Celanese AG and the management of BCP Management agree that it is inconsistent to assume, on the one hand, for purposes of determining the shareholder's personal tax charge in a standardized way, that profit distributions to the shareholders are subject to tax in accordance with the half income procedure (Halbeinkunfteverfahren) and, on the other hand, for purposes of computing the capitalization rate (alternative investment) to assume a standardized income tax burden without taking into account the half income procedure (Halbeinkunfteverfahren).

                                                         Convenience Translation

     From their perspective it would be justifiable to deviate from the IDW Standard S 1, and to use the same tax rate for the profit distribution to the shareholders and the alternative investments. This would have the consequence that instead of a cash compensation of EUR 41.92 per share, calculated according to the IDW Standard S 1, the value would be EUR 32.44. This value, which in the opinion of the Board of Directors of Celanese AG and the management of BCP would have to be applied as a correct value is below the stock-market price of the share which, according to the German Federal Constitutional Court's (Bundesverfassungsgericht) decision of 27 April 1999, must be applied (cf. in that respect the comments set forth below in Section F.I.8), while the value determined according to IDW Standard S 1 is above the stock-market price.

     Despite their common concerns in respect of the tax assumptions in the applicable formula of the IDW Standard S1, Celanese AG and BCP have made their decision in the interest of the outside shareholders of Celanese AG, that the cash compensation under the Agreement, based on the expert opinion of Ernst & Young prepared in accordance with IDW Standard S 1, shall amount to EUR 41.92 per share. This amount exceeds the relevant stock-market price.

     The amount of cash compensation will bear interest at the rate of two percent per year above the applicable base interest rate pursuant to sect. 247 of the German Civil Code (BGB) as from the end of the day on which the Agreement enters into force (sect. 305, para. (3), sentence 3 AktG).


IV. RELATIONSHIP BETWEEN THE CONTRACTUALLY FIXED GUARANTEED DIVIDEND AND THE CONTRACTUALLY FIXED COMPENSATION OR, AS THE CASE MAY BE, STATUTORY INTEREST ON THE AMOUNT OF COMPENSATION

     The Celanese shareholders can choose either to accept the annual guaranteed dividend payment offered to them or to demand - within the time period fixed for this - that BCP acquire their Celanese share in exchange for cash compensation. The Celanese shareholders do not lose the option right for such compensation by accepting guaranteed dividend payments.

     If the offer to acquire shares in exchange for compensation is accepted only after guaranteed dividend payments are made, which may happen especially if the time period for choosing guaranteed dividend pursuant to sect. 305, para. (4), sentence 3 AktG - i.e. in consequence of the initiation of proceedings regarding the adequacy of guaranteed

                                                         Convenience Translation

     dividend and compensation pursuant to the Compensation and Consideration Adequacy Act - is extended beyond the end of the fixed period set forth in sect. 5 para. (2), sentence 2 of the Agreement, interest on the amount of compensation is set off in case of a later acceptance of the cash compensation offer from the guaranteed dividend payments already made. Not to be set off from interest on the amount of compensation are the guaranteed dividend payments referring to the period of time before the entry into force of the Agreement. There is also no setoff of guaranteed dividend payments already received from the cash compensation itself. This is consistent with the current case law of the Federal Court of Justice.

V.   AUDIT

     In accordance with sect. 293b AktG, the Agreement is audited by PwC Deutsche Revision Aktiengesellschaft Wirtschaftsprufungsgesellschaft, Frankfurt am Main ("PWC"). At the joint request of Celanese AG and BCP, PwC was appointed by the District Court (Landgericht) of Frankfurt am Main on May 3, 2004 amended by decision of May 12, 2004, to serve as the joint contract auditor according to sect. 293c para. (1) sentence 2 AktG.

     The contract auditor will report separately on the result of his audit.

VI.  EXPERT OPINION

     In the following Section F. of this report, the content of the opinion of Ernst & Young as of June 17, 2004 regarding the enterprise value of Celanese AG is completely reproduced in order to give the Celanese shareholders the possibility to understand the determination of the cash compensation and guaranteed dividend amounts and to verify the plausibility of this determination. The sections "Engagement and Execution of Engagement", "Legal and Economic Background" and "Summary" were not reproduced. The format of the evaluation opinion was adapted to this report. In the following, comments to the financial and asset position as well as the profitability of Celanese AG for the past and for the future will in each case relate to the consolidated numbers of Celanese-Group.

                                                         Convenience Translation

                                       F.
                  AMOUNT OF GARANTEED DIVIDEND AND COMPENSATION

I.   VALUATION PRINCIPLES AND METHODS

     1.   PRELIMINARY REMARKS

          The principles and methods applied in the present valuation of Celanese AG are laid out in the current theory and practice of business valuation. They are reflected in IDW Standard S 1, "Standards for the Valuation of Business Enterprises" issued by the IDW, which sets forth the professional standards according to which auditors value companies. These applied principles and methods are also recognized by the courts.

          The value of an enterprise, assuming such an enterprise solely pursues financial goals, is determined by the present value of the net cash flows to the owners connected with ownership of the enterprise (net earnings of company owners). The value of the enterprise is therefore derived from its capacity to generate future net earnings for the shareholders.

          Based on theoretical and practical business principles, the value of a viable undertaking is based on the net earnings which can be generated by continuing the enterprise as a going concern and by disposing of any non-operating assets (future earnings value). From the point of view of the investor - assuming that the enterprise continues as a going concern for an indefinite period - only the future net earnings which are distributable without weakening the earnings power of the enterprise are of interest.

          The future net earnings resulting from the interaction of all these factors driving earnings power are the excess of inflows over outflows or, on an accrual basis, of income over expenses expected in the period after the valuation date. In this regard, the incidental legal conditions governing distributable earnings and the financing of distributions are to be observed.

          IDW Standard S 1 names the capitalized earnings method and the discounted cash flow method as equally valid methods of valuation. In addition, quoted and market prices should provide a basis for considerations of plausibility. In contrast,

                                                         Convenience Translation

          net asset value and liquidation value methods or simplified valuations based on earnings multipliers are only relevant in exceptional circumstances.

          These general valuation principles are presented below.

     2.   CAPITALIZED EARNINGS VALUE

          The capitalized earnings value is the present value of all future net income/net inflows. In calculating this value, it is assumed that future net income will be distributed in full. The assumption of full distribution is discarded if partial retention of earnings is required for legal or tax reasons.

          The probable earnings trend can be more reliably forecast and more plausibly assessed for a shorter period of time in the near future than for subsequent years. In practice, two phases are generally assumed, where the first phase frequently comprises a period of two to three years. In this first phase, an earnings forecast can still be derived with sufficient reliability from previous results.

          However, the acquirer of an enterprise generally plans to continue its investment as a going concern for a longer period. As the results for this more distant second phase cannot be forecast with sufficient probability, the terminal value is determined on the basis of the earnings planned for the last fiscal year in the first phase.

          The expectations of future net earnings are to be estimated based on the circumstances on the valuation date. In this regard, the uncertainty of future expectations represents the key problem for any business valuation. Extensive information must be obtained as a basis for analysis of the business in the past, present and future.

          The starting point for the forecast and plausibility assessment of future net earnings is analyzing the past performance of the enterprise to be valued. The results actually generated in the past must be analyzed based on past market developments. Taking account of expected market developments, they are to be adjusted for one-off and extraordinary, i.e. non-recurring, events.

          Under IDW Standard S 1, the value of a business enterprise is determined by the amount of net cash flows freely available to the shareholder. Net cash flows are

                                                         Convenience Translation

          thus to be determined taking account of the income taxes of the enterprise and the shareholder.

          For corporations, trade tax, corporation tax and the solidarity surcharge are deducted as income taxes at company level.

          As of the 2001 assessment period, the imputation system for corporation tax no longer applies. Instead, corporate income is taxed at 25 % corporation tax plus 5.5 % solidarity surcharge on corporation tax at company level. Taxation makes no distinction between retained and distributed profits. To avoid double taxation, distributions from other corporations and profits from the sale of shares in corporations are generally tax free for corporations. Nevertheless 5 % of the distributions and profits from the sale of shares are treated as non deductible items.

          Income tax and the solidarity surcharge (and generally also church tax) are to be included for the shareholder. Typical assumptions are made in determining the personal income tax charge for the shareholder, since the shareholder's specific tax situation is not known. In accordance with IDW Standard S 1, a typical income tax charge of 35 % is applied to the future net earnings to be capitalized. In valuing corporations, it needs to be taken into account that the distributions to shareholders are subject to the half-income procedure as of the 2001 assessment period. Shareholders are therefore only taxed at their personal income tax rate on half of the dividend income (typically 17.5 %).

          While the dividend income only has to be taxed at half of the typical interest rate, i.e. 17.5 %, by the shareholder, the capitalization rate has to be reduced by the full typical rate of 35 % according to IDW Standard S 1. This is because the present investment is to be compared with an alternative investment for which all other types of income are also relevant - and taxed in the full amount.

          For enterprises with international shareholders who mainly hold other (German) shares as an alternative investment, use of an alternative investment departing from the provisions of IDW Standard S 1 could be considered in determining the capitalization rate. If the alternative investment is to be an investment in listed shares only, the capitalization rate would have to be reduced by half the typical interest rate, i.e. 17.5 %.

                                                         Convenience Translation

          The earnings remaining after deduction of income taxes are discounted to the valuation date to determine the capitalized earnings value. The underlying capitalization rate is determined by the base interest rate, to which a risk premium is applied as well as - if applicable - a growth discount for the terminal value (so called terminal value).

          The base interest rate is based on a risk-free fixed-interest security. The base interest rate of the investment in the enterprise being valued must correspond to an alternative investment with an equivalent term to maturity.

          As a result of the uncertainty surrounding the future, future net earnings cannot be forecast with any certainty. These risks are taken into account by applying a premium to the capitalization rate (risk premium) according to the methods commonly used in Germany and abroad.

          In addition to this uncertainty, future net earnings are also influenced by price changes. If the constant net earnings during the latter phase are calculated nominally and the inherent price changes are not offset by the forecast income and expenses, a growth discount is applied to reduce the capitalization rate.

     3.   CUT-OFF DATE PRINCIPLE

          Business values have to be determined as of a certain date. The valuation date determines which net earnings are no longer taken into consideration as they have already accrued to the previous owner of the enterprise, and from when anticipated or already realized net earnings are attributable to the future owners.

          All circumstances that affect the value of the enterprise in the future need to be taken into account as of this date (e.g. investment decisions).

          According to the Federal Court of Justice (BGH), only information which has its roots in the period prior to the valuation date may be taken into account as of this date (cf. Federal Court of Justice, January 17, 1973, in: Der Betrieb 1973, p. 563). For this, it is insufficient if "looking back, any causal chain can be followed back to before the valuation date" (cf. Dusseldorf Higher Regional Court, February 17, 1984, in: Der Betrieb 1984, p. 817). It must at least appear conceivable that the information later available to the general public had already been anticipated by individual persons on the valuation date. In any case, it would be inappropriate to treat expectations as to the future development of net earnings ex post as of the

                                                         Convenience Translation

          valuation date as equivalent to the developments occurring later, since this would not take account of uncertainty existing as of the valuation date (cf. Moxter, Grundsatze ordnungsmaBiger
          Unternehmensbewertung, 3rd Edition 1983, p. 169 ff.).

     4.   SYNERGIES

          According to the "Standards for the Valuation of Business Enterprises", a distinction is made between true and apocryphal (positive and negative) synergies. The measures producing the synergies must have been initiated prior to the valuation date. In the present case, there are no true and apocryphal synergies.

     5.   SEPARATELY VALUED ASSETS

          The capitalized earnings value calculated in this way only reflects the value of operating assets. The valuation has to be modified if the company has non-operating assets at its disposal. Assets that can be sold individually without impairing the enterprise's ability to continue as a going concern are to be stated separately from the calculation of the capitalized earnings value of the business units required for operations together with net income from the individual sale and included in the business value.

          Furthermore, tax loss carry forwards, must be recorded separately in the valuation model. The value of the tax loss carry forwards is derived directly from the tax saved by using the recoverable loss carryforward, net of the minimum taxation. This value is determined by taking the earnings derived from the earnings forecast and netting them with the loss carry forwards over time until the full amount of losses has been used up.

     6.   LIQUIDATION VALUE

          Should it prove more advantageous to sell the assets of the enterprise separately rather than maintaining a going concern, the sum of the net proceeds generated by the sale (the liquidation value) is taken as the minimum value.

          As Celanese AG is a profitable enterprise, liquidation is no alternative to a going concern given the expense that liquidation would entail. We have therefore not calculated the liquidation value in this case.

                                                         Convenience Translation

     7.   NET ASSET VALUE

          The calculation of net asset value based on replacement costs gives the reconstruction value of the enterprise which, due to the fact that intangible assets are generally not recognized fully by this process (e.g. value of organization, position on the market), is generally only a partial reconstruction value. This is only independently meaningful for calculating the overall value of a going concern in a few exceptional cases not relevant here, e.g. if the best alternative use of capital were to reconstruct the enterprise. We have therefore not calculated the net asset value in the case at hand.

     8.   STOCK MARKET VALUE

          In its decision of April 27, 1999 (cf. Federal Constitutional Court, 1 BvR 1613/94, Der Betrieb 1999, p. 1.696, IDW Standard S 1, section 16 as well as Die Wirtschaftsprufung 1999, p. 780 ff.), the Federal Constitutional Court (BVerfG) ruled that the full compensation to be granted, in determining the settlement or compensation for outside or former shareholders when concluding a domination or profit and loss transfer agreement or in the event of integration, may not be below the fair value of the shares. In turn, this may not be fixed for listed companies without taking account of the stock market price. Disregarding the stock market price for a settlement or compensation payment on the basis of a business value below market capitalization represents a violation of Art. 14 (1) GG (Basic Constitutional Law).

               "The requirement to take the stock market price into consideration in determining appropriate compensation does not mean, however, that the stock market price alone must be decisive. Exceeding this price is unproblematic under constitutional law. There can also be good constitutional reasons for going below this price."

          This applies in the exceptional event that the stock market price does not reflect the fair value of the share. As an example and possible cause in cases in which the stock market price does not reflect the fair value of the share, the court cites a lack of trading in the company's shares and market constraints in the case of integration.

               "In this case, it is uncertain whether the minority shareholder would actually have been able to sell its shares at the stock market price. Yet even in this case the stock market price is not entirely unsuitable for

                                                         Convenience Translation

               determining the value of an equity investment as long as the shares are traded on the stock exchange. The principal company which has to pay compensation (in the case of integration) or the controlling company (in the case of an intercompany agreement) must have the opportunity to present in judicial settlement proceedings and, if necessary prove, that the stock market price does not correspond to the fair market value because, for instance, practically no company shares have been traded for some time." (Federal Constitutional Court, decision dated April 27, 1999, paragraph 67/68).

          In accordance with the decision by the Federal Court of Justice of March 12, 2001 (cf. Wertpapier-Mitteilungen, p. 856), a reference price must be used in determining the definitive stock market price; this must be the average price over a period of three months. The three-month reference period should run right up to the cut-off date, which is the date of the shareholders' meeting at the controlling stock corporation or the stock corporation being integrated. "Extraordinary one-day peaks or extreme developments in the space of just a few days that do not persist are to be eliminated when determining the average stock market price."

          The selection of a reference period up to the shareholders' meeting instead of up to announcement of the planned group formation has been criticized in the relevant literature. The line of argument is that interested parties have the possibility of manipulating the stock market price in the period between announcement of the intercompany agreement and the date of the shareholders' meeting. The Federal Constitutional Court has also emphasized this aspect. It is therefore considered more appropriate to have the three-month reference period end before the date of announcement of the group formation (cf. Krieger, Betriebs-Berater 2002, p. 53). Sec. 5 of the German Securities Takeover offer By-Laws ("WpUG-Angebots-VO") stipulates that the average stock market prices of the shares during the last three months prior to the decision by the bidder to make an offer being published are decisive for calculating the minimum value of the offer.

          The Federal Constitutional Court has also ruled in connection with the use of the stock market price as a basis for calculating the settlement that the stock market price should only be rejected as a basis for settlement "if it would have been entirely impossible ... for individual outside shareholders to sell their shareholding ... at the stock market price (Federal Constitutional Court, decision of April 27, 1999 - 1 BvR 1613/94, DB 1999, p. 1,697; cf. Huttemann, ZGR
          2001, p. 460). However, according to the decision of the Federal Court of Justice

                                                         Convenience Translation

          of March 12, 2001, any impossibility of selling at the stock market price applies both to the parties in the case ruled on and to "the other outside shareholders" (Federal Court of Justice, decision of March 12, 2001 - II ZB 15/00, AG 2001, p. 420).

          The relevance of the stock market value to the present case is examined in Section F. II. 8.

     9.   DATE OF BUSINESS VALUATION

          The cut-off date for the determination of the business value of Celanese AG, the appropriate compensation (compensation payment) and the settlement is the day, on which the decision about the approval to the domination and profit and loss transfer agreement will be made. An extraordinary shareholder's meeting will be set up on July 30, and 31, 2004 for this purpose. This valuation does - in favour of the shareholder's - anticipate that the decision will be made on July 31, 2004 and determines this day therefore as cut-off date. The valuation as of that date is based on current planning and takes into account all relevant circumstances until completion of the valuation work (June 17, 2004). The value so determined would only have to be revised if the basis for valuation were to change prior to the date the resolution is adopted by the extraordinary shareholders' meeting (July 31, 2004).


II.  DETERMINATION OF THE BUSINESS VALUE, THE COMPENSATION

     1.   METHODICAL APPROACH

          The capitalized earnings value of Celanese AG was determined on the basis of the expected future consolidated net earnings of the Company. These earnings were taken from the budgeted operating earnings of the segments derived from the various legal entities. The budgeted operating earnings include the results of fully consolidated companies as well as companies consolidated according to the equity method and the non-consolidated companies. The minority interests in earnings taken into account were minor, as the major equity investments in the consolidated group are wholly owned.

          The years 2001 (with limitations due to lack of comparability) to 2003 were used as the reference period for the analysis of past results.

                                                         Convenience Translation

          The capitalized earnings values were calculated on the basis of forecasts using the phase method. The first forecast phase corresponds to the period used for the planning for the years 2004 to 2008 (the Group's forecast 2.0 and mid-term planning dated May 29, 2004). The second forecast phase corresponds to subsequent periods (fiscal years as of 2009).

          Past figures from the consolidated financial statements in accordance with US GAAP and SEC Form 20-F were available for fiscal years 2001 to 2003. The planning, consisting of the main elements of budgeted earnings, budgeted balance sheet and the budgeted statement of cash flows, also in accordance with US GAAP, was available for fiscal years 2004 to 2008.

          Existing tax loss carry forwards were included in the valuation model according to their recoverability to take account of the tax advantages in determining the business value, the compensation payment and the settlement.

          The business value of Celanese AG and the non-operating assets valued separately as well as the number of shares outstanding were used to calculate the value per share and thus the computed amount of the settlement. The appropriate compensation was determined as the average share in profits from the Company's current results of operations and its future earnings prospects.

     2.   ACCOUNTING AND INTERNAL REPORTING

          The consolidated financial statements of Celanese AG were prepared in accordance with United States Generally Accepted Accounting Principles (US GAAP) under Sec. 292a HGB. In accordance with US GAAP, all significant German and foreign subsidiaries controlled by the parent company were included in the consolidated financial statements. The group of fully consolidated companies in fiscal year 2003 comprised 13 German and 60 foreign entities in which Celanese AG directly or indirectly holds the majority of voting rights. These entities include two insurance companies and one property company. Other entities in Germany and abroad are included in the consolidated financial statements according to the equity method or valued at cost.

          The financial statements which are published annually and quarterly are supplemented by internal reporting for management purposes. Internal reporting provides monthly information on the current performance of key items of earnings

                                                         Convenience Translation

          and assets compared to the prior year and the budget as well as the causes. This is supplemented by an integrated and systematic early warning system for risk detection and control across all divisions.

     3.   ANALYSIS OF PAST RESULTS

          A)   PRELIMINARY REMARKS

               An analysis of past results forms the basis for projections of future earnings. For this purpose, knowledge of the results achieved in the years preceding the valuation date is used to test the plausibility of forecast future earnings. The aim of the analysis is to ascertain the reasons for the amount and development of past results over time in order to draw conclusions as to the resulting future earnings based on assumptions about probable future conditions.

               To assess the earnings power and to obtain indicators to evaluate the planning, adjusted past results were derived from the internal income statements of Celanese AG and from the audited financial statements. For this purpose, the expenses and income of fiscal years 2001 to 2003 were analyzed and generally adjusted in 2002 and 2003 for one-off expenses and income which cannot be expected to arise in the future.

               As a result, the past results adjusted for the purposes of this report do not correspond to the published annual results. However, we have presented operating EBITDA before and after adjustments for the purpose of comparison.

                                                         Convenience Translation

          B)   RESULTS OF OPERATIONS

               The results of operations for the years 2001 through 2003 of Celanese AG according to the cost of sales method (US GAAP) are shown below. The statements of operations for 2001 and 2002 are derived from Form 20-F as of December 31, 2003 and, for better comparability, do contain the operations sold as of December 31, 2003 in the discontinued operations section. The Emulsions division acquired from Clariant AG at the end of 2002 has also been consolidated pro forma in the following statements of operations for 2001 and 2002:

                                                                                              PRO-FORMA    PRO-FORMA    PRO-FORMA
in Mio.(euro)                                                                                    2001        2002          2003
                                                                                              ---------    ---------    ---------
Net sales                                                                                        4.676       4.320       4.075
Cost of sales                                                                                   (3.960)     (3.532)     (3.436)
Selling, general and administrative expenses                                                      (571)       (500)       (451)
Research and development expenses                                                                  (95)        (83)        (79)
Special charges                                                                                   (464)          5          (5)
Foreign exchange gain (loss)                                                                         2           4          (3)
Gain on disposition of assets                                                                       --          12           5
                                                                                              ---------    ---------    ---------
OPERATING PROFIT (LOSS)                                                                           (412)        226         106
Equity in net earnings of affiliates                                                                13          22          31
Interest expense                                                                                   (80)        (59)        (43)
Interest and other income, net                                                                      65          48          88
                                                                                              ---------    ---------    ---------
EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE TAX AND MINORITY INTERESTS                      (414)        237         182
Income tax (provision) benefit                                                                      99         (80)        (54)
                                                                                              ---------    ---------    ---------
EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE MINORITY INTERESTS                              (315)        157         128
Minority interests                                                                                  --          --          --
EARNINGS (LOSS) FROM CONTINUING OPERATIONS                                                    ---------    ---------    ---------
                                                                                                  (315)        157         128
Earnings (loss) from operation of discontinued operations (including gain on disposal of discontinued operations of 6 Mio.(euro), 14 Mio.(euro)and 14 Mio.(euro)in 2003, 2002 and 2001,
respectively)                                                                                      (85)        (31)          4
Income tax benefit                                                                                  26          56          --
                                                                                              ---------    ---------    ---------
EARNINGS (LOSS) FROM DISCONTINUED OPERATIONS                                                       (59)         25           4
Cumulative effect of changes in accounting principles, net of income tax of 1 Mio.(euro)
and 5 Mio.(euro)in 2003 and 2002, respectively                                                      --          19          (1)
                                                                                              ---------    ---------    ---------
NET EARNINGS (LOSS)                                                                               (374)        201         131
                                                                                              =========    =========    =========
EBITDA Reconciliation (for information purposes)
------------------------------------------------
OPERATING PROFIT (LOSS)                                                                           (412)        226         106
therein included Depreciation / Amortization                                                  ---------    ---------    ---------
                                                                                                   375         272         260
                                                                                              ---------    ---------    ---------
EBITDA                                                                                             (37)        498         366
                                                                                              =========    =========    =========



Source: Annual Report

                                                         Convenience Translation

     Sales and EBITDA break down by segment as follows:

                                 ACTUAL   % of net    ACTUAL  % of net   ACTUAL   % of net
in Mio. (euro)                    2001      sales      2002     sales     2003      sales
                                  ----      -----      ----     -----     ----      -----
NET SALES                        4.676      100,0     4.320     100,0    4.075      100,0
  thereof
    Chemical Products            3.060       65,4     2.817      65,2    2.713       66,6
    Acetate                        762       16,3       670      15,5      578       14,2
    Ticona                         706       15,1       696      16,1      675       16,6
    Performance Products           159        3,4       161       3,7      150        3,7
    Other Activities                83        1,8        55       1,3       44        1,1
    Intersegment Eliminations      (94)      (2,0)      (79)     (1,8)     (85)      (2,1)


EBITDA                             (37)      (0,8)      498      11,5      366        9,0
  thereof
    Chemical Products             (133)      (4,3)      351      12,5      261        9,6
    Acetate                         46        6,0        87      13,0       70       12,1
    Ticona                          68        9,6        84      12,1      159       23,6
    Performance Products            51       32,1        55      34,2      (33)     (22,0)
    Other Activities               (69)     (83,1)      (79)   (143,6)     (91)    (206,8)

Source: Annual report and management reporting

               AA)  SALES

                    The EUR 356m decrease in sales in fiscal year 2002 against 2001 was mainly due to lower sale prices und unfavourable exchange rate effects, which more than offset the higher sales volumes in most segments. A slight increase in sales was only recorded in the smallest segment, Performance Products.

                    Sales in fiscal year 2003 fell by EUR 245m against 2002 across all segments. The main reason was unfavourable currency effects as a result of the increase in the value of the euro against the US dollar. Higher sale prices and sales volumes had a positive effect, but failed to fully offset the negative effects.

               BB)  EBITDA

                    There was a significant increase in EBITDA in fiscal year 2002 against 2001 due to special charges, which are described below under Adjustments. Improvements in operating results were also achieved in most segments due to lower raw materials and energy costs, group-wide cost savings and higher sales volumes. This

                                                         Convenience Translation

                    improvement in earnings was partly offset by lower sale prices. Overall, the EBITDA margin rose 12.3 percentage points (2.4% before special charges).

                    The EBITDA margin decreased 2.5 percentage points in fiscal year 2003 against the prior year, returning to the level of EBITDA before special charges in 2001. The main reasons for the drop were the increase in prices for raw materials and energy in most segments and negative currency effects from the rise in the value of the euro.

                    The performance of sales and EBITDA margins for each segment after adjustments is presented in the following section.

               CC)  EQUITY IN NET EARNINGS OF AFFILIATES

                                                             ACTUAL      ACTUAL
                    in Mio. (euro)                            2002        2003
                                                             ------      ------

                    InfraServs* (Other activities)              8          10
                    Polyplastics (Ticona)                       6          13
                    Kepco (Ticona)                              7           6
                    Fortron (Ticona)                            1           4
                    European Oxo (Chemical Products)            -          (2)
                                                             ------      ------
                    TOTAL                                      22          31
                                                             ======      ======

                    * InfraServ Hochst, Gendorf, Knapsack

                    Source: Annual report and management reporting

                    Earnings increased by EUR 9m in 2002 against 2001. This rise is due to the improved results of operations of the joint ventures Ticona Polyplastics, Korea Engineering Plastics Co. Ltd. and Fortron Industries. The first-time adoption of SFAS No. 142 (goodwill impairment) also had a positive effect of EUR 6m (previous goodwill amortization).

                    The further EUR 9m increase in earnings in 2003 against 2002 is mainly a reflection of the further improvement in the results of operations of Polyplastics, some of which is due to the economic growth in China and Taiwan in 2003.

                                                         Convenience Translation

               DD)  INTEREST AND OTHER INCOME

                                                                ACTUAL   ACTUAL
                    in Mio. (euro)                               2002     2003
                                                                ------   ------
                    Acetate China Joint Ventures (Acetate)        13        4
                    CTE- National Methanol (Chemical Products)    24       44
                    Interest payments in insurance settlement      -       18
                    Income resulting from the change of the
                      legal form of an insurance company           -       16
                    Others                                        11        6
                                                                ------   ------
                    TOTAL                                         48       88
                                                                ======   ======

                    Source: Annual report and management reporting

                    Interest and other income dropped by EUR 17m in 2002 against 2001. The main reason for this drop was a decrease in dividends, especially from CTE-National Methanol Co., a joint venture in Saudi Arabia. In total, the equity investments recognized at cost contributed dividend income (including other) of EUR 41m in 2002 following EUR 52m in 2001.

                    The equity investments recognized at cost contributed EUR 11m in dividend income to interest and other income in 2003. This rise is the result of an increase in the dividend from CTE-National Methanol Co., mainly due to higher methanol prices. The Chinese equity investments in the Acetate segment distributed a lower dividend, having reinvested their profits in capacity extensions.

          C)   NORMALIZATION

               An operating EBITDA has been determined for better comparability of forecasted to actual figures. The operating EBITDA excludes the following normalization adjustments/ extraordinary expenses. Operating EBITDA also excludes special charges, restructuring costs and expenses for stock appreciation rights, disclosed separately by the Company. Incorporating these effects results in an EBITDA, which, after deduction of depreciation and amortization expenses, represents the Company's operating result.

                                                         Convenience Translation

               The following special effects in each of the segments were eliminated from operating EBITDA in the period from 2002 to 2008:


                                                 ACTUAL      % of net       ACTUAL      % of net         PLAN       % of net
in Mio, (euro)                                    2002         sales         2003         sales          2004         sales
--------------                                    ----         -----         ----         -----          ----         -----
OPERATING EBITDA                                   486          11,2          427          10,5           431          11,5
  thereof
    Chemical Products                              352          12,5          284          10,5           297          12,3
    Acetate                                         91          13,6           74          12,8            68          13,1
    Ticona                                          96          13,8           98          14,5           124          18,0
    Performance Products                            59          36,6           50          33,3            44          30,8
    Other Activities                              (112)       (203,6)         (79)       (179,5)         (102)       (283,3)

NORMALIZATION ADJUSTMENTS/EXTRAORDINARY
EXPENSES                                            13           0,3           16           0,4            (2)         (0,1)
  thereof
    Chemical Products                               --            --           --            --            --            --
    Acetate                                         (3)         (0,4)           1           0,2             1           0,2
    Ticona                                          (6)         (0,9)           3           0,4             8           1,2
    Performance Products                            (3)         (1,9)           2           1,3            (1)         (0,7)
    Other Activities                                25          45,5           10          22,7           (10)        (27,8)

EBITDA EXCLUDING SPECIAL CHARGES, EXPENSES FOR     499          11,6          443          10,9           429          11,5
STOCK APPRECIATION RIGHTS AND RESTRUCTURING COSTS
Special charges                                      5           0,1           (5)         (0,1)          (53)         (1,4)
Restructuring costs                                 (1)         (0,0)         (22)         (0,5)          (36)         (1,0)
Expenses for stock appreciation rights              (5)         (0,1)         (50)         (1,2)           --            --

EBITDA                                             498          11,5          366           9,0           340           9,1


                                                  PLAN    % of net     PLAN    % of net    PLAN     % of net    PLAN    % of net
in Mio, (euro)                                    2005      sales      2006      sales     2007       sales     2008      sales
                                                  ----      -----      ----      -----     ----       -----     ----      -----
OPERATING EBITDA                                   475       12,6       525       13,5      477        12,5      439       11,7
  thereof
    Chemical Products                              309       13,0       355       14,5      302        12,5      273       11,4
    Acetate                                         76       13,3        64       10,9       63        12,5       54       11,6
    Ticona                                         139       19,1       159       20,9      170        21,4      181       22,0
    Performance Products                            48       33,8        46       33,1       43        31,9       33       26,2
    Other Activities                               (97)    (269,4)      (99)    (275,0)    (101)     (280,6)    (102)    (283,3)

NORMALIZATION ADJUSTMENTS/EXTRAORDINARY
EXPENSES                                           (10)      (0,3)        2        0,1        2         0,1       (2)      (0,1)
  thereof
    Chemical Products                               --         --        --         --       --          --       --         --
    Acetate                                         --         --        --         --       --          --       --         --
    Ticona                                          (3)      (0,4)        3        0,4        2         0,3       (2)      (0,2)
    Performance Products                            --         --        --         --       --          --       --         --
    Other Activities                                (7)     (19,4)       (1)      (2,8)      --          --       --         --

EBITDA EXCLUDING SPECIAL CHARGES, EXPENSES FOR     465       12,3       527       13,5      479        12,6      437       11,6
STOCK APPRECIATION RIGHTS AND RESTRUCTURING COSTS
Special charges                                     (6)      (0,2)       (5)      (0,1)     (48)       (1,3)      (5)      (0,1)
Restructuring costs                                (13)      (0,3)       --         --       --          --       --         --
Expenses for stock appreciation rights              --         --        --         --       --          --       --         --

EBITDA                                             446       11,8       522       13,4      431        11,3      432       11,5


Source: Annual report and management reporting

               The adjustments to past results are presented below. For comparison, the extraordinary expenses in the future discussed in the analysis of the planning are also shown.

               In 2002, the adjustments in the Acetate segment mainly relate to expenses for plant maintenance and an adjustment for LIFO valuation. In the Ticona segment, one-off relocation costs were incurred as well as the period charge for the maintenance work carried out every three years. The adjustments in the Performance Products segment mainly result from expenses in connection with production problems and a callback. The adjustments in the Other Activities were negative overall. The following main items were adjusted: a reversal of environmental accruals, capital gains of an InfraServ subsidiary, grants to research and development expenses that will not be granted from 2003, expenses in connection with Celanese locations in Mexico and Canada that have already been sold.

               In 2003, the adjustments in the Acetate segment relate to expenses for the selection of new cellulose suppliers and special marketing payments. These were offset mainly by adjusted repayments received for excessive port charges, gains on the disposition of assets and reversals of accruals. The result of the Ticona segment

                                                         Convenience Translation

               was mostly adjusted for cost of multi-period maintenance work allocated to the period. The adjustments in the Performance Products segment mainly result from income not related to the period and the release of expenses accrued in connection with production problems. Adjustments in the Other Activities chiefly comprise the reversal of environmental and other accruals, the adjustment of the accrual recognized for the pension payments of a management board member, one-off expenses in connection with the establishment of a financial shared services center in Dallas, the adjustment of the additional (consulting) costs in connection with the voluntary public tender offer by Blackstone and the adjustment of expenses in connection with locations already sold in Mexico and Canada.

               The planning was tested for plausibility on the basis of adjusted earnings. Planned extraordinary expenses in the future were considered separately.

                                                         Convenience Translation


          D)   ANALYSIS OF SALES AND EBITDA FOR THE INDIVIDUAL SEGMENTS

               AA)  CHEMICAL PRODUCTS


                                                     ACTUAL       % of net        ACTUAL      % of net        ACTUAL    % of net
in Mio, (euro)                                        2001          sales          2002         sales          2003       sales
                                                      ----          -----          ----         -----          ----       -----
NET SALES                                            3,060          100,0         2,817         100,0         2,713       100,0
  Cost of sales                                     (2.723)         (89,0)       (2.408)        (85,5)       (2.414)      (89,0)
                                                    ------                       ------                      ------       -----
GROSS PROFIT                                           337           11,0           409          14,5           299        11,0
                                                    ======                       ======                      ======       =====
  Selling, general and administrative expenses        (220)          (7,1)         (172)         (6,0)         (152)       (5,5)
  Research and development expenses                    (47)          (1,5)          (39)         (1,4)          (29)       (1,1)
  Foreign exchange gain (loss)                           1              -             4           0,1            (1)          -
  Gain on disposition of assets                          1              -             -             -             4         0,1
  Special charges                                     (421)         (13,8)            1             -             1           -
                                                    ------                       ------                      ------       -----
OPERATING PROFIT                                      (349)         (11,4)          203           7,2           122         4,5
                                                    ======                       ======                      ======       =====
  Depreciation                                         216            7,1           148           5,2           139         5,2
                                                    ------                       ------                      ------       -----
EBITDA                                                (133)          (4,3)          351          12,4           261         9,7
                                                    ======                       ======                      ======       =====
  Special charges                                      421           13,7            (1)            -            (1)          -
  Restructuring costs                                  n/a            n/a             -             -            12         0,4
  Expenses for stock appreciation rights                 4            0,1             2           0,1            12         0,4
                                                    ------                       ------                      ------       -----
EBITDA EXCLUDING SPECIAL CHARGES, EXPENSES FOR
STOCK APPRECIATION RIGHTS AND RESTRUCTURING COSTS      292            9,5           352          12,5           284        10,5
                                                    ======                       ======                      ======       =====
  Normalization adjustments                            n/a            n/a             -             -             -           -
                                                    ------                       ------                      ------       -----
OPERATING EBITDA                                       292            9,5           352          12,5           284        10,5
                                                    ======                       ======                      ======       =====


Source: Annual report and management reporting



               (1)  Sales

                    The decrease in sales in 2002 (-8 %) is mainly attributable to a drop in sale prices (-10 %) and negative exchange rate effects (-3 %). An increase in sales volume (+4 %) and in emulsion sales (+1 %) counteracted these effects. The negative price effect is due to the decrease in raw materials costs in 2002, especially for natural gas, ethylene and propylene. It was possible to raise the prices for acetyl products against the trend due to higher demand, temporary capacity constraints at competitors and rising raw materials costs from quarter to quarter. The sales volumes rose for acetic acid in Asia especially and for VAM in the United States.

                    The drop in sales in fiscal year 2003 (-4 %) is mainly due to negative exchange rate effects (-13 %) and the contribution of the

                                                         Convenience Translation

                    European division of the oxo business to a joint venture from the fourth quarter of 2003 (-1 %). Higher sale prices (+9 %) and volumes (+1 %) could not fully offset these effects. For the major products, the sale prices for acetic acid and VAM rose in particular, as a result of the increase in prices for natural gas, ethylene and propylene. Acetic acid volumes increased in Asia especially, and sales volumes of VAM grew around the world.

                    In order to render the sales for 2003 comparable with those from 2002 and 2001, the figures for 2002 and 2001 were increased to account for the results of the emulsion business acquired in 2003 and internal sales. In a pro forma consolidation, internal sales from VAM sales of EUR 42m and EUR 49m, respectively, were eliminated in 2002 and 2001. The same amount was deducted from the production cost.

               (2)  Operating EBITDA

                    The increase in operating EBITDA in 2002 (+21 %) is mainly attributable to greater productivity. In addition, sale prices in the acetyl, acetyl derivatives and polyol product lines were increased more strongly than the raw materials prices.

                    The decrease in operating EBITDA in 2003 (-19 %) is primarily due to higher energy costs (17 %). The rise in sale prices in the course of the year largely offset the increased cost of raw materials for the year as a whole. However, negative exchange rate effects in particular contributed to a decrease in margins. Cost savings as a result of restructuring projects counteracted the negative trend.

                                                         Convenience Translation

                    BB)  ACETATE

                                                    ACTUAL        % of net      ACTUAL       % of net      ACTUAL       % of net
in Mio, (euro)                                       2001           sales        2002          sales        2003          sales
                                                     ----           -----        ----          -----        ----          -----
NET SALES                                             762           100,0         670          100,0         578          100,0
  Cost of sales                                      (672)          (88,2)       (590)         (88,1)       (517)         (89,4)
                                                     ----                        ----                       ----
GROSS PROFIT                                           90            11,8          80           11,9          61           10,6
                                                     ====                        ====                       ====
  Selling, general and administrative expenses        (59)           (7,6)        (47)          (7,0)        (42)          (7,4)
  Research and development expenses                   (10)           (1,3)         (7)          (1,0)         (7)          (1,2)
  Foreign exchange gain (loss)                          1             0,1           4            0,6          (2)          (0,3)
  Gain on disposition of assets                         1             0,1           -              -           1            0,2
  Special charges                                     (50)           (6,6)          -              -           -              -
                                                     ----                        ----                       ----
OPERATING PROFIT                                      (27)           (3,5)         30            4,5          11            1,9
                                                     ====                        ====                       ====
  Depreciation                                         73             9,5          57            8,5          59           10,2
                                                     ----                        ----                       ----
EBITDA                                                 46             6,0          87           13,0          70           12,1
                                                     ====                        ====                       ====
  Special charges                                      50             6,6           -              -           -              -
  Restructuring costs                                 n/a             n/a           -              -           2            0,3
  Expenses for stock appreciation rights                1             0,1           1            0,1           3            0,6
                                                     ----                        ----                       ----
EBITDA EXCLUDING SPECIAL CHARGES, EXPENSES FOR
STOCK APPRECIATION RIGHTS AND RESTRUCTURING COSTS      97            12,7          88           13,1          75           13,0
                                                     ====                        ====                       ====
  Normalization adjustments                           n/a             n/a           3            0,5          (1)          (0,2)
                                                     ----                        ----                       ----
OPERATING EBITDA                                       97            12,7          91           13,6          74           12,8
                                                     ====                        ====                       ====

Source: Annual report and management reporting



                         (1)  Sales

                              Sales dropped by 12 % in fiscal year 2002. The change is due to a negative volume effect (-7 %) in all product lines and unfavourable currency effects (-5 %). Decreasing sale prices for filament, on the other hand, were offset by higher prices for acetate tow.

                              Sales in 2003 decreased by a total of 14 % against fiscal year 2002, with a slight rise in sales volume. Positive price (+2 %) and volume effects (+1 %) were unable to make up for the unfavourable currency effect (-17 %).

                              Most of the negative currency effects are due to the drop in the value of the US dollar against the euro, as over 75 % of sales were invoiced in US dollars. The prices for acetate tow rose slightly, while the sales volume of acetate tow decreased somewhat. The sale of acetate flakes increased against 2002 at slightly lower

                                                         Convenience Translation

                              prices. The volume of filament sales also rose due to short-term fashion trends and marketing efforts, but the average prices obtained were lower due to strong competitive pressure.

                         (2)  Operating EBITDA

                              Operating EBITDA dropped 6% in fiscal year 2002. The negative effect on earnings due to the lower sales volume was largely offset by initiatives to cut costs and improve productivity.

                              The 19 % decrease in operating EBITDA in fiscal year 2003 is largely the result of the drop in sales. Higher prices for energy and the most important raw materials, acetic acid and cellulose, were partly offset by measures to save costs, especially production costs.

                              As a large proportion of the segment's expenses are incurred in US dollars, currency effects on operating EBITDA are minor in comparison to sales.

                                                         Convenience Translation

                    CC)  TICONA

                                                      ACTUAL        % of net      ACTUAL      % of net      ACTUAL      % of net
in Mio. (euro)                                         2001           sales        2002         sales        2003         sales
                                                       ----           -----        ----         -----        ----         -----
NET SALES                                               706           100,0         696         100,0         675         100,0
  Cost of sales                                        (519)          (73,5)       (477)        (68,5)       (475)        (70,4)
                                                       ----                        ----                      ----
GROSS PROFIT                                            187            26,5         219          31,5         200          29,6
                                                       ----                        ----                      ----
  Selling, general and administrative expenses         (174)          (24,7)       (159)        (22,8)       (143)        (21,2)
  Research and development expenses                     (28)           (4,0)        (25)         (3,6)        (26)         (3,9)
  Foreign exchange gain (loss)                            -               -          (1)         (0,1)          1           0,1
  Gain on disposition of assets                          (1)           (0,1)          -             -           -             -
  Special charges                                         9             1,3          (5)         (0,7)         77          11,4
                                                       ----                        ----                      ----
OPERATING PROFIT                                         (7)           (1,0)         29           4,2         109          16,1
                                                       ----                        ----                      ----
  Depreciation                                           75            10,6          55           7,8          50           7,5
                                                       ----                        ----                      ----
EBITDA                                                   68             9,6          84          12,0         159          23,6
                                                       ----                        ----                      ----
  Special charges                                        (9)           (1,3)          5           0,7         (77)        (11,4)
  Restructuring costs                                   n/a             n/a           -             -           8           1,2
  Expenses for stock appreciation rights                  2             0,3           1           0,1          11           1,6
                                                       ----                        ----                      ----
EBITDA EXCLUDING SPECIAL CHARGES, EXPENSES FOR
STOCK APPRECIATION RIGHTS AND RESTRUCTURING COSTS        61             8,6          90          12,8         101          15,0
                                                       ----                        ----                      ----
  Normalization adjustments                             n/a             n/a           6           0,9          (3)         (0,5)
                                                       ----                        ----                      ----
OPERATING EBITDA                                         61             8,6          96          13,8          98          14,5
                                                       ----                        ----                      ----

Source: Annual report and management reporting

                         (1)  Sales

                              Sales in 2002 dropped slightly against 2001 as a result of unfavourable currency effects and lower average prices in most product lines. The expansion of sales volume (+5 %), especially in the polyacetal product line, partly compensated for the negative price (-2 %) and currency effects (-2 %).

                              In 2003, sales decreased by 3%, primarily due to negative price (-3 %) and currency effects (-9 %) in all product lines. This was partly offset by volume growth (+9 %).

                              The negative currency effects are chiefly attributable to the drop in the value of the US dollar against the euro. The sale volumes of the polyacetal and GUR product lines especially rose against 2002. However, average prices were lower as a result of changes in the customer and product mix and more exports by Asian competitors

                                                         Convenience Translation

                              to North America. The sales of the other product lines increased slightly due to the development of new applications and growing market demand.

                         (2)  Operating EBITDA

                              The 59 % improvement in operating EBITDA in 2002 is chiefly the result of higher sales volumes and lower prices for raw materials.

                              In 2003, operating EBITDA remained - due to cost savings - constant on 2002 despite a decrease in sales and an increase in the cost of energy and raw materials. The currency effect on operating EBITDA is absolutely lower due to the natural offset of sales and production costs as well as selling and administrative costs in US dollars.

                         (3)  Special charges

                              In fiscal year 2003, Ticona received income from insurance settlements related to the so-called "plumbing" case. This income was partly offset by restructuring costs and one-off expenses for cost saving programs.

                                                         Convenience Translation

                    DD)  PERFORMANCE PRODUCTS

                                                     ACTUAL         % of net     ACTUAL       % of net     ACTUAL       % of net
in Mio. (euro)                                        2001            sales       2002          sales       2003          sales
                                                      ----            -----       ----          -----       ----          -----
NET SALES                                              159            100,0        161          100,0        150          100,0
  Cost of sales                                        (84)           (52,8)       (77)         (47,8)       (80)         (53,3)
                                                       ---                         ---                       ---
GROSS PROFIT                                            75             47,2         84           52,2         70           46,7
                                                       ---                         ---                       ---
  Selling, general and administrative expenses         (27)           (17,0)       (31)         (19,3)       (20)         (13,3)
  Research and development expenses                     (4)            (2,5)        (5)          (3,1)        (5)          (3,3)
  Foreign exchange gain (loss)                           -                -          -              -          -              -
  Gain on disposition of assets                          -                -          -              -          -              -
  Special charges                                        -                -          -              -        (84)         (56,0)
                                                       ---                         ---                       ---
OPERATING PROFIT                                        44             27,7         48           29,8        (39)         (26,0)
                                                       ---                         ---                       ---
  Depreciation                                           7              4,4          7            4,4          6            4,0
                                                       ---                         ---                       ---
EBITDA                                                  51             32,1         55           34,2        (33)         (22,0)
                                                       ---                         ---                       ---
  Special charges                                        -                -          -              -         84           56,0
  Restructuring costs                                  n/a              n/a          1            0,6          -              -
Expenses for stock appreciation rights                   -                -          -              -          1            0,6
                                                       ---                         ---                       ---
EBITDA EXCLUDING SPECIAL CHARGES, EXPENSES FOR
STOCK APPRECIATION RIGHTS AND RESTRUCTURING COSTS       51             32,1         56           34,8         52           34,7
                                                       ---                         ---                       ---
  Normalization adjustments                            n/a              n/a          3            1,8         (2)          (1,3)
                                                       ---                         ---                       ---
OPERATING EBITDA                                        51             32,1         59           36,6         50           33,3
                                                       ---                         ---                       ---

Source: Annual report and management reporting

                         (1)  Sales

                              Sales increased by 1% in fiscal year 2002. The change is attributable to the higher sales volume for Sunett (10%) due to new uses in the beverage and food industry, which were largely offset by lower sale prices (-9%) for Sunett and Sorbates. The price of Sunett decreased as a result of greater sales to major customers. For Sorbates, price pressure due to the global excess capacity primarily made itself felt.

                              Sales in 2003 decreased by 7% overall against fiscal year 2002 due to lower sale prices for Sunett and Sorbates (-12%) despite a further increase in sales volume (+5%). The main patent for Sunett is set to expire in 2005. The Company's strategy is therefore to extend sales volumes to achieve greater market penetration. New uses in the beverage and food industry also have a positive effect

                                                         Convenience Translation

                              on the sales volume of Sunett. In contrast, prices and sales volumes for Sorbates decreased in 2003 due to the global excess capacity.

                         (2)  Operating EBITDA

                              Operating EBITDA increased 16% in fiscal year 2002. The main factors behind the rise were the slightly positive sales trend as well as cost savings and process optimization.

                              The 15% decrease in operating EBITDA in 2003 is largely the result of the drop in sales, which could not be fully offset by further cost savings and process optimization.

                         (3)  Special charges

                              Special charges relate to antitrust actions in connection with the Sorbates business.

                    EE)  OTHER ACTIVITIES

                                                     ACTUAL       % of net      ACTUAL       % of net     ACTUAL       % of net
in Mio. (euro)                                        2001          sales        2002          sales       2003          sales
                                                      ----          -----        ----          -----       ----          -----
NET SALES                                               83          100,0          55          100,0         44          100,0
  Cost of sales                                        (58)         (69,9)        (58)        (105,5)       (35)         (79,5)
                                                       ---                        ---                       ---
GROSS PROFIT                                            25           30,1          (3)          (5,5)         9           20,5
                                                       ---                        ---                       ---
  Selling, general and administrative expenses         (90)        (108,4)        (92)        (167,3)       (95)        (215,9)
  Research and development expenses                     (5)          (6,0)         (7)         (12,7)       (12)         (27,3)
  Foreign exchange gain (loss)                           1            1,2          (2)          (3,6)         -              -
  Gain on disposition of assets                         (1)          (1,2)         11           20,0          -              -
  Special charges                                       (2)          (2,4)          9           16,4          1            2,3
                                                       ---                        ---                       ---
OPERATING PROFIT                                       (72)         (86,7)        (84)        (152,7)       (97)        (220,5)
                                                       ---                        ---                       ---
  Depreciation                                           3            3,6           5            9,1          6           13,6
                                                       ---                        ---                       ---
EBITDA                                                 (69)         (83,1)        (79)        (143,6)       (91)        (206,8)
                                                       ---                        ---                       ---
  Special charges                                        2            2,4          (9)         (16,4)        (1)          (2,3)
  Restructuring costs                                  n/a            n/a           -              -          -              -
  Expenses for stock appreciation rights                 4            4,8           1            1,8         23           52,3
                                                       ---                        ---                       ---
EBITDA EXCLUDING SPECIAL CHARGES, EXPENSES FOR
STOCK APPRECIATION RIGHTS AND RESTRUCTURING COSTS      (63)         (75,9)        (87)        (158,2)       (69)        (156,8)
                                                       ---                        ---                       ---
  Normalization adjustments                            n/a            n/a         (25)         (45,5)       (10)         (22,7)
                                                       ---                        ---                       ---
OPERATING EBITDA                                       (63)         (75,9)       (112)        (203,6)       (79)        (179,5)
                                                       ---                        ---                       ---

Source: Annual report and management reporting

                                                         Convenience Translation

                         Sales and the cost of sales result from the Group's insurance companies and from the Celanese Ventures area. After intersegment consolidation, the insurance companies, especially Elwood, account for around one half of sales, as does the Celanese Ventures area. The selling, general and administrative expenses and the special charges are incurred in the Group's three corporate centers. The research and development expenses are incurred by Celanese Ventures.

                         (1)  Sales

                              The decrease in sales in fiscal year 2002 (-34%) is mainly due to the sale of an InfraServ subsidiary in the first quarter of 2002. In addition, service agreements expired and royalties no longer had to be paid at Celanese Ventures GmbH.

                              The drop in sales in fiscal year 2003 (-20%) is chiefly attributable to negative currency effects and lower third-party sales by the insurance companies.

                         (2)  Operating EBITDA

                              The 78 % fall in operating EBITDA in fiscal year 2002 is the result of an increase in the loss provisions at the Group's insurance companies and lower profit contributions from Celanese Ventures GmbH.

                              The 29 % improvement in operating EBITDA in 2003 is mainly attributable to lower expenses in connection with the other obligations from sold Hoechst companies as well as improved operating EBITDA at the Group's insurance companies.

     4.   ANALYSIS OF PLANNING

          A)   GROUP PLANNING OF THE COMPANY

               The group planning comprises a forecast for the current fiscal year 2004 and planning for fiscal years 2005 to 2008. The forecast 2.0 was developed

                                                         Convenience Translation

               during the Company's regular budgeting processes in April/May 2004. It includes actual figures for the period ended March 31, 2004 and an updated budget for the fiscal year 2004 based thereon. The planning for fiscal years 2005 to 2008 was also developed during a scheduled strategy meeting at the end of May 2004 and adopted at a management board meeting on May 29, 2004. During the course of this meeting the forecast 2.0 was adjusted and adopted at the management board meeting in minor points with regard to better knowledge. The starting point for the planning is the forecast for the fiscal year 2004 planned bottom-up by the individual segments on the basis of products and business lines. Naturally, the plan for the years 2005 through 2008 is less detailed than the forecast for fiscal year 2004. The level of detail is as displayed.

               The forecast for 2004 and the planning for 2005 to 2008 are based on actual projections of price and sales trends and corresponding cost structures, taking the chemical industry cycle, the assumed trends of foreign currency exchange rates (2004: as of February) and prices for raw materials into consideration. Market trends and competition have also been taken into account.

               The Company is relatively dependent on the chemical cycle, especially in the Chemical Products segment. The chemical business has moved in cycles in the past, reaching a low in the mid-1990s. Since then, it has undergone a slow recovery which the Company expects to peak in 2006.

               Peaks in the chemical cycle arise through price increases, which lead to capacity extensions. These capacity extensions subsequently result in price reductions until demand is saturated. When a low is reached, the price reductions result in capacity adjustments until the trend reverses.

               The chemical cycle is naturally also dependent on and influenced by the general economic situation.

               The effects of planned restructuring measures in specific business areas as described above were taken into account, as were increases in productivity.

               The planning was reviewed and tested for plausibility with the aid of the documents made available to us by the head of Business Planning und Analysis and his staff as well as discussions with the individual segments.

                                                         Convenience Translation

               The budgeted earnings and past figures for fiscal year 2003 in accordance with US GAAP used in the calculation of the capitalized earnings value are presented below:

                                                       ACTUAL    % of net      PLAN   % of net       PLAN     % of net
in Mio. (euro)                                          2003       sales       2004     sales        2005       sales
                                                        ----       -----       ----     -----        ----       -----
NET SALES                                              4.075       100,0      3.735     100,0       3.782       100,0
Change to prior year in %                               (5,7)                  (8,3)                  1,3
OPERATING EBITDA                                         427        10,5        431      11,5         475        12,6
Change to prior year in %                              (12,1)                   0,9                  10,2
Normalization adjustments / Extraordinary expenses        16         0,4         (2)     (0,1)        (10)       (0,3)
                                                        ----                   ----                  ----
EBITDA EXCLUDING SPECIAL CHARGES, EXPENSES FOR
STOCK APPRECIATION RIGHTS AND RESTRUCTURING COSTS        443        10,9        429      11,5         465        12,3
                                                        ----                   ----                  ----
Special charges                                           (5)       (0,1)       (53)     (1,4)         (6)       (0,2)
Restructuring costs                                      (22)       (0,5)       (36)     (1,0)        (13)       (0,3)
Expenses for stock appreciation rights                   (50)       (1,2)         -         -           -           -
                                                        ----                   ----                  ----
EBITDA                                                   366         9,0        340       9,1         446        11,8
                                                        ----                   ----                  ----
Depreciation                                            (260)       (6,4)      (219)     (5,9)       (232)       (6,1)
                                                        ----                   ----                  ----
EBIT                                                     106         2,6        121       3,2         214         5,7
                                                        ----                   ----                  ----
Equity in net earnings of affiliates                      31         0,8         34       0,9          40         1,1
Dividend income                                           88         2,2         28       0,7          18         0,5
Other financial result                                   (43)       (1,1)       (10)     (0,3)        (12)       (0,3)
                                                        ----                   ----                  ----
EBT                                                      182         4,5        173       4,6         260         6,9
                                                        ----                   ----                  ----


                                                         PLAN    % of net       PLAN   % of net      PLAN    % of net
in Mio. (euro)                                           2006      sales        2007     sales       2008      sales
                                                         ----      -----        ----     -----       ----      -----
NET SALES                                               3.900      100,0       3.814     100,0      3.761      100,0
Change to prior year in %                                 3,1                   (2,2)                (1,4)
OPERATING EBITDA                                          525       13,5         477      12,5        439       11,7
Change to prior year in %                                10,5                   (9,1)                (8,0)
Normalization adjustments / Extraordinary expenses          2        0,1           2       0,1         (2)      (0,1)
                                                         ----                   ----                 ----
EBITDA EXCLUDING SPECIAL CHARGES, EXPENSES FOR
STOCK APPRECIATION RIGHTS AND RESTRUCTURING COSTS         527       13,5         479      12,6        437       11,6
                                                         ----                   ----                 ----
Special charges                                            (5)      (0,1)        (48)     (1,3)        (5)      (0,1)
Restructuring costs                                         -          -           -         -          -          -
Expenses for stock appreciation rights                      -          -           -         -          -          -
                                                         ----                   ----                 ----
EBITDA                                                    522       13,4         431      11,3        432       11,5
                                                         ----                   ----                 ----
Depreciation                                             (232)      (5,9)       (232)     (6,1)      (225)      (6,0)
                                                         ----                   ----                 ----
EBIT                                                      290        7,4         199       5,2        207        5,5
                                                         ----                   ----                 ----
Equity in net earnings of affiliates                       40        1,0          40       1,0         40        1,1
Dividend income                                            35        0,9          39       1,0         36        1,0
Other financial result                                    (13)      (0,3)        (14)     (0,4)       (20)      (0,5)
                                                         ----                   ----                 ----
EBT                                                       352        9,0         264       6,9        263        7,0
                                                         ----                   ----                 ----

Source: Annual report and management reporting

               AA)  SALES

                    The Company expects a EUR 340m (-8.3%) decrease in sales in fiscal year 2004 compared with 2003. The decrease results from the Chemical Products segment in particular. The contribution of the European oxo business to a joint venture with Degussa, netting of sales and production costs for acrylates on a commission basis from 2004 and unfavourable exchange rate developments will be the contributing factors to this segment's decrease in sales. The anticipated increase in the sales volume of the Ticona segment can only offset some of this effect. The other activities are planned to remain constant.

                    The Company has planned an increase in sales of EUR 47m (1.3%) for fiscal year 2005. The rise in sales will mainly result from an increase in the sales volumes of the Acetate and Ticona segments. The Company expects a further decrease in sales of EUR 41m (-1.7%) in the Chemical Products segment.

                                                         Convenience Translation

                    The Company anticipated a 3.1% rise in sales in fiscal year 2006. The Chemical Products segments is expected to see most of the rise due to the chemical cycle. A slight rise in sales is also budgeted for the Acetate and Ticona segments.

                    The Chemical Products segment sales are to drop again in 2007 and 2008, caused by the cyclical development of the chemicals industry. Lower sales are anticipated for the Acetate and Performance Products segments, especially due to decreasing sale prices. An increase in sales in this period has only been budgeted for the Ticona segment. The increase is mainly the result of rising sales volumes in the COC product line.

               BB)  OPERATING EBITDA

                    The operating EBITDA margin is to increase from 10.5% in fiscal year 2003 to 11.7% in 2008. The highest margin will be 13.5% in 2006, the expected peak in the chemical cycle. This is mainly attributable to the performance of EBTIDA in the largest segment, Chemical Products, which is significantly shaped by the chemical cycle.

                    In 2004, EBITDA in the Chemical Products and Ticona segments will rise due to lower costs of raw materials and energy, greater productivity and resulting cost savings. In contrast, the EBIDTA margin in the Performance Products segment will drop due to price pressure in view of growing competition from China. The main patent for Sunett is set to expire in 2005. It is therefore planned to increase market penetration by selling greater quantities in order to make up for lower prices after expiry of the patent.

               CC)  EXTRAORDINARY EXPENSES/NORMALIZATION

                    The extraordinary expenses and normalization adjustments are made for valuation purposes to show a comparable operating EBITDA margin for the past and planning period.

                                                         Convenience Translation

               DD)  SPECIAL CHARGES

                    Special charges are shown separately in the external reporting as well as in the planning.

               EE)  RESTRUCTURING COST

                    Restructuring costs include measures, which are shown separately by the company for planning purposes.

               FF)  EQUITY IN NET EARNINGS OF AFFILIATES

                                                  ACTUAL      PLAN      PLAN     PLAN      PLAN      PLAN
in Mio. (euro)                                     2003       2004      2005     2006      2007      2008
                                                   ----       ----      ----     ----      ----      ----
InfraServs* (Other activities)                      10          9         8        8         8         8
Polyplastics (Ticona)                               13         15        18       18        18        18
Kepco (Ticona)                                       6          7         7        7         7         7
Fortron (Ticona)                                     4          6         6        6         6         6
European Oxo (Chemical Products)                    (2)        (3)        1        1         1         1
                                                   ----       ----      ----     ----      ----      ----
TOTAL                                               31         34        40       40        40        40
                                                   ====       ====      ====     ====      ====      ====


* InfraServ Hochst, Gendorf, Knapsack

Source: Annual report and management reporting


                    In fiscal year 2004, the Company expects equity in net earnings of affiliates to be EUR 3m higher. Most of this income is to come from the joint ventures Polyplastics (EUR
                    14m), interest in InfraServ-companies (EUR 9m), Korea Engineering Plastics Co. Ltd. (EUR 8m) and Fortron Industries (EUR 6m).

                    Constant earnings of EUR 40m have been budgeted for the subsequent years up to and including 2008. Polyplastics income is expected to increase by EUR 3m, while fairly constant income is expected for the other companies.

                                                         Convenience Translation

               GG)  INTEREST AND OTHER INCOME

                                                                               ACTUAL     PLAN    PLAN   PLAN    PLAN     PLAN
in Mio. (euro)                                                                  2003      2004    2005   2006    2007     2008
                                                                                ----      ----    ----   ----    ----     ----
Acetate China Joint Ventures (Acetate)                                            4         3       1     20      27       26
CTE- National Methanol (Chemical Products)                                       44        21      15     13      10        8
Interest payments in insurance settlement                                        18         -       -      -       -        -
Income resulting from the change of the legal form of an insurance company       16         -       -      -       -        -
Others                                                                            6         4       2      2       2        2
                                                                                ----      ----    ----   ----    ----     ----
TOTAL                                                                            88        28      18     35      39       36
                                                                                ====      ====    ====   ====    ====     ====

Source: Annual report and management reporting

                    The dividend income is budgeted to decrease by EUR 24m in fiscal year 2004. According to the planning, most of this income is to come from CTE-National Methanol Co., a joint venture in Saudi Arabia.

                    The income from CTE-National Methanol Co. (Joint Venture) is budgeted to decrease from 2005, as existing loss carryforwards will have been used up and tax will have to be paid; methanol prices are also expected to drop. On the other hand, income from the Chinese acetate joint ventures is expected to increase. The income from these equity investments increases in the planning until 2008, as the capacity was significantly increased in the past.

               HH)  INTEREST EXPENSE

                    The calculation of net interest was based on the financing structure of Celanese AG as of December 31, 2003 and took into account changes at Celanese AG during the course of the successful voluntary public tender offer by BCP (which resulted in higher interest charges). The financing costs for 2004 to 2008 and for the subsequent period were generally stated on the basis of the current loan agreements. An interest rate of 4.0 % in 2004 up to 6.5 % p.a. in the perpetual annuity was used for any additional funds that will be raised, and 2.0 % interest was used for funds that become available. The full distribution of earnings to the shareholders as well as the cash effective changes in the balance sheet were taken into account for determining the net interest expenses in the integrated valuation model. In determining net interest, the assumption was made for the entire planning period that earnings

                                                         Convenience Translation

                    would be distributed in full as of June 30 following the year in which they were generated.

               II)  INCOME TAXES

                    For the German income of the fully consolidated companies of Celanese AG, income taxes comprise trade tax on income and corporation tax including the solidarity surcharge. For foreign income, a weighted tax rate based on a combination of income taxes and withholding taxes was calculated for each country. Corporation tax was assessed at 5% of the German and foreign profits distributed to Celanese AG in accordance with Sec. 8b (5) German Corporation tax Act.

                    The personal income tax incurred at shareholder level was calculated at a typical rate of 35% of planned distributions and, under the half-income procedure, at a rate of 17.5% at company level.

                    Valuable tax loss carry forwards as well as capital surplus according to ss. 272 Sec. 2 Nr. 4 HGB have been reflected as a reduction to the income tax calculation in the integrated valuation model.

               JJ)  MINORITY INTERESTS

                    The minority interests in earnings taken into account were minor as the Company is the shareholder, directly or indirectly, of all major consolidated companies.

               KK)  TERMINAL VALUE

                    In the second forecast phase starting after 2009, future earnings were stated as a perpetual annuity and implicitly assumed to be a geometric progression based on the growth discount in the capitalization rate. The perpetual annuity was estimated on the basis of the planning results of the first forecast phase (detailed planning years). The conclusion was made that an EBITDA margin of 11.0 % represents the Company's terminal average earnings

                                                         Convenience Translation

                    based on the chemical cycle. For this purpose, the significant drivers in the individual segments with regard to their average terminal EBITDA margin were analyzed.

                    This EBITDA was then adjusted for pension expenses/benefits and the depreciation/reinvestment rate.

               LL)  PENSION EXPENSES/PAYMENTS

                    The Company determined the pension payments for fiscal years 2004 to 2008 used in the planning on the basis of an actuarial forecast in accordance with US GAAP.

                    The pension obligations and other benefit obligations mainly comprise salary-based pension plans in North America and, to a lesser extent, in Europe and the rest of the world. The North American pension plans primarily involve the funded qualified pension plan of Celanese Americas Corporation, USA. Other such funded plans, albeit much smaller, are in place at Celanese Canada Inc., Canada and, to a lesser extent, at Grupo Celanese, Mexico. The other pension plans are mostly unfunded closed or open pension plans. The open pension plans mainly relate to German companies of Celanese AG.

                    The actuarial calculations took account of the fact that a number of smaller plans are closed plans and BCP has undertaken to provide EUR 381m (loan to Celanese) in funding for future pension obligations.

                    For valuation purposes, pension expenses can only be recorded in the terminal result to the extent that pension payments are made in the same amounts and that therefore a state of equilibrium is achieved in the Company's pension system. To quantify the anticipated effects on earnings, long-term (up to 50 years) forecasts of pension payments were made by actuaries and the annual pension payments were annuitized. Put simply, annuitization means that the average payments determined in the long-term forecasts are used in the perpetual annuity rather than the pension expense from the first forecast phase.

                                                         Convenience Translation

               MM)  DEPRECIATION/REINVESTMENT

                    In the past, the Company's depreciation generally exceeded its capital expenditures. The ratio of accumulated depreciation to cost increased notably as a result.

                    The depreciation planned for 2004 to 2008 was determined on the basis of the level of capital assets as of December 31, 2003 and the planned capital expenditures for the years 2004 to 2008. The straight-line method of depreciation was applied. In the terminal result from 2009, depreciation was replaced by a long-term average reinvestment rate, which took the depreciation planned in the first forecast phase into account.

               NN)  SUMMARY

                    In summary, EBITDA and reinvestment rate for the terminal value can be presented as followed:

                              EBITDA:             EURm 419
                              Reinvestment rate:  EURm 243

          B)   PLANNING OF THE OPERATING SEGMENTS AND OTHER ACTIVITIES

               AA)  CHEMICAL PRODUCTS

                                                   ACTUAL     % OF NET       PLAN      % OF NET     PLAN     % OF NET
in Mio. (euro)                                      2003        SALES        2004        SALES      2005       SALES
                                                    ----        -----        ----        -----      ----       -----
NET SALES                                           2.713                    2.424                  2.383
Change to prior year in %                            (3,7)                   (10,7)                  (1,7)
OPERATING EBITDA                                      284        10,5          297        12,3        309        13,0
Change to prior year in %                           (19,3)                     4,6                    4,0
Extraordinary expenses/Normalization adjustments        -                        -                      -
                                                    -----                      ---                    ---
EBITDA EXCLUDING SPECIAL CHARGES, EXPENSES FOR
STOCK APPRECIATION RIGHTS AND RESTRUCTURING
COSTS                                                 284        10,5          297        12,3        309        13,0
                                                    -----                      ---                    ---
Special charges                                         1                      (19)                     -
Restructuring costs                                   (12)                      (8)                   (10)
Expenses for stock appreciation rights                (12)                       -                      -
                                                    -----                      ---                    ---
EBITDA                                                261         9,7          270        11,1        299        12,5
                                                    -----                      ---                    ---


                                                      PLAN     % OF NET      PLAN      % OF NET      PLAN     % OF NET
in Mio. (euro)                                        2006       SALES       2007        SALES       2008       SALES
                                                      ----       -----       ----        -----       ----       -----
NET SALES                                            2.453                  2.422                   2.388
Change to prior year in %                              2,9                   (1,3)                   (1,4)
OPERATING EBITDA                                       355        14,5        302         12,5        273        11,4
Change to prior year in %                             14,9                  (14,9)                   (9,6)
Extraordinary expenses/Normalization adjustments         -                      -                       -
                                                     -----                  -----                   -----
EBITDA EXCLUDING SPECIAL CHARGES, EXPENSES FOR
STOCK APPRECIATION RIGHTS AND RESTRUCTURING
COSTS                                                  355        14,5        302         12,5        273        11,4
                                                     -----                  -----                   -----
Special charges                                          -                      -                       -
Restructuring costs                                      -                      -                       -
Expenses for stock appreciation rights                   -                      -                       -
                                                     -----                  -----                   -----
EBITDA                                                 355        14,5        302         12,5        273        11,4
                                                     -----                  -----                   -----

Source: Annual report and management reporting

                                                         Convenience Translation


                    (1)  Sales

                         The sales budgeted for fiscal year 2004 are lower than 2003 (-10.7%) mainly due to negative currency effects and other effects described below offset by higher volumes. The other effects mainly relate to the absence of oxo sales, the European oxo business having been transferred to a joint venture with Degussa. Budgeted sales also decrease due to a netting of sales and production costs for Acrylates on a commission basis from 2004. This is due to the sale of the Acrylates business in February 2004.

                         Another slight decrease (-1.7%) in sales is budgeted for fiscal year 2005. The negative price effects due to the anticipated trend in decreasing raw materials prices, mainly for acetyl products, are almost entirely offset by positive volume effects and currency effects. The positive volume effects mostly result from budgeted increases in volumes due to the expected general market growth as a result of the chemical cycle.

                         The peak of the chemical cycle is currently expected to occur in fiscal year 2006. The budgeted sales growth (+2.9%) is therefore largely a result of higher sales volumes in conjunction with a rise in sale prices in some areas. However, this trend is offset to some extent by negative price effects, especially for acetic acid as a result of the planned extension in capacity through the new acetic acid plant in China.

                         The budgeted drop in sales in fiscal years 2007 (-1.3%) and 2008 (-1.4%) is primarily attributable to a further decrease in sale prices due to the capacity expansions for acetic acid by Celanese and for acetic acid and VAM by other competitors. On the other hand, raw materials prices are expected to fall. As the segment's main products are basic chemicals, constant volume growth is anticipated for the two years after the peak in the chemical cycle in line with general economic growth expected.

                                                         Convenience Translation

                    (2)  Operating EBITDA

                         Operating EBITDA in fiscal year 2004 should perform positively against 2003 (+4.6%). This will be the result of volume growth and the impact of lower energy costs, which will be partly offset by currency effects. It is also expected that increased productivity and price reductions in production and other costs will contribute to an increase in earnings.

                         The growing effect of productivity improvements and further savings on raw materials is expected to further increase earnings in fiscal year 2005 (+4.0%). The assumed drop in the US dollar/Euro exchange rate compared to 2004 will also have a positive effect on earnings. The peak of the chemical cycle anticipated in 2006 substantially affects the performance of operating EBTIDA for the segment. The budgeted increase (+14.9%) is mainly attributable to the positive price and volume effects from the sales growth and from the further drop in the cost of raw materials and energy that is expected. The anticipated reduction in raw materials costs is due to the general price decrease as well as savings from long-term supply agreements.

                         The decrease in operating EBITDA in fiscal years 2007 (-14.9%) and 2008 (-9.6%) is largely attributable to the negative price effects due to the planned capacity expansions for acetic acid by Celanese and for acetic acid and VAM by other competitors, leading to increasing market saturation. In view of the extent of capacity extensions announced, it is assumed that the anticipated savings from falling prices for raw materials and decreasing energy costs and the volume growth will not fully offset the decrease in margins attributable to lower sale prices.

                    (3)  Extraordinary expenses/Normalization

                         Within the segment Chemical Products no extraordinary expenses had to be normalized.

                                                         Convenience Translation

                    (4)  Special charges

                         Special charges in 2004 include costs for a reorganization project and demolition costs for an obsolete production plant in Oberhausen.

                    (5)  Restructuring costs

                         The Company discloses its various programs to enhance productivity separately under this item.

                    (6)  Terminal value

                         Chemical Products is the segment most dependent on the chemical cycle. A long-term average was therefore used for the major products acetyl and ADP/oxo in order to have a full cycle for the terminal average earnings. Due to the high impact of VAM prices for emulsions, an average price was calculated. The results from the last budget year were only rolled forward for PVOH in order to account for the full restructuring scheduled during the planning period. The overall terminal EBITDA margin is 10.5 %.

               BB)  ACETATE

                                                     ACTUAL     % OF NET       PLAN      % OF NET     PLAN      % OF NET
in Mio. (euro)                                        2003        SALES        2004        SALES      2005        SALES
                                                      ----        -----        ----        -----      ----        -----
NET SALES                                              578                      521                    570
Change to prior year in %                              n/a                     (9,9)                   9,4
OPERATING EBITDA                                        74         12,8          68         13,1        76         13,3
Change to prior year in %                              n/a                     (8,1)                  11,8
Extraordinary expenses/Normalization adjustments         1                        1                      -
                                                       ---                      ---                    ---
EBITDA EXCLUDING SPECIAL CHARGES, EXPENSES FOR
STOCK APPRECIATION RIGHTS AND RESTRUCTURING COSTS       75         13,0          69         13,2        76         13,3
                                                       ---                      ---                    ---
Special charges                                          -                        -                      -
Restructuring costs                                     (2)                      (9)                    (1)
Expenses for stock appreciation rights                  (3)                       -                      -
                                                       ---                      ---                    ---
EBITDA                                                  70         12,1          60         11,5        75         13,2
                                                       ---                      ---                    ---

                                                      PLAN      % OF NET       PLAN       % OF NET      PLAN      % OF NET
in Mio. (euro)                                        2006        SALES        2007         SALES       2008        SALES
                                                      ----        -----        ----         -----       ----        -----
NET SALES                                              589                      505                      464
Change to prior year in %                              3,3                    (14,3)                    (8,1)
OPERATING EBITDA                                        64         10,9          63          12,5         54         11,6
Change to prior year in %                            (15,8)                    (1,6)                   (14,3)
Extraordinary expenses/Normalization adjustments         -                        -                        -
                                                       ---                      ---                      ---
EBITDA EXCLUDING SPECIAL CHARGES, EXPENSES FOR
STOCK APPRECIATION RIGHTS AND RESTRUCTURING COSTS       64         10,9          63          12,5         54         11,6
                                                       ---                      ---                      ---
Special charges                                          -                      (43)                       -
Restructuring costs                                      -                        -                        -
Expenses for stock appreciation rights                   -                        -                        -
                                                       ---                      ---                      ---
EBITDA                                                  64         10,9          20           4,0         54         11,6
                                                       ---                      ---                      ---


Source: Annual report and management reporting

                    (1)  Sales

                         Sales are expected to decrease (-9.9%) in fiscal year 2004. The negative currency effects anticipated largely due to the drop in the value of the US dollar against the Euro are only offset to a minor

                                                         Convenience Translation

                         extent by positive price and volume effects as a result of the existing competition.

                         The increase in sales budgeted in fiscal year 2005 (+9.4%) is largely due to an increase in the sales volume of acetate flakes to the Chinese joint ventures in this segment as the latter plan to continue increasing tow capacity utilisation due to growing demand.

                         Further sales growth (+3.3%) is expected in 2006. As in the prior year, the main driving factor behind this growth will be the increase in the sales volume of acetate flakes. In contrast, a significant decrease in filament sales volume is expected, as filament is increasingly being pushed off the market by substitutes (e.g. polyester) which are cheaper to produce.

                         After the peak expected in 2006, sales will decrease in 2007 and 2008, primarily due to anticipated negative volume effects. The decrease in sales volume in the acetate tow product line is related to the full capacity utilization (start up of flake capacity) expected for the Chinese joint ventures. A further increase in market competition is expected in the filament industry.

                    (2)  Operating EBITDA

                         A decrease in operating EBITDA is expected in 2004 (-8.1%), primarily due to the described sales trend. Currency effects will impact the EBITDA margin to a lesser degree than sales, as sales in US dollars are matched by production costs in the same currency.

                         The improvement in operating EBITDA (+11.8%) in 2005 is largely due to the planned increase in sales. Despite an expected shift in the product mix towards lower price acetate flakes, the EBITDA margin will be kept constant through cost savings and higher productivity.

                         The performance of operating EBITDA and EBITDA margin after 2005 is primarily based on the sales trend described, greater

                                                         Convenience Translation

                         capacity utilization, increasing market competition in the filament area and a further shift in the product mix towards acetate flakes.

                    (3)  Extraordinary expenses/Normalization

                         In 2004 gains on disposal of assets, one time costs for cost cutting measures and maintenance work divided into periods as well as one-off maintenance work have been eliminated. Furthermore planned severance payments are shown separately in 2005.

                    (4)  Special charges

                         Special charges in 2007 contain expenses related to the planned closure of production plants for acetate tow and filament.

                    (5)  Restructuring costs

                         The Company discloses its various programs to enhance productivity separately under this item.

                    (6)  Terminal value

                         The terminal average earnings situation for acetate tow was estimated at 12% after a slight increase in capacity utilization, subsequent market saturation and related price pressure. For filament, it is assumed that the current loss situation will be rectified to the extent that earnings will be slightly positive in the perpetual annuity. The overall terminal EBITDA margin is 11.5 %.

                                                         Convenience Translation

                    CC)  TICONA


                                                     ACTUAL    % OF NET       PLAN     % OF NET      PLAN     % OF NET
in Mio. (euro)                                        2003       SALES        2004       SALES       2005       SALES
                                                      ----       -----        ----       -----       ----       -----
NET SALES                                              675                     689                    728
Change to prior year in %                              n/a                     2,1                    5,7
OPERATING EBITDA                                        98        14,5         124        18,0        139        19,1
Change to prior year in %                              n/a                    26,5                   12,1
Extraordinary expenses/Normalization adjustments         3                       8                     (3)
                                                       ---                     ---                    ---
EBITDA EXCLUDING SPECIAL CHARGES, EXPENSES FOR
STOCK APPRECIATION RIGHTS AND RESTRUCTURING COSTS      101        15,0         132        19,2        136        18,7
                                                       ---                     ---                    ---
Special charges                                         77                      (3)                    (1)
Restructuring costs                                     (8)                    (16)                    (2)
Expenses for stock appreciation rights                 (11)                      -                      -
                                                       ---                     ---                    ---
EBITDA                                                 159        23,6         113        16,4        133        18,3
                                                       ---                     ---                    ---

                                                      PLAN     % OF NET      PLAN     % OF NET       PLAN     % OF NET
in Mio. (euro)                                        2006       SALES       2007       SALES        2008       SALES
                                                      ----       -----       ----       -----        ----       -----
NET SALES                                              760                    793                     824
Change to prior year in %                              4,4                    4,3                     3,9
OPERATING EBITDA                                       159        20,9        170        21,4         181        22,0
Change to prior year in %                             14,4                    6,9                     6,5
Extraordinary expenses/Normalization adjustments         3                      2                      (2)
                                                       ---                    ---                     ---
EBITDA EXCLUDING SPECIAL CHARGES, EXPENSES FOR
STOCK APPRECIATION RIGHTS AND RESTRUCTURING COSTS      162        21,3        172        21,7         179        21,7
                                                       ---                    ---                     ---
Special charges                                          -                      -                       -
Restructuring costs                                      -                      -                       -
Expenses for stock appreciation rights                   -                      -                       -
                                                       ---                    ---                     ---
EBITDA                                                 162        21,3        172        21,7         179        21,7
                                                       ---                    ---                     ---


Source: Annual report and management reporting
                    (1)  Sales

                         Sales in fiscal year 2004 are expected to increase (+2.1%) due to positive volume effects, offset to some extent by negative price and currency effects.

                         The sales growth anticipated in fiscal year 2005 (+5.7%) is largely a continuation of the trend in 2004. The positive volume effects are mainly related to the increase in volume from the newer product lines, especially COC.

                         Annual sales growth (+4% p.a.) is expected for the planning period from 2005 to 2008. This sales growth is based on volume effects in all of Ticona's product lines, offset to some extent by negative price effects. COC is the only product line for which negative price effects are not expected. Further segment growth is highly dependent on the market maturity of new uses for COC which are currently under development.

                    (2)  Operating EBITDA

                         The improvement in operating EBITDA in fiscal year 2004 (+26.5%) is primarily attributable to the expansion of volume sales described, offset to some extent by price and currency effects. Saving measures will also significantly contribute to an increase in earnings.

                                                         Convenience Translation

                         A further rise in operating EBITDA (+12.1%) is expected for 2005, especially as a result of the further expansion of sales volume. Anticipated rises in the prices for raw materials will be offset by greater productivity and cost-cutting measures.

                         EBITDA and the EBITDA margin are expected continue growing in the years after 2005 (2006: +14.4%; 2007:
                         +6.9% and 2008: +6.5%). The budgeted volume growth and decreasing raw materials prices are responsible for this trend. Expected increases in wages and salaries will be partly offset by increased productivity.

                    (3)  Extraordinary expenses/Normalization adjustments

                         In 2004 gains on disposal of assets and maintenance work divided into periods as well as one-off maintenance work were shown separately. For the years 2005 through 2008 periodically arising maintenance work was divided into periods.

                    (4)  Special charges

                         In the years 2004 and 2005 costs related with to cost savings measures are shown separately.

                    (5)  Restructuring costs

                         The Company discloses its various programs to enhance productivity separately under this item.

                    (6)  Terminal value

                         Ticona is generally shaped by the different phases of the lifecycle of technical polymers. For the terminal average earnings situation, the trend away from a specialty to a basic chemical is expected to continue after 2008 as overcapacities start to arise, especially for POM. In contrast, a significant increase in COC volumes and a further decline in marginal unit cost are expected as the number of uses increases. All other areas will remain on a sustainable average at the level of 2008. The EBITDA margin is 19.5 %.

                                                         Convenience Translation

                    DD)  PERFORMANCE PRODUCTS

                                                   ACTUAL    % OF NET    PLAN     % OF NET    PLAN     % OF NET
in Mio. (euro)                                      2003       SALES     2004       SALES     2005       SALES
                                                    ----       -----     ----       -----     ----       -----
NET SALES                                            150                  143                  142
Change to prior year in %                            n/a                 (4,7)                (0,7)
OPERATING EBITDA                                      50        33,3       44        30,8       48        33,8
Change to prior year in %                            n/a                (12,0)                 9,1
Extraordinary expenses/Normalization adjustments       2                   (1)                   -
                                                     ---                  ---                  ---
EBITDA EXCLUDING SPECIAL CHARGES, EXPENSES FOR
STOCK APPRECIATION RIGHTS AND RESTRUCTURING COSTS     52        34,7       43        30,1       48        33,8
                                                     ---                  ---                  ---
Special charges                                      (84)                   -                    -
Restructuring costs                                    -                    -                    -
Expenses for stock appreciation rights                (1)                   -                    -
                                                     ---                  ---                  ---
EBITDA                                               (33)      (22,0)      43        30,1       48        33,8
                                                     ---                  ---                  ---


                                                      PLAN     % OF NET    PLAN      % OF NET    PLAN     % OF NET
in Mio. (euro)                                        2006       SALES     2007        SALES     2008       SALES
                                                      ----       -----     ----        -----     ----       -----
NET SALES                                              139                  135                   126
Change to prior year in %                             (2,1)                (2,9)                 (6,7)
OPERATING EBITDA                                        46        33,1       43         31,9       33        26,2
Change to prior year in %                             (4,2)                (6,5)                (23,3)
Extraordinary expenses/Normalization adjustments         -                    -                     -
                                                       ---                  ---                   ---
EBITDA EXCLUDING SPECIAL CHARGES, EXPENSES FOR
STOCK APPRECIATION RIGHTS AND RESTRUCTURING COSTS       46        33,1       43         31,9       33        26,2
                                                       ---                  ---                   ---
Special charges                                          -                    -                     -
Restructuring costs                                      -                    -                     -
Expenses for stock appreciation rights                   -                    -                     -
                                                       ---                  ---                   ---
EBITDA                                                  46        33,1       43         31,9       33        26,2
                                                       ---                  ---                   ---


Source: Annual report and management reporting

                    (1)  Sales

                         The drop in sales in 2004 (-4.7%) is largely a reflection of the sales strategy for the Sunett product. In anticipation of the drop in prices for Acesulfame-K after the scheduled expiry of the worldwide main production patent in 2005, the sales volume is being extended at lower prices in order to increase market penetration against competition from the generic competition. A further drop in sale prices for Sorbates is also expected given the global excess capacity for Sorbates. The resulting negative price effects cannot be entirely offset by extending the sales volume of Sunett. The further drop expected in the US dollar against the EUR will have a minor negative currency effect as, in contrast to 2003, only some 50% of the sales invoiced in US dollars are hedged.

                         The slight decrease in sales (-0.7%) planned for fiscal year 2005 is mainly due to the further drop in the price for Sunett accompanied by an increase in sales volume. The price for Sorbates is expected to stabilize. As in the prior year, 50% of the sales invoiced in US dollars will be hedged against exchange rate fluctuations in 2005.

                         Sales are expected to decrease to a greater extent in the fiscal years after 2005. This trend is mainly attributable to the anticipated drop in the price of Sunett after the expiry of the worldwide main patent which cannot be offset by the budgeted volume growth. Sorbates are expected to stabilize at a low level.

                                                         Convenience Translation

                    (2)  Operating EBITDA

                         The drop in operating EBITDA (-12.0%) in 2004 is primarily the result of the sales trend described.

                         The improved operating EBITDA (+9.1%) in 2005 is a combination of the slight decrease in sales and the simultaneous improvement in expense ratios through greater efficiency and cost savings. The EBITDA margin will be improved significantly by adjusting the cost basis to the lower sales level.

                         The increasing deterioration in operating EBITDA and the EBITDA margin (2006: -4.2%; 2007: -6.5% and 2008:
                         -23.3%) in the fiscal years after 2005 is due primarily to the anticipated drop of the price of Sunett as a result of the start of Chinese competition on the main sales markets.

                    (3)  Extraordinary expenses/Normalization adjustments

                         Within the segment performance products only little extraordinary expenses for cost savings had to be normalized.

                    (4)  Special charges

                         Special charges were not separately planned by the company for this segment.

                    (5)  Restructuring costs

                         The Company discloses its various programs to enhance productivity separately under this item. Performance Products did not record material restructuring cost.

                    (6)  Terminal value

                         The terminal average earnings situation for Sunett is shaped by the main patent expiring during the planning period. Chinese competition on the European and North American markets, where the Company previously had a monopoly, is expected to produce a

                                                         Convenience Translation


                         further decrease in prices. There will, however, be another slight increase in volumes. For Sorbates, it is assumed that the current loss situation will be rectified to the extent that no losses will be made in the perpetual annuity. Overall, the EBITDA margin is 27.7%.

                    EE)  OTHER ACTIVITIES

                                                     ACTUAL     % OF NET     PLAN     % OF NET   PLAN     % OF NET
in Mio. (euro)                                        2003        SALES      2004       SALES    2005       SALES
                                                      ----        -----      ----       -----    ----       -----
NET SALES                                               44                     36                  36
Change to prior year in %                            (20,0)                 (18,2)                  -
OPERATING EBITDA                                       (79)      (179,5)     (102)     (283,3)    (97)     (269,4)
Change to prior year in %                             29,5                  (29,1)                4,9
Extraordinary expenses/Normalization adjustments        10                    (10)                 (7)
                                                      ----                   ----                ----
EBITDA EXCLUDING SPECIAL CHARGES, EXPENSES FOR
STOCK APPRECIATION RIGHTS AND RESTRUCTURING COSTS      (69)      (156,8)     (112)     (311,1)   (104)     (288,9)
                                                      ----                   ----                ----
Special charges                                          1                    (31)                 (5)
Restructuring costs                                      -                     (2)                  -
Expenses for stock appreciation rights                 (23)                     -                   -
                                                      ----                   ----                ----
EBITDA                                                 (91)      (206,8)     (145)     (402,8)   (109)     (302,8)
                                                      ----                   ----                ----



                                                      PLAN     % OF NET     PLAN    % OF NET     PLAN     % OF NET
in Mio. (euro)                                        2006       SALES      2007      SALES      2008       SALES
                                                      ----       -----      ----      -----      ----       -----
NET SALES                                               36                    36                   36
Change to prior year in %                                -                     -                    -
OPERATING EBITDA                                       (99)     (275,0)     (101)     (280,6)    (102)     (283,3)
Change to prior year in %                             (2,1)                 (2,0)                (1,0)
Extraordinary expenses/Normalization adjustments        (1)                    -                    -
                                                       ----                  ----                 ----
EBITDA EXCLUDING SPECIAL CHARGES, EXPENSES FOR
STOCK APPRECIATION RIGHTS AND RESTRUCTURING COSTS      (100)     (277,8)     (101)     (280,6)    (102)     (283,3)
                                                       ----                  ----                 ----
Special charges                                         (5)                   (5)                  (5)
Restructuring costs                                      -                     -                    -
Expenses for stock appreciation rights                   -                     -                    -
                                                       ----                  ----                 ----
EBITDA                                                (105)     (291,7)     (106)     (294,4)    (107)     (297,2)
                                                       ----                  ----                 ----


Source: Annual report and management reporting

                    (1)  Sales

                         The decrease in sales in fiscal year 2004 (-18,2%) is largely attributable to lower budgeted sales to third parties by the Group's insurance companies.

                         Constant sales at the level of fiscal year 2004 are expected for the fiscal years after 2004.

                    (2)  Operating EBITDA

                         For the years from 2004 to 2008, EBITDA for Other Activities before pensions will remain at the 2003 level. The deterioration of EBITDA is due to the provision for pensions and similar obligations that must be taken into account on the basis of actuarial reports.

                    (3)  Extraordinary expenses/Normalization adjustments

                         Extraordinary expenses for 2004 contain expected expenses related to payments for a member of the board. Furthermore in the figures

                                                         Convenience Translation

                         for 2004 and 2005 one-off personnel expenses in connection with individual contractual change of control arrangements are shown separately.

                    (4)  Special charges

                         Special charges in 2004 contain advisory expenses in connection with the public tender offer.

                    (5)  Restructuring costs

                         The Company discloses its various programs to enhance productivity separately under this item.

                    (6)  Terminal value

                         The Company expects to be able to reduce the costs of the corporate centers by 5% p.a. on average in the long term. For Celanese Ventures, it is assumed that the current loss situation will be rectified to the extent that no losses will be made in the perpetual annuity.

                         The actuarial calculations of future pension obligations described above are also reflected in Other Activities.

          5.   CAPITALIZATION RATE

               The capitalized earnings value is determined by discounting the future net earnings to the valuation date. Economically speaking, the calculation of the capitalized earnings value is a comparison of the net cash flows to the owners from the enterprise with an alternative investment. The basis for comparison is the cash flow which can be generated by an investment in fixed-interest public sector securities at the prevailing interest rate. In order to compare the two figures, both cash flows must have the same properties, i.e. they must be equal with regard to their maturity, uncertainty, availability and purchasing power.

               For this purpose, the underlying capitalization rate is determined by the base interest rate, to which a risk premium is applied as well as a growth discount for the terminal value.

                                                         Convenience Translation

               A)   BASE INTEREST RATE

                    In calculating the base interest rate, which is equivalent to the long-term future earnings from the company, the long-term average return on securities from the most credit-worthy issuers must be taken into account, since this value (prevailing interest rate) can also be expected through all interest highs and lows. On the other hand, current interest rates must also be taken into account to the extent that the investor purchasing fixed-interest securities has to accept the current yield for a certain period. In mid-June 2004, the running yield on public sector securities with a remaining time to maturity of nine to ten years was around 4.3% (cf. Deutsche Bundesbank, "Umlaufrendite offentlicher Wertpapiere mit einer Restlaufzeit von neun bis zehn Jahren", June 16, 2004). The interest rate expected to prevail in the subsequent period (reinvestment return) was put at around 6.5% based on the historical performance of real interest rates in the past and anticipated inflation. In a third step, a uniform base interest rate was determined from the interest rates for the two periods using financial mathematics methods (cf. Widmann/Schieszl/Jeromin, FB 12/2004, p. 803). The long-term average interest rate is around 5.5% according to the rules of financial mathematics. This rate was used as the equivalent base interest rate for the valuation.

               B)   RISK PREMIUM

                    The element of uncertainty can be addressed by applying a risk premium to the base interest rate or, based on an explicit presentation of the risk structure, by using certainty-equivalent future earnings. Certainty-equivalent future earnings are the certain amount considered to be equivalent to future earnings subject to risk. A typical risk-adverse capital market participant will weight the risks more strongly than the rewards when reconciling forecast uncertain future earnings to their certainty equivalent. For the same reason, a risk premium needs to be applied to the base interest rate when uncertain future earnings are capitalized.

                    The risk premium is generally calculated using capital market data in accordance with the principles of the capital asset pricing model (CAPM). This capital market-based risk premium is calculated based on the difference in returns between investments in company shares and risk-free investments. Capital market investigations of long review periods have

                                                         Convenience Translation

                    shown that investments in shares in the past generated higher returns than investments in low-risk debt securities. Assuming a range of 4% to 6%, dependent also on the review period, a risk premium of 5.0% was set for the case at hand. There are no indications that investors in the future will demand risk premiums substantially different from past premiums.

                    The average risk premium has to be modified to suit the company's specific risk structure. This enterprise-specific risk is expressed as the beta factor in the capital asset pricing model. This reflects the systemic, i.e. non-diversifiable risk of a specific share in relation to all shares. The beta factor is shaped by the industry in which the enterprise operates and its capital structure. A distinction is made between purely operational risks and capital structure risks. A beta factor less than one, for instance, means that the share is exposed to lower price fluctuations than the average share. Beta factors are determined from capital market data using regression analysis.

                    In this case, a beta factor was determined based on a historical analysis of the beta factor of Celanese AG using a raw beta factor determined from capital market data by the financial information provider Bloomberg L.P., New York/USA. This analysis was carried out for period that was both as long as possible and representative in terms of the measurability of the enterprise-specific business risk of Celanese AG. BCP published its decision to make a voluntary public tender offer to the shareholders of Celanese AG for EUR 32.50 per share on December 16, 2003. The tender document published by BCP on February 2, 2004 for its voluntary public tender offer to the shareholders of Celanese AG stated the intention to conclude a domination and profit and loss transfer agreement and to perform a squeeze-out of the minority shareholders. After the successful tender offer, this intention was reiterated in the ad hoc press release by Celanese AG dated April 28, 2004 in which the Company announced that it would use its best efforts to bring about the entry into force of a domination and profit and loss transfer agreement. After news of the takeover became public knowledge on December 16, 2003, the Celanese AG share price fluctuated to an unusual extent, such that the historical beta factors after February 2, 2004 and at the latest as of April 28, 2004 no longer enable an appropriate estimate of the business risk of Celanese AG.

                                                         Convenience Translation

                    The two-year period from February 3, 2002 to February 2, 2004 as well as the two-year period from April 29, 2002 to April 28, 2004 was used to determine the beta factor of Celanese AG. The weekly beta factor compared to the MSCI during this periods was 1.3.

                    Based on the foregoing, the risk premium was determined to be 6.5% (market risk premium of 5.0% multiplied by the individual beta factor of Celanese AG of 1.3).

               C)   TAXES

                    In accordance with the principle of equivalent availability, the alternatives to be compared must be freely available to the owners or investors after taxes. In accordance with IDW Standard S 1, the capitalization rate must be reduced by a typical income tax charge of 35% in the same manner as the future earnings to be capitalized (taking the half-income procedure into account in the latter case).

               D)   GROWTH DISCOUNT

                    Compared with an investment in fixed-interest securities, an equity investment generally offers greater protection against inflation and greater growth potential but less security. To enable comparison with fixed-interest securities, a growth discount must be applied to the base interest rate in the perpetual annuity.

                    Based on the market situation and the currently low inflation rate, an inflation or growth discount of one percentage points was stated to account for the chance of a price or volume-induced increase in earnings. Here it was assumed that Celanese AG will, at least in part, be able to compensate for cost increases and to maintain its real earnings by increasing nominal earnings. It was also assumed that the Company will be able to realize long-term productivity increases at a commensurate level. A higher discount does not appear justifiable as Celanese AG operates in markets in which competitive pressure can be high and in which price increases can only be achieved to a limited extent.

                                                         Convenience Translation

                    On the basis of the above considerations, the capitalization rates were determined as follows:

                                                                 --------------------------------------
                                                                   FORECAST             FORECAST
                                                                    PHASE I             PHASE II
                                                                 --------------------------------------
                                                                       %                    %
            -------------------------------------------------------------------------------------------
            Base interest rate                                          5.5                  5.5
                        Market risk premium                             5.0                  5.0
                        Beta factor                                     1.3                  1.3
            Risk premium (market risk premium x beta factor)            6.5                  6.5
            -------------------------------------------------------------------------------------------
            Capitalization rate                                        12.0                 12.0
                        before personal income tax
            Typical personal income tax (35.0%)                        -4.2                 -4.2
            -------------------------------------------------------------------------------------------
            Capitalization rate after tax                               7.8                  7.8
            Growth discount                                             0.0                  1.0
            -------------------------------------------------------------------------------------------
            CAPITALIZATION RATE                                         7.8                  6.8
                        AFTER PERSONAL INCOME TAX
            -------------------------------------------------------------------------------------------

                    The capitalization rate for phase I (2004 to 2008) is 7.8 % and that for phase II (from fiscal year 2009 onwards) is 6.8%.

          6.   DETERMINATION OF THE CAPITALIZED EARNINGS VALUE

               A)   QUANTIFICATION AND CALCULATION OF THE CAPITALIZED EARNINGS
                    VALUE

                    Based on the degree of detail of the planning, the earnings forecast was divided into two phases in accordance with the "Standards for the Valuation of Business Enterprises" presented in IDW Standard S 1:

                    FORECAST PHASE I covers the period from 2004 to 2008 with individual planning of net results by the Company.

                    FORECAST PHASE II covers the future after fiscal year 2008 as a single value ("perpetual annuity").

                    The results in phase II are determined based on the results planned for fiscal years 2004 to 2008 in phase I and the analysis of the significant drivers in the individual segments with regard to their average terminal EBITDA margin.

                                                         Convenience Translation

                    Although some subsidiaries report an accumulated loss as of December 31, 2003, these losses were notionally netted against available reserves or equity (where legally permissible) for the purposes of valuation in order to be able to distribute future expected earnings in full (assumption of full distribution).

                    The distributable earnings to be capitalized and the resulting capitalized earnings value of Celanese AG are derived as follows, applying the above capitalization rates (after tax) as of the valuation date, July 31, 2004:

in Mio. (euro)                                             PLAN 2004    PLAN 2005   PLAN 2006   PLAN 2007    PLAN 2008    2009 FF.
                                                           ---------    ---------   ---------   ---------    ---------    --------
EBITDA excluding special charges, expenses for
stock appreciation rights and restructuring costs              429          465         527         479          437         419
Special charges                                                (53)          (6)         (5)        (48)          (5)          -
Restructuring costs                                            (36)         (13)          -           -            -           -
Expenses for stock appreciation rights                           -            -           -           -            -           -
                                                           -------      -------     -------     -------      -------    --------
EBITDA                                                         340          446         522         431          432         419
Depreciation                                                  (219)        (232)       (232)       (232)        (225)       (243)
                                                           -------      -------     -------     -------      -------    --------
EBIT                                                           121          214         290         199          207         176
Dividend income                                                 28           18          35          39           36          36
Equity in net earnings of affiliates                            34           40          40          40           40          40
Other financial result                                         (11)         (12)        (13)        (14)         (20)        (23)
                                                           -------      -------     -------     -------      -------    --------
EBT                                                            172          260         352         264          263         230
Company taxes                                                  (35)         (53)        (72)        (71)         (70)        (69)
                                                           -------      -------     -------     -------      -------    --------
Net income (excl. discontinued operations
and minority interest)                                         137          207         280         193          193         161
  Discontinued operations                                       19            -           -           -            -           -
  Disadvantage compensation High Yield Bond                      2            1           -           -            -           -
  Minority interest                                              6            2           -           -            -           -
                                                           -------      -------     -------     -------      -------    --------
Taxable income of the shareholder                              164          210         280         193          193         161
  Income taxes of the standard investor             17,50%     (29)         (37)        (49)        (34)         (34)        (28)
                                                           -------      -------     -------     -------      -------    --------
Capitalizable earnings                                         135          173         231         159          159         132
                                                           =======      =======     =======     =======      =======    ========
Discount rate                                                7,800%       7,800%      7,800%      7,800%       7,800%      6,800%
Discount factor                                            0,93358      0,86603     0,80337     0,74568      0,69117    10,16432
                                                           -------      -------     -------     -------      -------    --------
Present value                                                  126          149         186         119          110       1.346
                                                           -------      -------     -------     -------      -------    --------
Sum of present values of continued operations                2.036
                                                           =======

Source: Management reporting

                    The capitalized earnings value of Celanese AG is EUR 2,035.7m as of the valuation date, July 31, 2004.

               B)   NON-OPERATING ASSETS

                    Celanese AG has non-operating assets that are not required for operations. These non-operating assets are properties in the United States, Mexico,

                                                         Convenience Translation

                    Belgium and Korea as well as smaller legal entities and the photographs in the corporate center in Kronberg.

                    Properties in the US and in Belgium ware connected to restructuring measures, and are therefore already included in the operating planning of the individual segments. In this case, only the distribution of the cash in the amount of the book value after deduction of personal income tax was taken into account.

                    All other non-operating assets were not included in the planning and have therefore been accounted for separately. The capital gain was subject to trade tax on income, corporation tax and solidarity surcharge. The capital gain was together with the book value then taxed with personal income tax and fully distributed.

                    For purposes of the business valuation, the distribution was made from available capital surplus.

                    Non-operating assets resulted in a special value of EUR
                    53.1m.

               C)   STOCK OPTIONS

                    The Company issued stock options to executive staff in 2002. These stock options are subject to a vesting period of five years but may be exercised after two years (from July 8, 2004 and January 31, 2005) if the following conditions are met.

                    For premature exercise, the performance of the Celanese shares must exceed the median of a peer group (The Dow Chemical Company, DSM N.V., Eastman Chemical Company, Solutia Inc., Imperial Chemical Industries plc., Lyondell Chemical Corporation, Methanex Corporation, Millennium Chemicals Inc. and Rhodia S.A.). This has been the case since the publication of the voluntary tender offer.

                    It was assumed that the options will be exercised and sold over the stock exchange or the settlement will be accepted. At the latest the option will be exercised one day before the first compensation payment is due. The special value from the stock options therefore has to be reflected in the current year 2004.

                                                         Convenience Translation

                    Consequently, the special value from the stock options for 2004 was determined applying the treasury stock method. The negative special value amounts to EUR -21.5m.

          7.   BUSINESS VALUE, COMPENSATION AND GUARANTEED DIVIDEND

               The majority shareholder of Celanese AG, BCP, holds a total of 41,588,227 shares or some 84.32% of the Celanese AG voting shares outstanding as of June 17, 2004. Celanese AG issued an ad hoc press release on April 28, 2004 in which the Company announced its intention to use its best efforts to conclude a domination and profit and loss transfer agreement with BCP. This will require approval by the supervisory board and by shareholders holding 75% of the share capital represented at the shareholders' meeting.

               Under Sec. 305 (3) sentence 2 AktG, the circumstances of the company at the time of adoption of the resolution at the shareholders' meeting must be taken into account in the determination of the compensation.

               Pursuant to Sec. 305 (1) and (3) AktG, the fair compensation has to be determined such that shareholders can withdraw from the company without suffering financial prejudice. The retiring shareholder must receive the amount that corresponds to the value of its investment in the enterprise (see OLG Celle, decision of July 31, 1998, Der Betrieb 1998, p. 2,006). Where stock market prices are not relevant, the amount of the compensation corresponds to the proportionate share in the objective business value determined according to IDW Standard S 1.

               Consequently, the company has to be valued in light of the assets existing as of the valuation date and its legal and economic situation. Future impacts stemming from the domination and profit and loss transfer agreement do not have to be taken into account. All the above valuation principles to be observed in application of IDW Standard S 1 must be applied.

               Under Sec. 304 (2) AktG, as an alternative to the cash compensation, the shareholder must be guaranteed at least annual payment of the amount that could be expected to be distributed as the average profit for each share based on the current results of operations of the company and its future earnings prospects.

                                                         Convenience Translation

               Earnings, which are usually subject to change, are condensed in the company's capitalized earnings value, which represents the payments between the company and its shareholders, taking into account the timing of such payments. The legislator does not base the obligation to pay a settlement on these future earnings which are usually subject to change, but requires a fixed guaranteed dividend. Hence the fixed guaranteed dividend must account for fluctuations in earnings, although these are evened out by a uniform average amount.

               The interest rate used to annuitize the capitalized earnings value must consider that the fixed compensation payment - also known as guaranteed dividend - is subject to a risk comparable to an industrial bond over the term of the domination and profit and loss transfer agreement, and that this risk only changes after the end of the agreement. The interest rate used for annuitization is therefore the average of the risk-adjusted capitalization rate and the practically certain base interest rate.

               The rate also needs to reflect the fact that only half of the compensation payment is subject to tax under the half-income procedure.

               The Federal Court of Justice (BGH) ruled in its decision of July 21, 2003 (II ZB 17/01) that "in the profit and loss transfer agreement, the outside shareholders must be guaranteed as (fixed) compensation pursuant to Sec. 304 (1) Sentence 1, (2) Sentence 1 AktG the anticipated average distributable profit per share less the corporation tax (on distributions) payable by the company at the effective tax rate."

               Generally the literal application of this decision overrides the cut-off date principle with regard to corporation tax. Nevertheless, due to high court ruling, a gross compensation was calculated based on the valuation model used for the net compensation but without corporation tax and solidarity surcharge. Moreover the proportionate amount with corporation tax and solidarity surcharge was calculated, using the difference between gross compensation and net compensation as measurement. The difference was then the proportionate amount without corporation tax and solidarity surcharge.

               The share capital of Celanese AG is currently EUR 140m. The share capital is divided into 54,790,369 registered no-par shares. Celanese AG holds 5,468,901 of this number as treasury shares, which do not represent any rights acc. to Sect. 71b AktG. and are therefore not included in the calculation of the settlement pursuant.

                                                         Convenience Translation

               Based on the number of shares, the BUSINESS VALUE, THE COMPENSATION AND THE GUARANTEED DIVIDEND (NET AND GROSS) PER SHARE are as follows as of July 31, 2004:

                                                                       -------------

               ---------------------------------------------------------------------
               Sum of present value of continued operations (EUR m)         2,035.7
               Non operating assets (EUR m)                                    53.1
               Dilutive effect from stock options (EUR m)                     -21.5
                                                                       -------------
               BUSINESS VALUE IN EUR M                                      2,067.4
               ---------------------------------------------------------------------

               Number of shares                                          49,321,468
               COMPENSATION PER SHARE IN EUR                                  41.92
               ---------------------------------------------------------------------

               NET GUARANTEED DIVIDEND IN EUR                                  2.89
               GROSS GUARANTEED DIVIDEND IN EUR                                3.27

               ---------------------------------------------------------------------


               In the following the net guaranteed dividend per share will be derived from the compensation. The gross guaranteed dividend was equally calculated, although without corporation tax and solidarity surcharge.

               Moreover the proportionate guaranteed dividend with and without corporation tax and solidarity surcharge payments guaranteed were derived from the net guaranteed dividend and the gross guaranteed dividend as described.

                                                         Convenience Translation

                                                              ------------------------------------------------------------
                                                                                              COMPENSATION PAYMENT
                                                              ------------------------------------------------------------
                                                                            %                         EUR
   -----------------------------------------------------------------------------------------------------------------------
   COMPENSATION PER SHARE                                                                               41.92
   -----------------------------------------------------------------------------------------------------------------------
   Base interest rate                                                            5.50
               Half of the market risk premium                       2.5
               Beta factor                                           1.3
   Risk premium (market risk premium x beta factor)                              3.25
                                                              ------------------------
   Capitalization rate                                                           8.75
               before personal income tax
   -----------------------------------------------------------------------------------------------------------------------
   Annuitization                                                                                         3.67
               before personal income tax
   Typical personal income tax (35.00%)                                                                 -1.28
                                                                                       -----------------------------------
   Annuitization                                                                                         2.38
                after personal income tax
   -----------------------------------------------------------------------------------------------------------------------
   Half-income procedure (17.50%)                                                                        0.51
                                                                                       -----------------------------------
   NET GUARANTEED DIVIDEND                                                                               2.89
                                                                                       -----------------------------------
   GROSS GUARANTEED DIVIDEND                                                                             3.27
   -----------------------------------------------------------------------------------------------------------------------


   ----------------------------------------------------------------------------------------------------------------------
                                                                                          ./. CORPORATION
                                                                             GROSS             TAX AND          NET
                                                                           GUARANTEED        SOLIDARITY      GUARANTEED
                                                                            DIVIDEND          SURCHARGE       DIVIDEND
   ----------------------------------------------------------------------------------------------------------------------
                                                                                (euro)           (euro)        (euro)
   ----------------------------------------------------------------------------------------------------------------------
   Proportionate guaranteed dividend (with corporation tax and
   solidarity surcharge)                                                         1.45           - 0.38          1.07

   Proportionate guaranteed dividend (without corporation tax and
   solidarity surcharge)                                                         1.82                0          1.82
   ----------------------------------------------------------------------------------------------------------------------
   TOTAL GUARANTEED DIVIDEND                                                     3.27           - 0.38          2.89
   ----------------------------------------------------------------------------------------------------------------------

     8.   STOCK MARKET PRICE

          In accordance with the decision of the Federal Constitutional Court of April 27, 1999, the stock market price of the company's shares must be compared with the

                                                         Convenience Translation

          value per share determined in accordance with the capitalized earnings method (cf. the comments above under F. I .8.).

          The following chart shows the performance of the share price of Celanese AG against the MSCI (Morgan-Stanley-Capital-International) World Index for the period from September 16, 2003 to April 28, 2004:



                                     [GRAPHIC OMITTED]



          Source: Bloomberg

                                                         Convenience Translation

          The following chart shows the performance of the share price of Celanese AG and the trading volume for the period from September 16, 2003 to April 28, 2004:

                                     [GRAPHIC OMITTED]


          The Federal Court of Justice takes the three months immediately preceding the valuation date as the reference period. By contrast, the predominant opinion in the relevant commentaries (cf. Section F.I.8.) is that the reference period ends on the day prior to publication of tender offers or the execution of a group formation or similarly important events. This view is reflected in Sec. 5 (1) WpUG-Angebots-VO, which stipulates that the consideration offered in a voluntary tender offer/compulsory offer must equal at least the average domestic stock market price of the target's shares over the last three months preceding publication of the decision to make an offer.

                                                         Convenience Translation

          Below is a summary of the stock market prices for the reference periods, correctly derived from the arithmetic mean of all listed prices in accordance with the judgment of the Dusseldorf Higher Regional Court dated January 31, 2003 (AG 2003, p. 332). The reference periods each end one day before the events stated took place. The listed prices for the three-month period are based on analyses from Bloomberg. Events of particular importance for the stock market price of the Celanese share are:

          - February 2, 2004: compulsory publication of the voluntary public tender offer by BCP to acquire all registered no-par shares in Celanese AG for a price of EUR 32.50 per share

          - April 6, 2004: successful completion of the voluntary public tender offer by BCP with 84.32% of all voting shares outstanding

          - April 28, 2004: announcement of the management board resolution to take all steps necessary to conclude a domination and profit and loss transfer agreement with BCP

          -------------------------------------------------------------------------------------------
                                          3-month average     3-month average       3-month average
                                          (NOV. 03, 2003-     (JAN. 07, 2004-       (JAN. 29, 2001-
           CELANESE AG SHARE PRICE         FEB. 02, 2004)      APR. 06, 2004)       APR. 28, 2004)
          -------------------------------------------------------------------------------------------
           Arithmetic mean in EUR              30.54               32.32                 32.82
          -------------------------------------------------------------------------------------------

          Source: Bloomberg

          The range of arithmetic means for the abovementioned dates is EUR
          30.54 to EUR 32.82. Furthermore the average stock market prices for the three month period ended June 17, 2004 was determined with EUR 34,95. Hence all average prices determined until the announcement of the management board resolution on April 28, 2004 that all steps necessary to conclude a domination and profit and loss transfer agreement with BCP would be taken are less than the value of EUR 41.92 determined for each registered share and the stock market price is therefore not relevant.

          It also needs to be considered that the current stock market price has been heavily influenced by the announcement of the voluntary public tender offer at a price of EUR 32.50 per share on December 16, 2003. This is shown by the erratic

                                                         Convenience Translation

          behaviour of the share price at the time of the announcement and on the successful conclusion of the voluntary public tender offer on April 6, 2004.

          The stock market value and the fair value are equated on the assumption that the stock market will accurately value the earnings power of the company in question based on the information which is made available or is accessible, that the buyer of shares will be guided by the market's assessment and that supply and demand will behave accordingly, such that the market's valuation will be reflected in the shares' stock market price (cf. Fleischer, ZGR 2001 p. 1 and p.
          27).

          Application of the capitalized earnings method approach to determine an appropriate cash settlement for the conclusion of a domination and profit and loss transfer agreement is therefore consistent with previous court rulings as well as the fundamental considerations of the Federal Constitutional Court.

      9.  SPECIAL DIFFICULTIES

          No particular difficulties arose in determining the business value of Celanese AG.



Kronberg im Taunus / Dallas / Lackawaxen, June 23, 2004

/s/ Claudio Sonder
(Chairman of the Management Board Celanese AG)

/s/ David Weidman
(Vice Chairman of the Management Board Celanese AG)

/s/ Perry Premdas
(Member of the of the Management Board Celanese AG)

/s/ Lyndon Cole
(Member of the of the Management Board Celanese AG)

                                                         Convenience Translation

New York / Hamburg, June 23, 2004


/s/ Chinch E. Chu
(Managing Director BCP Management,
acting as sole general partner of BCP)


/s/ Cornelius Geber
(Managing Director BCP Management,
acting as sole general partner of BCP)


                          -----------------------------

     This document constitutes a translation of the authentic German version. In case of any discrepancies the German version shall be authoritative. The German version is available for inspection at www.celanese.com/de/hv. It will also be sent immediately and free of charge to any shareholder upon request.

                       ----------------------------------


            IMPORTANT NOTICE IN ACCORDANCE WITH U.S. SECURITIES LAWS

     In connection with the domination and profit and loss transfer agreement described in this document, BCP Crystal Acquisition GmbH & Co. KG will be required to make a mandatory offer pursuant to German law to acquire shares of Celanese AG for specified compensation. At the time the mandatory offer is commenced, assuming the U.S. tender rules apply to the transaction, BCP Crystal Acquisition GmbH & Co. KG will file a tender offer statement with the SEC with respect to the mandatory offer and Celanese AG will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the mandatory offer. Celanese AG shareholders are strongly advised to read the tender offer statement, the solicitation/recommendation statement on
     Schedule 14D-9 and other relevant documents regarding the mandatory offer filed by BCP Crystal Acquisition GmbH & Co. KG or Celanese AG, as the case may be, with the SEC when they become available because they will contain important information. Celanese AG shareholders

                                                         Convenience Translation

     will be able to receive these documents, when they become available, free of charge at the SEC's web site, www.sec.gov. Celanese AG shareholders will also be able to obtain documents filed by BCP Crystal Acquisition GmbH & Co. KG in connection with the mandatory offer free of charge from BCP Crystal Acquisition GmbH & Co. KG and documents filed by Celanese AG in connection with the mandatory offer free of charge from Celanese AG. This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities of Celanese AG.


     No vote or consent of any shareholder is being sought or solicited hereby. BCP Crystal Acquisition GmbH & Co. KG has approved the domination and profit and loss transfer agreement and has agreed to vote in favor of approval of a shareholders resolution approving the domination and profit and loss transfer agreement at the Extraordinary General Meeting. Approval of such resolution does not require the vote or consent of any other shareholder, and no such vote or consent is being sought or requested. This document is merely a Report being provided for the information of other shareholders pursuant to the requirements of German law. This document does not constitute an offer to sell or a solicitation of an offer to buy any securities. None of the transactions contemplated hereby has been or will be registered under the U.S. Securities Act of 1933, as amended. No securities referred to herein may be offered or sold in the United States or to a U.S. person absent registration under such act or an applicable exemption from the registration requirements of such act.



                 FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

This Report contains certain forward-looking statements and information relating to Celanese AG that are based on the beliefs of its management as well as assumptions made by and information currently available to Celanese AG. These statements include, but are not limited to, statements about Celanese AG's strategies, plans, objectives, expectations, intentions, expenditures, and assumptions and other statements contained in this Report that are not historical facts. When used in this document, words such as "anticipate," "believe," "estimate," "expect," "intend," "plan" and "project" and similar expressions, as they relate to Celanese AG or its management, are intended to identify forward-looking statements. These statements reflect the current views of Celanese AG with respect to future events, are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Further, certain

                                                         Convenience Translation

forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Many factors could cause the actual results, performance or achievements of Celanese AG to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements. These factors include, among other things:

     o Changes in general economic, business, political and regulatory conditions in the countries or regions in which Celanese AG operates;

     o the length and depth of product and industry business cycles particularly in the automotive, electrical, electronics, construction and textile industries;

     o changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of fuel oil, natural gas, coal, wood pulp, electricity and petrochemicals such as ethylene, propylene and butane, including changes in production quotas in OPEC countries and the deregulation of the natural gas transmission industry in Europe;

     o the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases;

     o the ability to maintain plant utilization rates and to implement planned capacity additions and expansions;

     o the ability to reduce production costs and improve productivity by implementing technological improvements to existing plants;

     o the existence of temporary industry surplus production capacity resulting from the integration and start-up of new world-scale plants;

     o increased price competition and the introduction of competing products by other companies;

     o the ability to develop, introduce and market innovative products, product grades and applications, particularly in the Technical Polymers Ticona and Performance Products segments;

     o changes in the degree of patent and other legal protection afforded to Celanese AG's products;

                                                         Convenience Translation

     o compliance costs and potential disruption or interruption of production due to accidents or other unforeseen events or delays in construction of facilities;

     o potential liability for remedial actions under existing or future environmental regulations;

     o potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which Celanese operates;

     o   changes in currency exchange rates and interest rates;

     o changes in the composition or restructuring of Celanese AG and the successful completion of acquisitions, divestitures and joint venture activities;

     o and various other factors, both referenced and not referenced in this Report.


Many of these factors are macroeconomic in nature and are, therefore, beyond the control of Celanese AG's management. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the actual results, performance or achievements of Celanese AG may vary materially from those described herein as anticipated, believed, estimated, expected, intended, planned or projected. Celanese AG does not intend, and does not assume any obligation, to update these forward-looking statements, which speak only as of their dates.